SCHEDULE 14A

                      SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                             Act of 1934
                         (Amendment No.    )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]


Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                        ACTION INDUSTRIES, INC.
_______________________________________________________________________
            Name of Registrant as Specified In Its Charter)

______________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the
                             Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
    14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


  1)  Title of each class of securities to which transaction applies:
______________________________________________________________________

  2)  Aggregate number of securities to which transaction applies:
______________________________________________________________________

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        $300 (1/50th of 1% of $1.5 million estimated proceeds)
______________________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1)  Amount Previously Paid: _______________________________________

  2)  Form, Schedule or Registration Statement No.: ________________

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  4)  Date Filed: __________________________________________________



                       ACTION INDUSTRIES, INC.
                           460 Nixon Road
                 Cheswick, Pennsylvania  15024-1098

              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    To Be Held December 30, 1996

   Notice is hereby given that the Annual Meeting of the Shareholders of Action Industries, Inc. will be held at the Company's headquarters, located at 460 Nixon Road, Cheswick, Pennsylvania, on Monday, December 30, 1996, at 10:00 A. M. Local Time, for the following purposes:

        (1) To vote on the election of one director of the Company to serve for a three-year term.

        (2) To vote upon a Plan of Asset Transfer providing for the sale of substantially all of the assets of the Company to Mazel Company, L.P. A copy of the Plan of Asset Transfer is attached to the accompanying Proxy Statement as Exhibit A.

        (3)  To vote upon a proposed amendment to the Company's
   Restated Articles of Incorporation increasing the authorized shares of Common Stock of the Company from 20,000,000 to 80,000,000 shares and authorizing 20,000,000 shares of Preferred Stock of the Company.

        (4) To transact such other business as may properly come before the meeting.

   The Board of Directors has established the close of business on November 25, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

   It is important that your shares be represented at this meeting regardless of the number of shares that you hold. PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. Your proxy can be withdrawn by you at any time before it is voted by notice to the Secretary of the Corporation, or by appearing at the meeting and voting in person.

                    By Order of the Board of Directors,

                    ACTION INDUSTRIES, INC.



                    KENNETH L. CAMPBELL
                    Senior Vice President, Finance,
                    Chief Financial Officer and Secretary


December 2, 1996


   YOUR ATTENTION IS DIRECTED TO THE PROXY STATEMENT ACCOMPANYING
           THIS NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                      ACTION INDUSTRIES, INC.
                         460 Nixon Road
                    Cheswick, PA  15024-1098
                Telephone Number (412) 782-4800


                        PROXY STATEMENT
               For Annual Meeting of Shareholders
                       December 30, 1996


          This Proxy Statement is being furnished to holders of record on November 25, 1996 (the "Record Date") of common stock, par value $0.10 per share ("Common Stock"), of Action Industries, Inc. ("Action" or the "Company"), in connection with the solicitation by the Board of Directors of the Company of the accompanying Proxy for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on December 30, 1996 and at any adjournments thereof. This Proxy Statement and the accompanying form of Proxy are first being mailed to shareholders of the Company on or about December 2, 1996.

          At the Annual Meeting, the shareholders of the Company will vote upon the following matters:

          1. The election of one person to the Board of Directors of the Company, to hold office for a term of three years and until his successor is duly elected and qualified;

          2. The proposed amendment to the Company's Restated Articles of Incorporation (the "Amendment") increasing the authorized shares of Common Stock of the Company from 20,000,000 to 80,000,000 shares and authorizing 20,000,000 shares of Preferred Stock; and

          3. The proposed sale of assets of the Company to Mazel Company, L.P. ("Mazel") pursuant to the terms of a Plan of Asset
Transfer (the "Plan"), a copy of which is attached hereto as Exhibit A. The Plan incorporates an Asset Purchase Agreement dated October 18, 1996 between the Company and Mazel (the "Agreement"). A copy of the Agreement is included in Exhibit A. See "The Sale."

          The Board of Directors of the Company has unanimously approved each of the Amendment and the Plan and recommends that the shareholders vote to approve the Amendment and the Plan. Each of the directors of the Company who owns Common Stock has indicated his intent to vote his shares of in favor of the Amendment and the Plan.


        The date of this Proxy Statement is December 2, 1996.


                          TABLE OF CONTENTS

                                                                 Page

THE ANNUAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . .1
   Date and Time of Meeting. . . . . . . . . . . . . . . . . . . . . .1
   Record Date . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
   Voting and Vote Required. . . . . . . . . . . . . . . . . . . . . .1
   Proxy Solicitation and Expenses of Transaction. . . . . . . . . . .2

PRINCIPAL HOLDERS OF THE COMPANY'S COMMON STOCK. . . . . . . . . . . .2
   Security Ownership of Management. . . . . . . . . . . . . . . . . .2
   Security Ownership of Certain Others. . . . . . . . . . . . . . . .4

MARKET PRICES OF AND DIVIDENDS ON COMPANY COMMON STOCK . . . . . . . .5

ELECTION OF DIRECTORS. . . . . . . . . . . . . . . . . . . . . . . . .6
   Nominee For a 3-Year Term Expiring in 1999. . . . . . . . . . . . .6
   Director Completing a 3-Year Term . . . . . . . . . . . . . . . . .6
   Directors Continuing in Office. . . . . . . . . . . . . . . . . . .7
   Compliance With Certain Filing Requirements . . . . . . . . . . . .7
   The Board of Directors and Its Committees . . . . . . . . . . . . .8

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS . . . . . . . . . . .9
   Compensation for Directors. . . . . . . . . . . . . . . . . . . . .9
   Compensation for Executive Officers . . . . . . . . . . . . . . . .9
   Employment and Severance Agreements . . . . . . . . . . . . . . . 11
   Compensation Committee Interlocks and Insider
        Participation. . . . . . . . . . . . . . . . . . . . . . . . 12
   Compensation Committee Report On Executive Compensation . . . . . 12
   Company Performance . . . . . . . . . . . . . . . . . . . . . . . 13
   Executive Officers of the Company . . . . . . . . . . . . . . . . 13

AMENDMENT TO RESTATED ARTICLES OF INCORPORATION. . . . . . . . . . . 15

THE SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
   Background and Reasons for the Sale . . . . . . . . . . . . . . . 17
   Board of Directors' Recommendation. . . . . . . . . . . . . . . . 20
   Terms of the Sale . . . . . . . . . . . . . . . . . . . . . . . . 20
   Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . 22
   Business Pending the Sale . . . . . . . . . . . . . . . . . . . . 22
   Noncompetition. . . . . . . . . . . . . . . . . . . . . . . . . . 23
   Acquisition Proposals . . . . . . . . . . . . . . . . . . . . . . 23
   Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
   Consequences of Failure to Close. . . . . . . . . . . . . . . . . 23
   Absence of Dissenter's Rights . . . . . . . . . . . . . . . . . . 24
   Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . 24
   Federal Income Tax Consequences . . . . . . . . . . . . . . . . . 24
   Interest of Certain Persons in the Sale . . . . . . . . . . . . . 24

SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . . . 25

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS. . . . . . . . . . . . 26
   Financial Condition . . . . . . . . . . . . . . . . . . . . . . . 26
   Liquidity And Capital Resources . . . . . . . . . . . . . . . . . 26
   Results Of Operations . . . . . . . . . . . . . . . . . . . . . . 28

BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
   General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
   Products. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
   Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
   Seasonality . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
   Trademarks, Licenses And Franchises . . . . . . . . . . . . . . . 38
   Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
   Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
   Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . 39

MAZEL COMPANY, L.P.. . . . . . . . . . . . . . . . . . . . . . . . . 40

INDEPENDENT AUDITORS. . . . . . . . . .. . . . . . . . . . . . . . . 40

OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
   1997 Shareholder Proposals. . . . . . . . . . . . . . . . . . . . 40

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . 41

FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . .F-1

PROFORMA FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . .P-1

EXHIBIT A - PLAN OF ASSET TRANSFER. . . . . . . . . . . . . . . . . S-1


                         THE ANNUAL MEETING


DATE AND TIME OF MEETING

   The Annual Meeting will be held on Monday, December 30, 1996, at 10:00 a.m. local time at the Company's headquarters located at 460 Nixon Road, Cheswick, Pennsylvania.


RECORD DATE

   The close of business on November 25, 1996, has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date the Company had outstanding 5,539,458 shares of Common Stock, held of record by approximately 1,300 persons, including brokers named on listings provided by clearing agencies. It is estimated that these holders represent approximately 2,700 beneficial owners of the Company's Common Stock.


VOTING AND VOTE REQUIRED

   Shares of Common Stock may be voted by shareholders in person or by proxy. Except as described below, holders of Common Stock are entitled to one vote per share on all matters. Approval of the proposals to approve the Amendment and the Plan each requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on such matters. Shareholder abstentions and broker "non-votes" (i.e. a broker-dealer's withholding of votes for shares held in street name for a shareholder who has not given voting instructions) will be counted as "no" votes.

   With respect to the election of directors, shareholders have cumulative voting rights. That is, each shareholder is entitled to cast a number of votes equal to the number of shares of Common Stock he or she holds multiplied by the number of directors to be elected.
Shareholder abstentions and broker "non-votes" will be counted neither for nor against the nominee for election as director.

   When the Proxy enclosed herewith is properly executed and returned, the shares represented by it will be voted in accordance with the directions thereon or, if no directions are indicated, the Proxy will be voted "FOR" election of the nominee for director, "FOR" approval of the Amendment and "FOR" approval and adoption of the Plan and the transaction contemplated thereby. If any other matters should be presented at the Annual Meeting upon which a vote may properly be taken, it is intended that the shares represented by Proxies at such meeting will be voted on such matters in accordance with the sole discretion of the Board of Directors of the Company.

   If the enclosed Proxy is executed and returned, it nevertheless may be revoked at any time prior to its exercise, either by giving written notice of revocation to the Secretary of the Company (at Action Industries, Inc., Attention: Secretary, 460 Nixon Road, Cheswick, Pennsylvania 15024), or by appearing at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.


PROXY SOLICITATION AND EXPENSES OF TRANSACTION

   Proxies are being solicited by and on behalf of the Board of Directors of the Company. All expenses of this solicitation, including the cost of mailing, will be borne by the Company. Directors, officers and employees of the Company may, at no additional compensation, use telephone and other means of communication to request the holders of Common Stock to return proxies. The Company will not pay any compensation for the solicitation of proxies, but may reimburse to nominees, fiduciaries and other custodians their reasonable expenses in sending proxy materials to their principals and obtaining their voting instructions.


          PRINCIPAL HOLDERS OF THE COMPANY'S COMMON STOCK


SECURITY OWNERSHIP OF MANAGEMENT

   The following table shows, as of the Record Date, the beneficial ownership of the Company's Common Stock of each director, each person who served as Chief Executive Officer or acted in a similar capacity during the fiscal year ended June 30, 1996 ("fiscal 1996"), each executive officer of the Company during fiscal 1996 whose total annual salary and bonus for fiscal 1996 was at least $100,000, and all the directors and officers of the Company as a group.

                                    Amount and Nature of Beneficial Ownership
                                    -----------------------------------------
                             Sole Voting     Shared
                                 and       Voting and                   Percent of
                              Investment   Investment                     Shares
  Name                          Power         Power        Total        Outstanding
  ----                       -----------   ----------      -----        -----------

Joel M. Berez                   18,014      677,937      695,951  (1)      12.6%
Kenneth L. Campbell             20,352            0       20,352  (2)        *
T. Ronald Casper                10,000        2,000       12,000  (3)
Robert I. Christian (4)              0            0            0             -
Charles C. Cohen                12,750            0       12,750  (5)        *
Robert P. Garrity (6)            2,200            0        2,200             *
Joel L. Gold                    11,250          500       11,750  (7)        *
R. Craig Kirsch (8)                  0            0            0             -
James H. Knowles, Jr.           64,875            0       64,875  (9)       1.2%
David S. Shapira                 7,750       28,302       36,052 (10)        *
William B. Snow                  4,000            0        4,000 (11)        *
All directors and officers
 as a group (14 persons)       172,790      714,354      887,144 (12)      15.9%


* Represents less than 1% of the outstanding shares


(1) Amount includes 667,506 shares held in twelve trusts for which Mr. Joel Berez is co-trustee but as to which he disclaims beneficial ownership in 336,970 shares and 10,431 shares held by Mr. Berez jointly with his wife.

 (2) Amount includes 19,000 shares which Mr. Campbell does not now own, but has the right to acquire within 60 days under stock option agreements.

 (3) Amount includes 2,000 shares held by Mr. Casper's wife.

 (4) Mr. Christian resigned as an executive officer of the Company in May of 1996.

 (5) Amount includes 7,750 shares which Mr. Cohen does not now own, but has the right to acquire within 60 days under a stock option agreement.

 (6) Mr. Garrity resigned as an executive officer from the Company in July of 1996.

 (7) Amount includes 7,750 shares which Mr. Gold does not now own but has the right to acquire under a stock option agreement and 500 shares held by Mr. Gold's wife.

 (8) Mr. Kirsch resigned as an executive officer of the Company in September 1995.

 (9) Amount includes 5,875 shares which Mr. Knowles does not now own but has the right to acquire within 60 days under a stock option agreement.

(10) Amount includes 7,750 shares which Mr. Shapira does not now own but has the right to acquire within 60 days under a stock option agreement and 28,302 shares held in various trusts for which Mr. Shapira is co-trustee.

(11) Amount includes 4,000 shares which Mr. Snow does not now own but has the right to acquire within 60 days under stock option agreement.

(12) Amount includes 73,458 shares which the directors and officers do not now own but have the right to acquire within 60 days under stock option agreements.


SECURITY OWNERSHIP OF CERTAIN OTHERS

   The following table shows the beneficial ownership of the Company's Common Stock of those persons, other than the persons named in the table above, who are known by the Company to be beneficial owners of more than 5% of the Company's outstanding Common Stock.



                             Amount and           Percent of
                             Nature of              Shares
Name and Address          Beneficial Ownership      Outstanding
----------------          --------------------      -----------

Steven H. Berez             673,400 (1)              12.2%
35 Sutton Road
Needham, MA  02192

Barry W. Blank              583,500 (2)              10.5%
3 Hanover Square
New York, NY  10004

(1) Steven H. Berez's shareholdings include 5,698 shares as to which he has sole voting and dispositive power, 196 shares as to which he shares voting and dispositive power with his wife, and 667,506 shares held in twelve trusts as to which he shares voting and dispositive power as co-trustee but as to which he disclaims beneficial ownership in 336,970 shares. The shares held by Mr.
     Berez as co-trustee are the same 643,506 shares as those described with respect to Joel M. Berez in footnote 1 under "Security
     Ownership of Management."

(2) This amount excludes any shares which may be owned by Mr. Blank's customers, in which he disclaims any beneficial or other interest and over which he has no voting or dispositive power.


       MARKET PRICES OF AND DIVIDENDS ON COMPANY COMMON STOCK

   The Company's Common Stock is listed on the American Stock
Exchange ("AMEX") under the trading symbol "ACZ". On October 21, 1996, AMEX halted trading in the Company's Common Stock because the Company did not timely file its Annual Report on Form 10-K for the fiscal year ended June 30, 1996 and because of the pending sale of assets pursuant to the Agreement. The Company had delayed the filing until it completed negotiations of the Agreement and a new lease on its headquarters, each of which had a significant impact on the Company's balance sheet and statement of operations. Trading of the Company's Common Stock on AMEX will not resume until AMEX has determined that the Company meets the qualifications for continued AMEX listing. As of the date of this Proxy Statement, trading of the Company's Common Stock on the AMEX had not yet resumed.

   The following table sets forth the high and low sale prices of the Common Stock during each quarter during the fiscal years ended June 24, 1995 and June 30, 1996 and during the first quarter and second quarter (through October 21, 1996) of the fiscal year ended June 30, 1997:

                                           Fiscal Year Ended
                    ----------------------------------------------------------------
                      June 30, 1997          June 30, 1996          June 24, 1995
                     High        Low        High         Low       High        Low
                     ----        ---        ----         ---       ----        ---

First Quarter       2-11/16     1-5/8      1-1/4         9/16      2-1/2      2
Second Quarter      1-15/16     1            3/4         7/16      2-5/16     1-5/8
Third Quarter                                3/4         7/16      2-1/8      1-5/16
Fourth Quarter                             2-11/16       3/8       1-1/2        5/16


   The high and the low sales price per share of the Company's
Common Stock on the AMEX on August 30, 1996, the last trading day before public announcement of the proposed Sale transaction, was $2.50. If the Plan is approved by the shareholders and the sale of the Company's assets is consummated on the terms described herein, the Company will have ceased its current operations. The Company is actively pursuing the development of a business combination with an operating company in order to meet the AMEX listing requirements. However, there can be no assurance that the Company will be able to complete any such business combination. It is likely that the Company will be unable to meet the criteria for continued listing on AMEX unless the Company completes such a business combination.

   The Company's Board of Directors has not declared cash dividends during the last two fiscal years and has no present plans to do so.


                        ELECTION OF DIRECTORS

   Ernest S. Berez, who had been a Director of the Company since
1951 and had served as Chairman of the Board from 1987 to 1990, retired from the Board in January 1996. With Mr. Berez s departure, the Board of Directors is now comprised of six members divided among three classes, as set forth below. Each class of Directors serves a three-year term.

             Name of Director         Term Expires
             ----------------         ------------

             Joel L. Gold               1996 (1)
             Charles C. Cohen           1997 (2)
             James H. Knowles, Jr.      1997
             David S. Shapira           1997
             Joel M. Berez              1998
             William B. Snow            1998

(1) Mr. Gold has declined nomination for election as Director at the Annual Meeting.

(2) At the Annual Meeting, Mr. Cohen will resign from the class of directors, the term of which expires in 1997, and will be a nominee for election to the class of directors, the term of which expires in 1999.


NOMINEE FOR A 3-YEAR TERM EXPIRING IN 1999

   Charles C. Cohen, 55. Mr. Cohen has served as a Director of the Company since June 1991. He has been a Director of the law firm of Cohen & Grigsby, P.C. since 1981 and Adjunct Professor of Securities Regulation at the University of Pittsburgh School of Law since 1976. He also serves on the Boards of Directors of Robroy Industries, Inc. and several civic organizations. At the Annual Meeting, Mr. Cohen will resign from the class of directors, the term of which expires in 1997, in order to stand for election to the class of directors, the term of which expires in 1999. The Board of Directors recommends that the shareholders vote FOR the election of the nominee named above.


DIRECTOR COMPLETING A 3-YEAR TERM

   Joel L. Gold, 55.  Mr. Gold has served as a Director of the
Company since 1978. He has been Managing Director of Fechtor, Detwiler & Co., Inc., an investment banking company since April 1995. Prior to that, he had served as Managing Director for Furman Selz, Incorporated, an investment banking company from 1992 to 1995, and as Managing Director for Bear, Stearns & Co., Inc., also an investment banking firm, from 1990 to 1992. He also serves on the Boards of Directors of Concord Camera Corp., Life Medical Sciences, Inc. and Biomechanics Corporation of America. Mr. Gold is not a nominee for election as Director at the Annual Meeting.


DIRECTORS CONTINUING IN OFFICE

   Joel M. Berez, 42.  Mr. Berez has served as a Director of the
Company since 1983, and as Chairman since September 1995. He has been a business consultant since May 1996. Prior to that he had served as President and Chief Operating Officer of Digital Alchemy, Inc., a producer of home education software from January 1995. He had previously been employed by the Company from 1988 to 1995 and had served in several executive positions, most recently Senior Vice President.

   William B. Snow, 64. Mr. Snow has served as a Director of the Company since August 1994. Since July 1994 he has served as Vice Chairman and Chief Financial Officer of Movie Gallery, Inc., a video cassette and retail sales and rental business. He had previously been Director, Executive Vice President and Chief Financial Officer of Consolidated Stores Corporation, a retailer in the close-out" consumer goods industry since 1985.

   James H. Knowles, Jr., 56.  Mr. Knowles has served as a
Director of the Company since November 1993. Having over ten years of experience in the founding and management of venture capital firms, he is presently President and Chief Executive Officer of Dragonswood, Inc., a venture capital investment management company, where he has served since 1988.

   David S. Shapira, 54. Mr. Shapira has served as a Director of the Company since 1981. He has held various executive positions with Giant Eagle, Inc. a retail supermarket chain, including Director, Chairman, President and Chief Executive Officer since 1980. He also serves on the Boards of Directors of Mellon Bank, N. A., Mellon Bank Corporation, Equitable Resources, Inc. and Bell Telephone Company of Pennsylvania.

   In August 1992, Phar-Mor, Inc. reported that it had been the victim of a fraud and embezzlement scheme perpetrated by Phar-Mor executives whose employment was immediately terminated. David S. Shapira, a Director of the Company, was Director and Chief Executive Officer of Phar-Mor at the time of discovery of the embezzlement. Company Director, Charles C. Cohen, was also a Director of Phar-Mor at that time. On August 17, 1992 Phar-Mor filed for protection under Chapter 11 of the United States Bankruptcy Act. Mr. Shapira was an executive officer of Phar-Mor at the time of filing.


COMPLIANCE WITH CERTAIN FILING REQUIREMENTS

   Directors and executive officers are required under Section
16(a) of the Securities Exchange Act of 1934 to file reports concerning their holdings and transactions in Company stock. All such reports for fiscal year 1996 have been filed on a timely basis.


THE BOARD OF DIRECTORS AND ITS COMMITTEES

   The full Board of Directors held four meetings during fiscal
1996. No member failed to attend at least 75% of the aggregate number of meetings of the full Board and meetings of the Board committees on which he serves.

   Executive Committee. The Board has an executive committee, the function of which is to conduct all the business of the Board of Directors in managing the Company between meetings of the Board, subject to any limitations imposed by the Board, and provided that matters of importance that do not require immediate action will be referred to the full Board. The members of the executive committee are Messrs. Cohen, Knowles, Shapira and Berez. Mr. Kirsch was a member until his resignation and served as the committee s chairman. The executive committee met five times during fiscal 1996.

   Audit Committee. The Board has an audit committee, the function of which is to assist the Board of Directors in fulfilling its obligation concerning the financial accounting and reporting practices of the Company and the sufficiency of its auditing. In furtherance of its function, the audit committee reviews the scope and results of the annual audit by the Company s independent public accountants, ensures the independence of the public accountants and makes appropriate inquiries as to the adequacy of the Company s financial and operating controls. The members of the audit committee are Messrs. Cohen, Knowles, Snow and Berez, with Mr. Snow serving as chairman. The audit committee met twice during fiscal 1996.

   Nominating Committee. The Board has a nominating committee, the functions of which are to consider and recommend candidates to fill vacancies or new openings on the Board and to consider and recommend successor management for the Company. The members of the nominating committee are Messrs. Cohen and Berez, with Mr. Cohen serving as chairman. Mr. Kirsch was a member until his resignation. The nominating committee met informally several times during fiscal 1996. The nominating committee will consider director candidates recommended by shareholders who submit the candidate s resume to the nominating committee in care of Mr. Cohen at the Company s address.

   Compensation Committee. The Board has a compensation committee, the function of which is to review and determine the compensation of senior management. The members of the compensation committee for fiscal 1996 were Messrs. Gold, Knowles, Shapira and Berez, with Mr. Shapira serving as chairman. Mr. Kirsch also participated as a nonvoting member until his resignation. The compensation committee met twice during the past year. From time to time the committee and the Company have retained professional benefit and compensation consultants to advise them concerning the compensation of directors, officers and other management.


          COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS


COMPENSATION FOR DIRECTORS

   Directors who are employees of the Company receive no additional compensation for their services on the Board or any committee of the Board.

   During fiscal 1996, compensation for nonemployee Directors included an annual retainer of $12,000 for Directors and $17,000 for the Chairman plus $1,000 for each full Board meeting attended and $500 for each committee meeting attended on a day other than the day of a full Board meeting. In November 1996 the Board of Directors suspended the current payment of the retainer until the Company's current secured and unsecured creditors are satisfied in full, and reduced the per meeting attendance fee to $250, to be paid currently.

   Upon appointment to the Board, each of the present nonemployee Directors other than Mr. Joel Berez, a former employee, was granted an option to purchase 7,500 shares of Common Stock, pursuant to a Nonemployee Director Stock Option Plan approved by the shareholders in 1991. In addition, each nonemployee Director received, in fiscal 1996, options to purchase 1,000 shares of Common Stock. Pursuant to the Nonemployee Director Stock Option Plan, new nonemployee Directors receive an initial grant of options to purchase 4,000 shares of Common Stock upon election to the Board. In November 1996, the Board of Directors increased the annual grant of stock options to nonemployee Directors to 2,000.

   Ernest S. Berez, former Director, Chairman and President of the Company, is compensated under an agreement with the Company dated July 31, 1990 and amended July 31, 1991. Pursuant to that agreement, Mr. Berez receives lifetime retirement benefits in the amount of $139,200 annually. If Mr. Berez s wife should survive him, she will receive lifetime survivor benefits of one-half Mr. Berez s benefit amount. In November 1996, the Company suspended payment of such benefits to Mr. Berez in an effort to preserve its liquidity.


COMPENSATION FOR EXECUTIVE OFFICERS

   The following tables show, for the last three fiscal years, all compensation received by each person who served as Chief Executive Officer during fiscal 1996, the two other executive officers of the Company as of the end of fiscal 1996 and one other individual who served as an executive officer of the Company during fiscal 1996 but left the employ of the Company prior to the end of the fiscal year.


                            SUMMARY COMPENSATION TABLE
                          --------------------------------
                                                           Long-term
                                                          Compensation
                               Annual Compensation           Awards
                          -----------------------------   ------------
                                                           Securities
Name and                                                   Underlying
Principal                 Fiscal                            Options/     All Other
Position                   Year    Salary($)    Bonus($)    SARs (#)    Compensation
--------                  ------   ---------    --------   ----------   ------------

T. Ronald Casper (1)       1996            0          0           0       $285,000
President and Chief        1995            0          0           0              0
Executive Officer          1994            0          0           0              0

R. Craig Kirsch (2)        1996      243,437          0           0              0
Former Chairman,           1995      243,437          0      88,642          2,448
President and Chief        1994      243,437          0           0          2,875
Executive Officer

Robert I. Christian (3)    1996      125,000     15,000           0              0
Former Senior Vice         1995      125,000     30,000     175,000            340
President, Sales           1994       49,725          0           0              0

Kenneth L. Campbell        1996      118,690          0           0              0
Senior Vice President,     1995      118,690          0      20,000            522
Finance                    1994      118,698      6,000           0            554

Robert P. Garrity (4)      1996      108,000          0           0              0
Senior Vice President,     1995      106,082          0      25,000            441
Operations                 1994       20,000          0      20,000              0


(1) Mr. Casper is not an employee of the Company. He serves as President and Chief Executive Officer under a contract between the Company and Cornerstone Capital, Ltd., a merchant banking firm of which Mr. Casper is a principal. The amount shown for All Other
        Compensation" represents the fees paid to Cornerstone for the services of Mr. Casper.

(2) During fiscal 1995, Mr. Kirsch, who resigned from the Company in September 1995, was granted options to purchase 88,462 shares of Common Stock which have since expired and been canceled.

(3) During fiscal 1995, Mr. Christian, who resigned from the Company in May 1996, was granted options to purchase 175,000 shares of Common
        Stock which have since expired and been canceled.

(4) During fiscal years 1994 and 1995, Mr. Garrity was granted options to purchase 20,000 shares and 25,000 shares, respectively, of Common Stock which have since expired and been canceled.

   There were no Option/SAR Grants during the Company s fiscal year ended June 30, 1996.


         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FY END OPTION/SAR VALUES


                                                      Number of
                                                      Securities       Value of
                                                      Underlying      Unexercised
                                                     Unexercised      In-the-Money
                                                     Options/SARs     Options/SARs
                                                      at FY End       at FY End ($)
                        Shares Acquired     Value    Exercisable/     Exercisable/
                        on Exercise (#)   Realized   Unexercisable    Unexercisable
                        ---------------   --------   -------------    -------------

Kenneth L. Campbell             0            NA         18,000          $ 8,500
                                                        12,000          $12,750

Robert P. Garrity (1)           0            NA         13,000          $ 5,313
                                                        32,000          $21,250

(1) Mr. Garrity resigned from the Company on July 15, 1996. All of his options expired October 15, 1996.


EMPLOYMENT AND SEVERANCE AGREEMENTS

   R. Craig Kirsch.  Until his resignation on September 7, 1995,
Mr. Kirsch served under an employment agreement dated as of March 12, 1992. The agreement provided Mr. Kirsch with employment for a term of five years, base compensation subject to the review of the compensation committee of the Board of Directors, participation in any incentive compensation program implemented by the Company and customary insurance benefits for executives of the Company. Mr. Kirsch's employment agreement prohibits him from competing with the Company for a period of two years following his resignation. Mr. Kirsch will receive separation benefits in the form of salary continuation at an annual rate of $243,437 until the earliest to occur of March 12, 1997, his employment with another firm, or his death. In November 1996, the Company suspended payment of such benefits to Mr. Kirsch in an effort to preserve its liquidity. Mr. Kirsch had options to purchase a total of 288,462 shares of the Company s common stock which were canceled upon his resignation.

   Robert I. Christian.  Until his resignation on May 26, 1996,
Mr. Christian served under an employment agreement which provided for base compensation of $125,000 annually and minimum bonus payments, subject to adjustment by the Company s Chief Executive Officer, participation in the Company s stock option plan and participation in the Company s group insurance benefits and retirement plan. Mr. Christian had options to purchase a total of 175,000 shares of the Company s common stock; these were canceled upon his resignation.

   Robert P. Garrity.  Until his resignation on July 15, 1996,
Mr. Garrity served under an employment agreement dated December 1995. The agreement provided for base compensation of $106,082 annually, subject to adjustment by the Company s Chief Executive Officer, participation in any bonus, incentive compensation and stock option plan for executives of the Company and participation in the Company s group insurance benefits and retirement plan. The agreement also prohibits Mr. Garrity from competing with the Company for a period of two years after his resignation. The agreement also provides that the Company will continue to pay of Mr. Garrity s base salary and health care benefits until January 15, 1997.

   Kenneth L. Campbell. Mr. Campbell does not have an employment contract but has a severance arrangement with the Company which provides, in the event of termination of Mr. Campbell s employment, other than for cause, that the Company will continue to pay
Mr. Campbell s base salary ($117,400 annually) and health care benefits for a period of six months following termination.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The members of the Compensation Committee during fiscal 1996 were Messrs. Gold, Knowles, Shapira and, until his resignation, Kirsch. Mr. Kirsch, who was a nonvoting member of the Compensation Committee, was President and Chief Executive Officer of the Company until his resignation in September 1995. Mr. Shapira is a director and executive officer of Giant Eagle, Inc. which engaged in several arms-length business transactions with the Company during fiscal 1996. The Company sold merchandise to Giant Eagle in the amount of $143,200 and paid Giant Eagle $1,000 in trade show booth fees.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   It is the policy of the compensation committee to compensate executive officers of the Company under a pay plan with three components: base salary, performance-based pay and equity ownership. The compensation plan was developed in 1990 with the assistance and recommendations of compensation consultants. Under this pay system, base salaries for executives are set at or just below the market median for each position, as determined from market survey information for companies with comparable sales volume.

   Performance-based compensation is paid pursuant to a plan implemented in September 1990. The plan provides that a portion of the compensation payable to each executive officer will be based upon the individual s achievement of predetermined performance objectives and the Company s attainment of overall performance objectives. The plan is a flexible program in which performance objectives, which are individually determined for each executive appropriate to his position, are established each year by senior management. The aggregate amount potentially payable to executives is determined by the Board of Directors each year, based upon a percentage of the Company s profits. The plan has been suspended for the last three fiscal years, as management did not expect the Company to have the financial resources to fund it.

   The equity ownership portion of executive officer compensation is paid in the form of stock options under a Stock Option Plan approved by the shareholders and amended in 1995. Under this plan the Company granted, prior to fiscal 1996, options to executive officers and other managers to purchase approximately 820,000 shares of Common Stock. The number of options granted to each individual is based upon the executive s position in the Company and the relative potential for that position to affect the Company s performance. The option price for each grant is the fair market value at the date of grant. Executives have ten years from the date of grant to exercise their options by paying the option price for the stock. There were no stock option grants under the plan in fiscal 1996 as a result of the Company s performance.

   The compensation committee believes that this three-component pay system for executive officers effectively balances the employee s need for income security and the Company s need to maximize performance. The base salary component provides the executive a reliable but moderate income stream. The opportunity for any additional income exists only through the performance-based compensation plan and the stock option plan, and is available only by virtue of individual achievement and overall Company performance.

   In September 1995, the Company engaged Cornerstone Capital Advisors, Ltd. as consultant to the Company and its managing director,
T. Ronald Casper, as the chief executive officer of the Company for a fee of $30,000 per month. Such fee was considered by the Board to be reasonable compensation for such services in light of the fees charged by comparable firms and individuals and the nature and scope of the duties undertaken by Cornerstone and Mr. Casper.

By the Voting Members of the Compensation Committee

Joel L. Gold, James H. Knowles, Jr., and David S. Shapira.


COMPANY PERFORMANCE

   The following chart is a comparison of five-year cumulative shareholder return for the Company s Common Stock, the Standard & Poor's Housewares Index and the Amex Market Value Index. The comparison assumes $100 invested on June 30, 1991 in Company stock or in either Index, including reinvestment of dividends.

           COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
        AMONG ACTION INDUSTRIES, THE AMEX MARKET VALUE INDEX
                    AND THE S&P HOUSEWARES INDEX

Fiscal Year       Action             Amex Market        S&P Housewares
  Ending       Industries ($)      Value Index ($)         Index ($)
-----------    --------------      ---------------      --------------

 June 1992          80                   106                  119
 June 1993          44                   121                  125
 June 1994          49                   118                  145
 June 1995          23                   140                  167
 June 1996          40                   161                  189


EXECUTIVE OFFICERS OF THE COMPANY

   In September of 1995, R. Craig Kirsch resigned as the
Company's Chairman, President and Chief Executive Officer. T. Ronald Casper was appointed Acting President and Chief Executive Officer and Joel M. Berez was elected Chairman of the Board.

   The names, ages, positions and business experience of the Company's current executive officers are set forth below.

   Kenneth L. Campbell, 49.  Mr. Campbell has served as Senior
Vice President, Finance and Chief Financial Officer since 1989. He has been an executive officer of the Company since his employment in 1984.

   T. Ronald Casper, 53.  Mr. Casper was appointed as Acting
President and Chief Executive Officer on September 7, 1995. Since 1988, he has been Managing Director of Cornerstone Capital Advisors, Ltd., a merchant banking organization, of which he is a co-founding principal. Mr. Casper serves under a contract between the Company and Cornerstone, and is not an employee of the Company. He was a consultant to the Company, reviewing its strategic plans, for about two months prior to his appointment.


           AMENDMENT TO RESTATED ARTICLES OF INCORPORATION

   The Board of Directors, on November 11, 1996, unanimously adopted resolutions proposing an amendment to the Restated Articles of Incorporation of the Company. The full text of the proposed Amendment is as follows:

             "Article 5 of the Restated Articles of Incorporation of the Corporation is hereby amended to read as follows:

             5. (a) The aggregate number of shares which the Corporation shall have authority to issue is 80,000,000 shares of common stock, par value $.10 per share, and 20,000,000 of preferred stock, without par value."

                  (b) The holders of common stock shall have one vote per share. The common stock shall be subject to the prior rights of holders of any one or more series of preferred stock outstanding, according to the rights and preferences, if any, of such series.

                  (c) The preferred stock shall be divided into one or more series as the Board of Directors may determine as hereinafter provided. Each series of preferred stock may have full, limited, multiple, fractional or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights as determined by the Board of Directors. The division of the preferred stock into series, the determination of the designation and the number of shares of each such series and the determination of the voting rights, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of the shares of each such series may be accomplished by an amendment to this Article 5 solely by action of the Board of Directors which shall have the full authority permitted by law to make such divisions and determinations.

                  (d) Unless otherwise required by law or in a resolution or resolutions establishing any particular series of preferred stock, the aggregate number of authorized shares of preferred stock may be increased by an amendment to the Articles of Incorporation approved solely by the holders of common stock and any preferred stock entitled pursuant to its voting rights designated by the Board to vote thereon, voting together as a class."

   The Amendment would increase the Company's authorized Common
Stock, par value $.10 per share, from 20,000,000 to 80,000,000 shares, and would authorize 20,000,000 shares of Preferred Stock, without par value. The authorized but unissued shares of Common Stock and Preferred Stock could be issued at the discretion of the Board of Directors, without further action by the shareholders, for any lawful purposes. Furthermore, the Board of Directors would have the authority to divide the Preferred Stock into one or more series and to establish the voting and other rights of each such series, without further action by the shareholders.

   The Board of Directors believes that it is in the Company's best interests to have additional shares of Common Stock and shares of Preferred Stock available for issuance in order to give it flexibility in raising capital or structuring a transaction which could result in continuation of the Company as an operating entity.

   Approval of the proposed Amendment to the Restated Articles of Incorporation requires the affirmative vote by holders of a majority of the shares voting on such matter. The Board of Directors recommends that the shareholders vote FOR the proposal to amend the Company's Restated Articles of Incorporation.


                              THE SALE

   Shareholders of the Company are being asked to vote at the Annual Meeting on a proposal to sell substantially all of the Company's assets to Mazel, upon the terms and conditions provided for in the Plan (the "Sale"). The following description of certain aspects of the Sale does not purport to be complete and is qualified in its entirety by reference to the Plan and the Agreement which are attached to this Proxy Statement as Exhibit A. All shareholders are urged to read the Plan and the Agreement carefully.

   References to a fiscal year in this Proxy Statement are to the Company's fiscal year ending, for the five most recent fiscal years, on June 30, 1996, June 24, 1995, June 25, 1994, June 26, 1993, and June 27,
1992.


BACKGROUND AND REASONS FOR THE SALE

   The Company has been a supplier of promotional programs to the retail industry. The Company's products have consisted of a broad range of consumer items such as housewares, toys, picture frames and the like. These products have been marketed under programs that retailers use on either a periodic or on-going basis to generate higher store traffic and increased sales and to reduce the need for in-store labor. The Company's promotional programs have consisted of high-value, low-priced merchandise assortments, specially designed displays, in-store point of sale advertising and targeted newspaper inserts. The Company also has provided retailers with an in-store replenishment program consisting of permanent promotional displays and merchandise that the Company provides on an on-going basis.

   The Company's core promotional business has consisted of two distinct business-marketing units designed to meet the needs of both its retail customers and the consumer. These two segments are the "Promotional Business", which concentrates on the development of innovative promotional programs designed to increase sales and profitability for the retail industry and the "Powerhouse
(Replenishment) Business", which focuses on "store within a store" concepts using a combination of promotional programs, themed events, and other selected items.

   The Company began to experience declining sales in its traditional Promotional Business in 1989 and such decline has accelerated in recent years. This decline in sales is the result, principally, of a changing retail marketplace and a diminished need among retailers for out-sourced promotional programs.

   The Company's initial response to its declining sales was to implement a restructuring plan in 1990 which was intended to restore stability and growth to the Company's sales and profitability. The restructuring plan called for the Company to focus on its core Promotional Business and to sell or eliminate those noncore business units and assets which were not profitable or were viewed as incompatible with the Company's overall sales and profitability objectives.

   Pursuant to the restructuring plan, the Company refinanced its headquarters facility in fiscal 1991 through a sale/leaseback arrangement. In fiscal 1992, the Company completed the liquidation of Action Tungsram, Inc., an affiliated company which had manufactured and produced light bulbs. In fiscal 1993, the Company adopted a plan to sell substantially all of the assets of its subsidiary, Action Nicholson Color Company, which was in the color separation business. The Company completed such sale in the following fiscal year. Also during fiscal 1993 the Company closed two of its retail stores in Erie, Pennsylvania and Mt. Clemens, Michigan. During fiscal 1995, the Company sold its property in Mt. Clemens that was the site of a manufacturing operation which was closed in 1987 and began to wind-down its plastic manufacturing business. In fiscal 1996, the Company ceased its plastic manufacturing operations and sold the equipment used in such operations. Also in the first quarter of fiscal 1996, the Company sold the assets and business of Kensington Lamp Company, its lamp assembly business, and closed its last remaining retail store in Holland, Michigan.

   In fiscal 1996, the Company agreed in principle to terminate the lease on its headquarters office/warehouse facility (where it has been the sole tenant) and to enter into a new operating lease for a significantly reduced amount of space in this facility. Since February of 1996 the Company has housed its inventory and conducted its distribution operations from public warehouse facilities which it occupies under short-term leases which permit the Company to expand or contract the amount of space leased to accommodate fluctuating inventory and distribution volumes. The new lease, which was signed in October, 1996, eliminates the Company s substantial commitment under the prior arrangement, and will materially reduce the Company s commitment for future occupancy costs. In addition, the Company expects that the new arrangements will provide the owner of the facility with the ability to refinance or resell the property in two to five years such that the Company could receive payment of some or all of the $2.3 million reduced principal amount of what was originally a $3.5 million note it received in the sale/leaseback transaction in 1991. The Company has not recorded this note as an asset in its financial statements as a result of the uncertainty of receiving payment.

   In addition to taking the foregoing actions, the Company has made continuous efforts since 1990 to reduce its merchandise inventories, personnel and other operating costs in order to compensate for the decline in sales. The Company has also reduced its low margin business, including its guaranteed sale business, which has contributed to the decline in sales.

   Despite the steps taken by the Company to improve sales and profitability, sales have continued to decline since fiscal 1990 and losses have been substantial since fiscal 1993. The Company's net sales fell from $130.6 million in fiscal 1990 to $45.1 million in fiscal 1995 and to $30.2 million in fiscal 1996. The Company's cumulative net losses from fiscal 1990 through fiscal 1994 were $6.0 million and its net losses in fiscal 1995 and 1996 were $3.7 million and $12.9 million, respectively. The cumulative effect of these losses was to reduce shareholders' equity from $24.7 million at June 30, 1990 to $229,000 at June 30, 1996.

   The Company's liquidity was significantly impaired as a result of the decline in sales and the resulting operating losses. The Company's credit agreement with its lender provides for secured loans on a revolving basis up to $10.0 million through June 30, 1997. Availability under the line of credit is further limited by the level of the Company's eligible accounts receivable and inventory. At June 30, 1996 outstanding borrowings under the credit agreement were $3.3 million. The Company had not met restrictive covenants in the credit agreement as of June 30, 1996 and is not likely to meet them in the future.

   During fiscal 1996, sales continued to decline and operating losses continued to increase. As a result, the Company aggressively accelerated its inventory reduction plan and further downsized its operating infrastructure. As of October 15, 1996, the Company had 40 regular employees, a significant reduction from the 169 regular and 25 temporary employees the Company had at October 15, 1995.

   Following the third quarter of fiscal 1996, the Company concluded that unless it made significant improvements in fiscal 1997 in profitability through increased sales, improved gross margins, and further reductions in operating and interest expenses, there could be no assurance that the Company's capital resources would be sufficient to meet its operating cash needs.

   After reaching this conclusion, the Board of Directors of the Company engaged Parker/Hunter Incorporated ("Parker/Hunter"), an investment banking firm, to assist it in identifying, analyzing and pursuing possible strategic alternatives for raising additional capital or potential business combinations involving substantially all the operating business, assets or stock of the Company. During this time the Company continued to take steps to reduce indebtedness and its operating and other expenses.

   Working with its advisors, the Company determined that given the Company's continuing losses, there was little or no possibility of raising additional debt and/or equity capital to finance a turnaround or further restructuring of the Company. The alternative of selling or merging the Company in its entirety was pursued for several months without success, and the Board of Directors concluded in July 1996, and continues to believe, that this strategic alternative is not viable.

   In the course of Parker/Hunter's efforts to find a buyer or merger partner for the Company, Mazel expressed interest in acquiring the Company's inventory, along with the Company's intangible assets, including trademarks, trade names, customer lists, vendor lists, displays and intellectual property, and certain other assets. After meeting and negotiating with representatives of Mazel over the course of several months, the Board of Directors determined that the Sale was in the best interest of the Company and therefore on October 14, 1996 authorized the execution and delivery of the Agreement and the First Closing (as described below).

   The Board of Directors believes that continued operation of the business will result in further losses. A turnaround and restructuring of the Company is not feasible under current circumstances and a business combination or other transaction with a strategic or financial buyer also has not proven to be practicable. Over the past several months, Parker/Hunter has thoroughly canvassed the market and has been unable to develop any alternatives to the Mazel offer. Therefore, the Board of Directors has concluded that the Sale is the only currently available alternative to a liquidation of the Company, and is favorable to a liquidation.

   In early 1996, the Board of Directors instructed management to prepare a contingency plan for disposition of the assets of the Company in the event a buyer or partner was not found. That contingency plan appears to be the only option available to the Company if the Sale is not consummated. The Company believes that the contingency plan for disposition must be implemented (or may be involuntarily implemented) if the proposed Sale is not approved by the Company's shareholders or otherwise cannot be consummated.

   Pursuit of the contingency plan (whether under court supervision or otherwise) would entail significantly higher transaction costs than those expected to be incurred in connection with consummation of the Sale, and almost certainly would result in sale prices of the Company's inventory at significantly lower levels than those contemplated by the Sale.

   If the Sale is consummated, most of the Company's operating assets would be sold for cash, which would be used largely to reduce its secured indebtedness under its credit agreement. The Company's remaining assets would be its accounts receivable and notes and other receivables relating to the asset dispositions and the sale/leaseback transaction described above and its net operating loss tax carryforwards.

   With the assistance of Parker/Hunter, the Company is actively exploring the strategic options available to it following the Sale, including business combinations with other operating businesses in order to continue as an operating concern and preserve all or a portion of its net operating loss tax carryforwards. The Company has received indications of interest from various third parties for a business combination of this type. Specific discussions are in process with interested third parties, but such discussions are preliminary and may not result in an agreement relating to any such transaction.


BOARD OF DIRECTORS' RECOMMENDATION

   The Board of Directors of the Company has unanimously determined that the Sale pursuant to the Plan is desirable and in the best interests of the Company and has unanimously approved the Agreement. The Board of Directors unanimously recommends that the shareholders of the Company vote "FOR" the Plan. Each member of the Board of Directors who owns Common Stock has indicated his intent to vote his shares "FOR" the Plan.


TERMS OF THE SALE

   Under the terms of the Agreement, Mazel purchased certain assets relating to the Company's Powerhouse Business at a closing held on October 18, 1996 (the "First Closing") and further agreed to purchase certain other assets, including assets relating to the Company's
Promotional Business, all as more fully described below.

   Sale of Powerhouse Business. At the First Closing, Mazel purchased substantially all of the Company's inventory of merchandise, goods and other products held for sale to its Powerhouse Business customers and all related point-of-sale inventory, including displays, display headers and components thereof (the "Powerhouse Inventory") principally located at the public warehouse utilized by the Company in Columbus, Ohio. At the First Closing the Company also granted to Mazel a license to use (concurrently with the Company) certain of the Company's intellectual property including, but not limited to, the names "DOLLAR-AMA" and "Dollar Daze" together with all designs and logos relating to such names (the "Licensed Intellectual Property") in connection with Mazel's conduct of the Powerhouse Business between the First Closing and the Second Closing (as defined below). The Company also conveyed to Mazel at the First Closing the names "Homewares", "Impressions" and certain general intangible assets of the Company that related exclusively to the Powerhouse Business. The Agreement provides that if the Second Closing does not occur for any reason other than Mazel's default or breach under the Agreement, Mazel will have a right of first refusal to purchase any of the Company's intellectual property which was not conveyed to Mazel at the First Closing upon the same terms and conditions as may be offered in the future by any third party purchaser.

   Sale of Promotional Business. The Agreement also provides that Mazel will purchase all of the Company's inventory of merchandise, goods and other products held for sale to the Company's Promotional Business customers and all related point of sale inventory (the "Promotional Inventory") which is situated in the public warehouse utilized by the Company in Mt. Vernon, Ohio at a closing to be held following receipt of shareholder approval and satisfaction of all other conditions (the "Second Closing"). The Agreement provides that Mazel will not be required to purchase any item of Promotional Inventory if there are fewer than 100 units in stock of such item at the Second Closing. Mazel also will not be required to purchase any Promotional Inventory which is not good and saleable, as defined in the Agreement. At the Second Closing, Mazel also will purchase all the Licensed Intellectual Property and certain general intangible assets of the Company relating exclusively to the Promotional Business. Mazel is not obligated to purchase any other assets of the Company nor will Mazel assume or take any assets of the Company subject to any other liabilities or obligations, whether absolute or contingent.

   Purchase Price. The purchase price for the Company's assets purchased by Mazel pursuant to the Agreement (collectively, the "Assets") will be an amount equal to $100,000 plus 63.3% of the Company's cost of the Powerhouse Inventory and the Promotional Inventory (collectively the "Inventory") as determined by a physical inventory to be conducted jointly by the Company and Mazel. At the First Closing, $386,797 ($25,000 plus 63.3% of the cost of the Powerhouse Inventory) was paid and the balance will be paid in cash at the Second Closing. In addition, Mazel will pay the Company a royalty equal to 5% of Mazel's gross sales of Powerhouse Inventory purchased from the Company, which sales are made during the 90-day period following the First Closing, to any of the Company's Powerhouse Business customers.

   Right of First Refusal on Other Assets. The Agreement grants to Mazel the right to purchase any other assets of the Company including, but not limited to, warehouse and office fixture equipment, electronic and computer equipment and transferable software. In the event the Company receives an offer for the purchase of all or any portion of such assets during the 30-day period following the First Closing, Mazel will have a right of first refusal to acquire such assets upon the same terms and conditions offered by the proposed purchaser.

   Conditions of the Sale. Consummation of the Sale at the Second Closing is subject to various conditions. No assurance can be provided as to whether such conditions will be satisfied, or waived by the party permitted to do so. Accordingly, there can be no assurance that the Sale will be consummated. In the event that the conditions to the Sale remain unsatisfied and the Sale has not been closed on or before January 31, 1997, the Agreement may be terminated by either the Company or Mazel, provided the terminating party is not in default under the Agreement.

   The Sale of the Promotional Business will occur only if the Agreement is approved by the affirmative vote of at least a majority of the outstanding shares of Common Stock of the Company.


INDEMNIFICATION

   The Company has agreed that it will indemnify and hold harmless Mazel and its partners, officers, employees and agents from all liabilities, deficiencies, losses, costs or expenses arising out of any misrepresentation in or breach of the Agreement by the Company, liabilities of the Company not assumed by Mazel, failure by the Company to comply with applicable law, failure by the Company to file or pay any applicable taxes of the Company, claims under any collective bargaining agreement to which the Company was a party at any time prior to the Second Closing, any damages, obligation or penalty for contributions to any employee benefit plan with respect to the Company's employees for periods on or before the Second Closing, and certain other matters.

   The Agreement provides that absent fraud on the part of the Company, the indemnification described above will be the sole remedy of Mazel against the Company in respect of any claims under the Agreement based on any action, fact or circumstance existing as of the date of the Agreement. In addition, absent fraud on the part of the Company, the indemnification obligations of the Company will not exceed the aggregate purchase price for the Assets.


BUSINESS PENDING THE SALE

   The Agreement provides that, until the Second Closing, the Company will continue to conduct its business in the ordinary course except that it (a) will not purchase any additional Powerhouse Inventory or Promotional Inventory; (b) will not solicit or accept new promotional orders, whether from existing customers or new customers, unless such orders can be filled with Action's existing Promotional Inventory; (c) will not conduct any liquidation sale, "going out of business" sale or similar sales activity (or offer extraordinary price reductions); (d) will not license any person or entity (other than Mazel) to use any of its intellectual property; and (e) will continue its efforts to wind down its business operations and reduce costs. The Company will use its best efforts to preserve the goodwill of the Promotional Business and to preserve the value of the Assets. Prior to the Second Closing, the Company will continue to sell (without replacing) the Promotional Inventory by filling existing customer orders and by selling merchandise not included in the Assets.


NONCOMPETITION

   For a period of five years following the Second Closing, the Company will be prohibited from, either directly or indirectly, engaging in, having a financial interest in or being in any way connected or affiliated with any enterprise which engages in the purchase, sale, marketing, import, distribution or brokerage of replenishment inventory or promotional inventory of a format, category or product line which was sold or offered for sale by the Company in the United States on the date of the Agreement (the "Competitive Products"). In addition, during such five-year period the Company has agreed not to divert or take away or attempt to divert or take away any of Mazel's or any of Mazel's affiliates employees or their respective customers or suppliers with respect to the Competitive Products. Further, the Company has agreed to refrain from directly or indirectly jeopardizing any relationship Mazel or any Mazel affiliate has or may come to have with any such employee, customer or supplier and from engaging in, having a financial interest in or being in any way connected or affiliated with any enterprise which engages in the wholesale or retail sale and distribution of close-out merchandise.


ACQUISITION PROPOSALS

   Pursuant to the Agreement, the Company has agreed that, except as required by law or to the extent necessary to discharge its or their fiduciary obligations, neither the Company nor its directors, officers, employees or agents will, directly or indirectly, solicit or initiate discussions or engage in negotiations with any person other than Mazel with respect to the possible acquisition of the Assets or any portion thereof other than in the ordinary course of business or provide any information with respect with the Company's business to any person other than Mazel relating to the possible acquisition of the Assets or any portion thereof.


EMPLOYEES

   The Agreement provides that Mazel will not assume any employment contract, collective bargaining agreement, obligation for pension funding, retirement or other ongoing employee benefit programs of the Company nor will it be obligated to offer employment to any of the Company's employees. Mazel may, but is under no obligation to, offer full-time or part-time employment or enter into independent contractor or consulting agreements with such of the Company's sales personnel upon such terms and conditions as Mazel may determine in its sole discretion, other than certain sales personnel identified by the Company. Mazel and the Company have agreed to reasonably cooperate with each other as to any such personnel whom Mazel desires to engage.


CONSEQUENCES OF FAILURE TO CLOSE

   In the event that the Sale is not approved by the shareholders of the Company or the Company is unable to obtain any other required consent or approval or if the Second Closing does not occur by reason of the Company's default or breach under the Agreement, the Company will be required to pay to Mazel, as liquidated damages, the amount of $150,000.


   If the Second Closing does not occur solely by reason of Mazel's default or breach under the Agreement, Mazel will pay to the Company, as liquidated damages, the amount of $100,000.


ABSENCE OF DISSENTER'S RIGHTS

   Under the Pennsylvania Business Corporation Law, if the Sale is approved, objecting Company shareholders will have no dissenters' appraisal rights or other similar rights (i.e., the right to seek a judicial determination of the "fair value" of the Common Stock and to compel the Company to purchase shares for cash in that amount) in connection with the Sale.


ACCOUNTING TREATMENT

   The Sale will be accounted for as a sale of specific assets.


FEDERAL INCOME TAX CONSEQUENCES

   The Sale will result in a net loss to the Company for federal income tax purposes. Such loss will increase the Company's net operating loss carry forward, which may be available to offset future taxable income (if any) of the Company.


INTEREST OF CERTAIN PERSONS IN THE SALE

   No director or executive officer of Action or any of their affiliates has any substantial interest, direct or indirect, in the Sale, other than as a shareholder of the Company.

                       SELECTED FINANCIAL DATA

(In thousands except per share amounts)

                                                                           Fiscal Year Ended
                                                       -----------------------------------------------------------
                                                        June 30,    June 24,    June 25,    June 27,     June 28,
OPERATING RESULTS                                         1996        1995        1994        1993         1992
                                                        --------    --------    --------    --------     --------

Net Sales                                              $  30,212    $ 45,088    $ 60,049    $  76,684    $ 84,059
Cost of Products Sold                                     26,385      34,374      44,527       62,725      58,360
                                                       -----------------------------------------------------------
Gross Margin                                           $   3,827    $ 10,714    $ 15,522    $  13,959    $ 25,699

Earnings (Loss) from Continuing Operations (a)(b)      $ (12,899)   $ (2,907)   $    128    $ (10,390)   $  5,557
                                                       -----------------------------------------------------------
Earnings (Loss) Per Share from Continuing
   Operations (a)                                      $   (2.33)   $  (0.52)   $   0.02    $   (1.88)   $   0.97
Cash Dividends                                               -           -           -            -           -
Weighted Average Shares Outstanding                        5,539       5,539       5,561        5,539       5,738
                                                       ===========================================================

                                                                                 As of
                                                       -----------------------------------------------------------
                                                        June 30,    June 24,    June 25,    June 27,     June 28,
BALANCE SHEET DATA                                        1996        1995        1994        1993         1992
                                                        --------    --------    --------    --------     --------

Total Assets                                           $   8,908    $ 39,546    $ 39,363    $  56,873    $ 66,137
Long-Term Debt                                         $     115    $  7,854    $  8,487    $   9,022    $  9,427
                                                       ===========================================================

(a)  Losses for 1996 include $4,226,000 in costs and expenses due to the sale of assets and closing of a
     warehouse.  Losses for 1993 include $5,123,000 of restructuring costs.   Net earnings for 1992 include
     deferred income tax credits of $500,000.

(b)  Excludes losses from discontinued operations in 1995 of $808,000 ($0.15 per share), in 1994 of $3,000, in 1993 of $3,990,000 ($0.72 per share), and in 1992 of $1,697,000 ($0.30 per share).


							   Quarter Ended
                                                       ----------------------
                                                        Sept 30,    Sept 30,
OPERATING RESULTS                                         1996        1995
                                                        --------    --------

Net Sales                                              $   3,668    $  9,180
Cost of Products Sold                                      2,272       7,165
                                                       ----------------------
Gross Margin                                           $   1,396    $  2,015

Earnings (Loss) from Continuing Operations             $    (733)   $ (1,203)
                                                       ----------------------
Earnings (Loss) Per Share from Continuing
   Operations                                          $   (0.13)   $  (0.22)
Cash Dividends                                               -           -
Weighted Average Shares Outstanding                        5,539       5,539
                                                       ======================

                                                                As of
                                                       ----------------------
                                                        Sept 30,    Sept 30,
BALANCE SHEET DATA                                        1996        1995
                                                        --------    --------

Total Assets                                           $   6,607    $ 37,525
Long-Term Debt                                         $     115    $  7,621
                                                       ======================


              MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS


FINANCIAL CONDITION

   The Company has experienced declining sales in its traditional Promotional Business in recent years. The decline in sales continued in fiscal 1996, principally due to a $6.1 million decrease in sales to two of the Company s largest customers from $8.8 million in fiscal 1995 to $2.7 million in fiscal 1996. Sales to three other customers decreased $1.8 in fiscal 1996 as a result of those customers discontinuing business. In addition, approximately $1.5 million in sales to customers in Mexico and Canada in fiscal 1995 were not repeated in fiscal 1996 as a result of the impact of unfavorable currency exchange rates. Sales in the Company's Powerhouse (Replenishment) Business decreased $2.8 million in fiscal 1996 due to new store setup business in fiscal 1995 which was not repeated or replaced in fiscal 1996, and reduced order fill rates related to the Company s significant reduction in inventory levels in fiscal 1996. In general, the Company s reduced inventory levels and capital constraints limited its ability to purchase inventory and resulted in reduced order fill rates and an inability to introduce new programs. Further, the Company closed its last retail store in September 1995, which accounted for $600,000 in decreased sales. The Company experienced lost sales opportunities in both fiscal 1996 and 1995 as a result of its efforts to reduce low margin and guaranteed sale business from the level of such business in fiscal 1993 and 1994.

   The Company's historical decline in sales is the result of many factors, including a changing retail marketplace, the increasing complexity of the promotional business itself, and strategic decisions to exit or downsize unprofitable, higher risk product lines. Many of the reasons for the continuation in the decline in sales in fiscal 1996 are symptomatic of the inability of the Company to maintain its past market position. See "The Sale _ Background and Reasons for the Sale."

   These issues have led to management s decision to sell the inventory and other assets of its Replenishment Business and, subject to shareholder approval of the Plan, the inventory and other assets of its Promotional Business. The proceeds of the sales will be used to pay existing obligations and, if an appropriate opportunity presents itself, to explore its other strategic options, including possible business combinations with other operating businesses. Substantial doubt exists as to the ability of the Company to continue to exist as a going concern, unless a business combination can be accomplished which provides additional capital.


LIQUIDITY AND CAPITAL RESOURCES

   The Company's major sources of cash during fiscal 1996 were significantly reduced inventory levels (a 78% reduction from fiscal
1995) and collections on receivables. Cash was used primarily to fund operating losses and repay current and long-term obligations. The Company's working capital decreased from $12.8 million at June 24, 1995 to $436,000 at June 30, 1996, largely because of the Company's decline in sales and increase in operating and other losses in fiscal 1996. The Company will be required to continue to manage the timing of payment of its obligations to deal with this impaired liquidity.

   The Company's cash and cash equivalents were $78,000 at June
30, 1996 as compared to $567,000 at June 24, 1995. Cash balances fluctuate daily as they are used to meet the Company's operating requirements. Accounts receivable decreased from $9.9 million at June 24, 1995 to $2.8 million at June 30, 1996, as a result of decreased sales, particularly in the month of June, and improved collections in fiscal 1996.

   The Company's inventories decreased significantly from $18.1 million at June 24, 1995 to $3.9 million at June 30, 1996, due to decreased sales and the Company s aggressive inventory reduction efforts in light of its capital constraints, and inventory adjustments related to the sales of the inventories and writeoffs associated with the termination of the Company's operating business.

   Aggregate borrowings (long-term debt and notes payable) decreased from $18.0 million at June 24, 1995 to $3.2 million at June 30, 1996. This decrease was primarily the result of elimination of the sale/leaseback obligation and the repayment of borrowings with cash generated from the reduction of inventories and collection of receivables, net of cash used to fund operating losses. Letters of credit outstanding decreased from $909,000 at June 24, 1995 to $82,000 at June 30, 1996, reflecting reductions in the Company s level of overseas purchases of inventory.

   The Company s Credit Agreement with its lender provides for available credit of up to $10 million through June 30, 1997. The amount of such available credit is further limited by the level of the Company's eligible accounts receivable and inventories. As of June 30, 1996, the Company's outstanding borrowings under the Credit Agreement were $3.0 million and outstanding letters of credit were $82,000 . Borrowings under the Credit Agreement bear interest at a rate of 12% per annum as of June 30, 1996.

   The Company did not satisfy the net worth and working capital requirements under the Credit Agreement as of June 30, 1996 and as of September 30, 1996. The Company s lender has waived the Company's non-compliance with these covenants. There can be no assurance that the Company s lender will agree to waive the Company's non-compliance as of December 31, 1996. The lender s remedies for non-compliance include the right to demand repayment of all outstanding borrowings.

   Assuming that the Company s lender will continue to provide credit, given the Company's failure to meet the financial covenants, the Company believes that the credit available under its existing Credit Agreement, together with funds expected to be generated from the sale of its inventories and other operating assets to Mazel pursuant to the Agreement and from its operations in the period prior to the completion of the sale, will be sufficient to meet most or all of its operating needs for the remainder of calendar year 1996. For the longer term, if the Company is to benefit from the use of its tax net operating losses it must reduce its cost structure to a bare minimum to maintain sufficient liquidity and to provide enough time to identify and close a
transaction to acquire a profitable operating business.   Unless a
business combination is made and/or a source of additional capital is obtained in the next few months, there can be no assurance that the Company s capital resources will be sufficient to meet its operating needs, in which case material adverse consequences may result. Such consequences may include liquidation of the Company.

   The Company's capital expenditures were $220,000 in fiscal
1996, all under a project initiated in 1994 to replace its core information systems computer hardware and software. The Company is not planning to make further capital expenditures.


RESULTS OF OPERATIONS

FIRST QUARTER FISCAL 1997 COMPARED WITH FIRST QUARTER FISCAL 1996

   Net Sales. The Company's aggregate net sales for the first quarter of fiscal 1997 (ended September 30, 1996) were $3,668,000, a decrease of $5,512,000 or 60.0% from $9,180,000 in the first quarter of fiscal 1996. The decline in sales is primarily the result of the plan to sell the Powerhouse and Promotional businesses, and the inability to purchase additional merchandise for sale as a result of the Company's constrained capital resources. Promotional sales decreased $4.0 million, or 66%, and Replenishment (Powerhouse) sales decreased $751,000, or 36%, in the quarter ended September 30, 1996 as compared to the first quarter of prior year.

   The following sets forth the Company's net sales by type of program:

                                        NET SALES
                                   First Quarter Ended
                               ---------------------------
                               September         September          Increase
                                30, 1996          30, 1995         (Decrease)
                               ---------         ---------         ----------

Dollar Days                    $2,040,000        $6,069,000       $(4,029,000)
Replenishment                   1,307,000         2,058,000          (751,000)
                               ----------        ----------       ------------
Core Promotional Business       3,347,000         8,127,000        (4,780,000)

Gift and Other                    321,000         1,053,000          (732,000)
                               ----------        ----------       ------------
                               $3,668,000        $9,180,000       $(5,512,000)
                               ==========        ==========       ============

   Cost of Products Sold and Gross Profit Margins. The Company's gross profit margins (as a percentage of sales) increased from 22% in the first quarter of fiscal 1996 to 38% in first quarter of fiscal 1997. The increase was principally due to the sale in the first quarter of fiscal 1997 of inventories which had been written down or written off as of June 30, 1996, and lower levels of guaranteed sales and returns on such guaranteed sales in the first quarter.

   Operating Expenses. The Company's operating expenses decreased from $2,719,000, or 30% of sales, in the first quarter of fiscal 1996 to $1,975,000, or 54% of sales, in the first quarter of fiscal 1997. The decrease in costs was primarily the result of the Company's continuing cost reduction efforts. The increase in costs as a percentage of net sales is due to the greater impact of fixed and indirect costs on the lower level of sales. These include legal and other corporate costs, as well as the cost of the Company's merchandising and distribution operations.

   Interest Expense.  The Company's interest expense decreased
$471,000, or 72%, due to elimination of the sale/leaseback obligation and lower current borrowing levels, net of the impact of higher effective interest rates and other borrowing costs in the current year.

   Other Income (Expense), Net. Other income of $29,000 in the first quarter of fiscal 1997 represented miscellaneous items. Other income in the first quarter of fiscal 1996 of $155,000 was also comprised of miscellaneous items.

   Loss Before income Taxes.  The Company's loss decreased from
$1,203,000 in the first quarter of fiscal 1996 to $733,000 in the first quarter of fiscal 1997. The improvement of $470,000 reflects the combined effects of all the above.

   Provision for Income Taxes. No income tax benefits were provided on the losses in the first quarters of fiscal 1997 and 1996 because realization of such benefits cannot be reasonably assured. Net operating loss carryforwards available to offset future taxable income and thereby reduce future income taxes payable are approximately $35 million for income tax reporting purposes.

   Net Loss. The decrease of $470,000 in the Company's net loss from the first quarter of fiscal 1996 to the first quarter of fiscal 1997 reflects the combined effect of all of the above.


FISCAL 1996 COMPARED WITH FISCAL 1995

   Net Sales. The Company's net sales for fiscal 1996 were $30,212,000, a decrease of $14,876,000 or 33.0% from $45,088,000 in fiscal 1995. The decline in sales in fiscal 1996 was principally due to a $6.1 million decrease in sales to two of the Company s largest customers from $8.8 million in fiscal 1995 to $2.7 million in fiscal 1996. Sales to three other customers decreased $1.8 in fiscal 1996 as a result of those customers discontinuing business. In addition, approximately $1.5 million in sales to customers in Mexico and Canada in fiscal 1995 were not repeated in fiscal 1996 as a result of the impact of unfavorable currency exchange rates. Sales in the Company's Powerhouse (Replenishment) Business decreased $2.8 million due to new store setup business in fiscal 1995 which was not repeated or replaced in fiscal 1996, and reduced order fill rates related to the Company s significant reduction in inventory levels in fiscal 1996. The closing of the Company s last retail store in September 1995 accounted for $600,000 in decreased sales. In general, the Company s reduced inventory levels and capital constraints limited inventory purchasing and resulted in reduced order fill rates and an inability to introduce new programs as planned.

   The following table sets forth the Company's net sales by type of program:

			                                     NET SALES
                                     Fiscal Year Ended
                               ------------------------------        Increase
                               June 30, 1996    June 24, 1995       (Decrease)
                               -------------    -------------       ----------

Dollar Days                     $21,047,000      $31,933,000      $(10,886,000)
Replenishment                     6,778,000        9,560,000        (2,782,000)
                                -----------      -----------      -------------
Core Promotional Business        27,825,000       41,493,000       (13,668,000)

Gift                              2,302,000        2,122,000           180,000

Other                                85,000        1,473,000        (1,388,000)
                                -----------      -----------      -------------
                                $30,212,000      $45,088,000      $(14,876,000)
                                ===========      ===========      =============

   Cost of Products Sold and Gross Profit Margin. The Company's gross profit margins (as a percentage of sales) decreased from 23.8% in fiscal 1995 to 12.7% in fiscal 1996, principally due to higher than anticipated returns on prior period guaranteed sales, including increased provisions for returns on guaranteed sales outstanding at June 30, 1996. The Company has also experienced lower gross margins related to its inventory reduction program, as a result of the sale of certain merchandise at reduced prices, and increased display and other costs as a percentage of sales due to a decrease in the value of the merchandise included per display fixture.

   Operating Expenses. The Company's operating expenses decreased from $12,461,000, or 27.6% of sales, in fiscal 1995 to $10,462,000, or 34.6% of sales, in fiscal 1996. The decrease in operating expenses was the result of the Company s continuing cost reduction efforts. The increase in operating expenses as a percentage of net sales is due to the greater impact of fixed and indirect costs on the lower level of sales, including executive search, legal, and other corporate costs, as well as costs of the Company's merchandise acquisition operations normally allocated to purchases, which were not fully absorbed in fiscal 1996 due to the limited purchasing during the year.

   Interest Expense.  The Company's interest expense increased
$146,000 in fiscal 1996 due to higher effective interest rates and other borrowing costs and higher average borrowing levels in fiscal 1996 resulting from increased borrowings in the first half of fiscal 1996.

   Other Income (Expense), Net.  The Company's other expense of
$58,000 in fiscal 1996 represented miscellaneous items. The other income amount of $674,000 in fiscal 1995 included a $950,000 gain on the sale of property in Mt. Clemens, Michigan, the site of a previously discontinued operation, gains of $296,600 from sales of plastic production equipment, net of a $518,000 writedown of the estimated value of remaining amounts due from the prior sale of Action Nicholson Color Company and other miscellaneous items.

   Costs and Expenses Due to Sale of Assets and Closing of
Warehouse. As a result of the sale of its operating assets and the resultant termination of its operating business, the Company has taken charges in fiscal 1996 for the estimated loss on the sale of its inventories and intellectual property ($600,000), other adjustments to reflect the net realizable value of inventory ($2.1 million)and other assets and liabilities($1.4 million).

   Loss From Continuing Operations Before Income Taxes.  The
Company's loss from continuing operations before income taxes increased from $2,907,000 in fiscal 1995 to $12,899,000 in fiscal 1996. The increase of $9,992,000 reflects the combined effect of all the above.

   Provision for Income Taxes. The Company recorded no income tax benefits from its losses in fiscal 1996 and 1995 because realization of such benefits cannot be reasonably assured. The Company has approximately $34.0 million in net operating loss carryforwards for income tax purposes which are available to offset future taxable income and thereby reduce income taxes payable in fiscal 1997 and beyond.

   Loss From Continuing Operations. The Company's loss from continuing operations increased from $2,907,000 in fiscal 1995 to $12,899,000 in fiscal 1996. The increase of $9,992,000 reflects the combined effect of all the above.

   Loss From Discontinued Operation. In fiscal 1995 the Company adopted a plan to sell its lamp business, and completed the sale in September of 1995. Operating losses of $808,000 for fiscal 1995 were reclassified as losses from discontinued operation.

   Net Loss. The increase of $9,184,000 in the Company's net loss from fiscal 1995 to fiscal 1996 reflects the combined effect of all the above.


FISCAL 1995 COMPARED WITH FISCAL 1994

   Net Sales.   The Company's net sales for fiscal 1995 were
$45,088,000, a decrease of $14,961,000, or 24.9%, from $60,049,000 in fiscal 1994. Sales to the Company s largest customer in fiscal 1994 decreased $9.5 million in fiscal 1995 as a result of that customer s decision to use the Company s programs in a limited manner in fiscal 1995. In addition, gift program sales decreased $6.4 million as a result of the Company s decision to reduce the offering of this program in order to reduce guaranteed sales. The Company s sales volume has declined materially in each of the last several years. The Company believes that economic conditions and other changes in the retail marketplace, along with increased ability on the part of the Company s customers to create their own promotional programs and a shifting customer base, have contributed to the decline in sales volume.

   The following table sets forth the Company's net sales by type of program:

                                           NET SALES
                                       Fiscal Year Ended
                                -------------------------------        Increase
                                June 24, 1995     June 25, 1994       (Decrease)
                                -------------     -------------       ----------

Dollar Days                      $31,933,000       $41,257,000      $ (9,324,000)
Replenishment                      9,560,000         8,224,000         1,336,000
                                 -----------       -----------      -------------
Core Promotional Business         41,493,000        49,481,000        (7,988,000)

Gift                               2,122,000         8,521,000        (6,399,000)
Other Specialty Products           1,473,000         2,047,000          (574,000)
                                 -----------       -----------      -------------

                                 $45,088,000       $60,049,000      $(14,961,000)
                                 ===========       ===========      =============

   Cost of Products Sold and Gross Profit Margins. The Company's gross profit margin as a percentage of sales decreased from 25.8% in fiscal 1994 to 23.8% in fiscal 1995, principally due to the increased cost of merchandise sold in the Company's core business programs, related primarily to the mix of programs sold and increased plastic manufacturing costs related to the lower level of plastic production in fiscal 1995.

   Operating Expenses. The Company's operating expenses decreased from $13,245,000, or 22.1% of sales, in fiscal 1994 to $12,461,000, or 27.6% of sales, in fiscal 1995. The increase in operating expenses as a percentage of sales was primarily the result of increased sales and merchandising costs related to the development of programs for the future, and the lower level of sales in fiscal 1995.

   Interest Expense.  The Company's interest expense decreased
$238,000 in fiscal 1995, due to lower average borrowing levels net of increased interest rates and other borrowing costs.

   Other Income (Expense), Net.  The Company's other income of
$674,000 in fiscal 1995 included a $950,000 gain on the sale of property in Mt. Clemens, Michigan, the site of a previously discontinued operation, gains of $296,000 from sales of plastic production equipment, net of a $518,000 writedown of the estimated value of remaining amounts due from the prior sale of Action Nicholson Color Company, and other miscellaneous items. The fiscal 1994 other income amount of $77,000 was comprised of miscellaneous items.

   Provision for Income Taxes. The Company recorded no income tax benefits from its loss in fiscal 1995 because realization of such benefits cannot be reasonably assured. No income tax expense was provided on earnings in fiscal 1994 because previously unrecognized deferred income tax benefits and net operating loss deductions from prior years were available to offset income taxes on current earnings.

   Earnings (Loss) From Continuing Operations. The Company's earnings (loss) from continuing operations decreased from earnings of $128,000 in fiscal 1994 to a loss of $2,907,000 in fiscal 1995. The decrease of $3,035,000 in net income reflects the combined effect of all the above.

   Loss From Discontinued Operation. In fiscal 1995 the Company adopted a plan to sell its lamp business, and completed the sale in September of 1995. Operating losses of $808,000 for 1995 and $3,000 for 1994 were reclassified as losses from discontinued operations.

   Net Earnings (Loss).  The decrease of $3,840,000 in the
Company's net earnings in fiscal 1995 reflects the combined effect of all the above.


                              BUSINESS

   The business of the Company, as described below, will be discontinued if the Plan is approved by the shareholders and the Sale to Mazel is consummated.

GENERAL

   The Company is the successor to a business which was founded in 1917 and incorporated in 1946. In 1969 the Company first sold its common stock in the public market. For more than thirty years the Company's principal business has been the sale of comprehensive promotional programs to retailers, including DOLLAR-AMA (registered trademark) and others. More recently, the Company introduced ACTION EXPRESS (registered trademark) and POWER PALLET (trademark) and other similar programs designed to provide a broad range of value-oriented products, programs, displays and services to meet the traditional promotional objectives of the retailer and reduce the need for in-store labor. The Company s focus has been on its core promotional business consisting of two distinct business-marketing units designed to meet the needs of both its retail customers and the consumer as follows:

   1. "Core" Promotional Business, which concentrates on the development of innovative promotional programs designed to increase sales and profitability for the retail industry.

   2. Powerhouse (Replenishment) Business, which focuses on "store within a store" concepts using a combination of promotional programs, themed events, and other selected items.

   The sale of the Company s lamp business in September of 1995 substantially eliminated the Specialty Products business, which had been the Company's "Item" business, wherein proprietary branded lines of merchandise were sold independent of any promotional programs.

   The principal product categories sold by the Company have been housewares (kitchenware, cleaning aids and food storage), plastic products for the home, picture frames, toys, stationery, closet accessories, health and beauty aids and the like.

   In fiscal 1996, one of the Company s customers accounted for 18.2% of consolidated net sales as a result of the merger of what had been two separate customers which individually accounted for 9.2% and 9% of consolidated net sales, respectively. In fiscal 1995 one of these two customers accounted for 11.6% of consolidated net sales. In fiscal 1994 another customer accounted for 15.3% of consolidated net sales. Business with fiscal 1994's large customer decreased significantly in fiscal 1995, as a result of the customer's directing its business with the Company to smaller and older stores as compared to a much broader scope of stores in fiscal 1994.

   The Company currently has several large customers which are significant to its business. In fiscal 1996, the Company sold in excess of $1 million to each of six customers who, in the aggregate, accounted
for 42% of consolidated net sales.    In fiscal 1995, the Company sold
in excess of $1 million to each of 11 customers who, in the aggregate, accounted for 48% of consolidated net sales. In fiscal 1994, the Company sold in excess of $1 million to each of 19 customers who, in the aggregate, accounted for 57% of consolidated net sales. The loss of large customers has had an adverse effect on the Company.

   There are no long-term arrangements or contracts which obligate any customer to purchase goods from the Company. The Company generally receives firm orders from its customers only a short time before shipment and consequently has no significant backlog of firm orders.

   In the retail marketing programs of its Promotional Business, which include DOLLAR-AMA (registered trademark), deep discount Gift promotions, ACTION EXPRESS (registered trademark) and others, the Company sells selected assortments of its products to retailing chains in various market areas at different times throughout the year, and generally furnishes promotional advertising and display materials, sometimes including related newspaper circulars and inserts for advertising the merchandise. While newspaper circulars were a major part of the Company's programs in the past, this activity has been decreasing for the last several years, to the point where it has been utilized in only a small part of the Company's business in recent years.

   The Company sells these assortments of merchandise to its customers at fixed percentage discounts from the retail prices at which the merchandise is advertised for sale to the consumer, resulting in uniform overall profitability to the Company's customers. The overall profitability to the Company of the promotional programs depends upon the aggregate costs of the various items included in the assortments. Items have been added to or discontinued in the assortments from time to time, based upon customer demand, retail sell-through and overall profitability to the Company.

   Promotional programs, which are designed to enhance sales volume and store traffic, are the Company's primary area of expertise and the principal marketing vehicle for the Company's products. The Company believes all of the items in its merchandise line are marketable independent of its promotional programs.

   The Company's Gift program business has been seasonal to the Christmas selling season. In recent years, including fiscal 1996, approximately 50% to 70% of the Company's annual Gift volume has been sold in the Company's second quarter (October, November and December). As a result, commitments to purchase Gift inventories have been made early, in advance of the selling season, and inventory levels have been more difficult to adjust as sales volume fluctuates.

   In addition, as the Company's mix of customers has changed in recent years to include more major drug store and grocery store chains, customer demand for guaranteed sales has increased. Guaranteed sales are sales whereby the customer retains the right to return goods which remain unsold at the close of the promotional period. In fiscal 1993 and 1994, approximately 50% of the Gift program was sold under guaranteed sales terms. Significant execution problems and excessive returns in fiscal 1993 resulted in planned reduction of the Gift program business in 1994. While the problems of fiscal 1993 were overcome in fiscal 1994, the Gift program still did not meet the Company's expectations and, as a result, the Company offered a significantly reduced Gift program principally on a non-guaranteed basis in fiscal 1995 and 1996.


PRODUCTS

      The products sold by the Company consist of imported products, Company-manufactured products, and products purchased from other United States manufacturers and suppliers.

   The breakdown of consolidated net sales by source is as follows:

                                              Fiscal Year
                                       1996      1995      1994
                                       ----      ----      ----

Imported Products                       82%       72%       75%

Company-Manufactured Plastics            7%       15%       17%

Domestic Products                       11%       13%        8%
                                       ----      ----      ----
                                       100%      100%      100%
                                       ====      ====      ====

   Imported Products.  Imported products consist of approximately
600 items. Most of these items have been manufactured and packaged to the Company's specifications under the Company's brand names. Imported products have been purchased from various manufacturers in 20 countries, primarily in the Far East and Europe.

   The Company's importing activities have been subject to the effects of inflation and fluctuations in the value of the U.S. dollar in relation to other currencies, as well as various other economic and political risks. It has been the Company's practice to purchase in U.S. dollars wherever possible, and to evaluate these risks, as well as the cost and availability of merchandise from all of its product sources, and to change suppliers and countries of origin as necessary to meet its purchasing objectives. While the Company considers its recent sources of supply adequate for its operations and has generally been successful at developing alternative sources of supply, there can be no assurance that suitable merchandise from foreign countries would continue to be available at satisfactory U.S. dollar prices.

   Company-manufactured Plastics.  Until August of 1995, the
Company manufactured more than 100 plastic housewares items, such as wastebaskets, laundry baskets, pails, food storage containers, tumblers, storage bins, and the like. As a result of declining sales volume and a decreasing proportionate use of plastics in its existing business, the Company closed its manufacturing facility, and made arrangements to meet its needs for plastic products through outside purchases from both domestic and import sources.

   Products Purchased from Other United States Manufacturers and Suppliers. Domestically manufactured products purchased from others have consisted of approximately 100 items sold in the Company's promotional programs. As with its imported products, while the Company considers its recent sources of supply adequate for its operations, there have been no assurances that suitable merchandise from domestic manufacturers would continue to be available to the Company at satisfactory prices.


COMPETITION

   The business of importing and marketing the type of merchandise sold by the Company is highly competitive. While the Company has experienced some competition from certain importers in terms of "direct import" promotional programs, no competitor has been known to provide the breadth of program selection and services which the Company has provided. However, the Company has experienced competition from a large number of firms, many of which have greater financial resources than the Company. These competitors include large manufacturers which sell branded promotional items, retailers which develop their own promotional programs, wholesalers and importers.

   The Company's promotional programs, including its Powerhouse
(Replenishment) Business, which in fiscal 1996 accounted for approximately 99.7% of net sales, have been the Company's principal method of competing with other suppliers of like merchandise to retail chains. The Company has endeavored to provide a broad range of value-oriented products and programs, as well as merchandising, point-of-sale displays and other promotional support materials and services, in a unique fashion, responsive to the retailers' needs. The success of the promotional programs has been dependent on achieving the goal of increasing sales and enhancing gross margin contribution in the stores of the Company's customers.

   The Company believes it has been the leading independent marketer of promotional programs to the retail trade. The Company's principal competition in providing these programs often has come from its own customers, most of whom have the capabilities to conduct promotional programs internally. Building in-store sales and traffic and providing the retailer with comprehensive, turnkey programs, including promotional merchandise with consistent, reasonable profit margins for the retailer, have been the Company's basis for competition with the internally created promotional programs of its customers.


SEASONALITY

   Fluctuations in sales of the Company's DOLLAR-AMA (registered trademark) and similar promotions from quarter to quarter reflect the cumulative result of individual decisions made by various customers with regard to the timing and placement of orders. Sales of the Company's Gift programs have been seasonally highest in the Company's second fiscal quarter. The December quarter has accounted for approximately 50% to 70% of the annual volume for Gift sales during the last three fiscal years.


TRADEMARKS, LICENSES AND FRANCHISES

   The Company's trademarks - DOLLAR-AMA (registered trademark),
DOLLAR POWER (registered trademarks) and others - are recognized by consumers throughout the United States, and represent the basic concepts under which the Company's promotional programs have been sold. Trademarks are considered to be an integral part of the ability to market promotional programs. Trademark rights endure as long as the Company continues to properly use them in the conduct of its business. All of the Company's trademarks are to be sold in conjunction with the sale of assets of its Replenishment and Promotional businesses.

   In connection with the Company's promotional program sales, licenses to use DOLLAR-AMA (registered trademark) and other trademarks have been granted to customers' stores. The licenses have been granted at no additional cost to the customer (the Company charges only for the merchandise provided) for limited periods of time, usually one to two weeks, during which the licensed stores advertise their sales of the Company's merchandise.


EMPLOYEES

   At October 15, 1996, the Company employed 40 regular employees and no temporary employees. At October 15, 1995, the Company employed 169 regular (including 70 represented by a labor union) and 25 temporary employees. The decrease is due to the downsizing and outsourcing of distribution operations and other work force reductions related to these and other downsizing activities during the year.


PROPERTIES

   The Company occupies the following facilities:

   Headquarters. The Company s corporate headquarters are located in a 580,000-square foot building on a 43-acre tract of land in Harmar Township, Pennsylvania (near Pittsburgh). The facility is leased from Allegheny Capital Growth Limited Partnership. During the third quarter of fiscal 1996, the Company moved all of its inventory and distribution activities from this location to lower cost public warehouse facilities described below. A substantial part of the facility is subleased to a third party under a short-term arrangement. In October 1996 the Company finalized the negotiation of and signed a new lease wherein the Company will lease only 58,000 square feet of office space in the facility.

   Other Distribution Facilities.  The Company has occupied
330,000 square feet at a public warehouse facility in Mt. Vernon Ohio, and 55,000 square feet at an additional distribution facility in Columbus, Ohio. The facilities are occupied under short-term lease arrangements permitting the Company to expand or contract its space to accommodate the Company's fluctuating inventory and distribution volume. The obligations under these leases are expected to be terminated in conjunction with the sale of the Company's inventory located at such facilities.


LEGAL PROCEEDINGS

   An action was filed against the Company and approximately 50 other defendants on August 16, 1994 by the Official Committee of Unsecured Creditors of Phar-Mor, Inc. in the United States Bankruptcy Court, Northern District of Ohio. The case was subsequently transferred to the United States District Court for the Western District of Pennsylvania. The Official Committee sought the recovery of approximately $75 million (about $2.6 million in the case of the Company) paid to the defendants for Phar-Mor shares tendered by them in a July 1991 tender offer. The claim was based upon allegations that at the time of the tender offer Phar-Mor was insolvent or had unreasonably small capital, and, therefore, the transfers pursuant to the tender offer constituted fraudulent conveyances. On August 22, 1995, summary judgment was entered in favor of the Company and the other defendants. In September 1995, the Official Committee filed an appeal of this decision. In October 1996 the U.S. Court of Appeals for the Third Circuit affirmed the judgment of the District Court in favor of the Company and the other defendants.


                         MAZEL COMPANY, L.P.

   Mazel Company, L.P. consists of two complementary operations:
(i) a major regional closeout retail business; and (ii) one of the nation's largest closeout wholesale businesses. Mazel was founded in 1975 as a wholesaler of closeout merchandise. In its wholesale operations, Mazel sells merchandise, including nationally recognized brand-name products, at a substantial discount to their original retail or wholesale prices. Mazel's Odd Job retail stores offer substantial savings on a large assortment of quality consumer items, which are frequently brand-name. Merchandise categories include housewares, stationery, books, party supplies, health and beauty aids, food, toys, hardware, electronics and garden supplies.

   Mazel's principal executive offices are located at 31000
Aurora Road, Solon, Ohio 44139 and its telephone number is (216) 248-5200.


                       INDEPENDENT AUDITORS

   The financial statements of the Company as of June 30, 1996 and June 24, 1995 and for each of the three years in the period ended June 30, 1996, included in this Proxy Statement, have been audited by Ernst & Young, LLP, independent auditors, as stated in their report herein.

   Representatives of Ernst & Young, LLP are expected to be present at the Annual Meeting and, while they are not expected to make a statement, they will have the opportunity to do so if they desire. Such representatives will be available to respond to appropriate questions from the shareholders.


                            OTHER MATTERS

   The Board of Directors does not know of any matters to be presented at the Annual Meeting other than the election of one director and the proposals to approve the Amendment and the Plan. If any other matters should properly come before the Annual Meeting, however, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.


1997 SHAREHOLDER PROPOSALS

   To be eligible for presentation at the Company's next annual meeting, shareholder proposals must be received by the Secretary of the Corporation at its main office not later than August 4, 1997.


                         AVAILABLE INFORMATION

   The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and 75 Park Place, Room 1228, New York, New York 10007. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


                       YOUR VOTE IS IMPORTANT.


   THE ENCLOSED PROXY SHOULD BE COMPLETED, DATED, SIGNED AND
RETURNED IN THE ENCLOSED ENVELOPE FOR WHICH POSTAGE HAS BEEN PAID. PROMPT MAILING OF THE PROXY WILL BE APPRECIATED.



             BY ORDER OF THE BOARD OF DIRECTORS,



             T. Ronald Casper
             President and CEO

Date:  December 2, 1996

--------------------------------------------------------------------------
                       QUARTERLY FINANCIAL STATEMENTS
--------------------------------------------------------------------------

                               ACTION INDUSTRIES, INC. AND SUBSIDIARIES
                                      CONSOLIDATED BALANCE SHEETS
                                             (UNAUDITED)

                                            (In thousands)


                                                             September    September      June
                                                             30, 1996     30, 1995     30, 1996
                                                             ---------    ---------    ---------
ASSETS

Current Assets
  Cash and cash equivalents                                       $5       $1,096          $78
  Trade accounts receivable, less allowances
    of $377, $478, and $353                                    2,218        7,510        2,769
  Inventories                                                  2,539       18,414        3,928
  Other current assets                                           591        1,130          671
                                                             -------      -------      -------
    Total Current Assets                                       5,353       28,150        7,446

Property, Plant and Equipment                                    307        7,687          385

Other Assets
  Note Receivable                                                754        1,200          850
  Other                                                          193          488          227
                                                             -------      -------      -------
                                                              $6,607      $37,525       $8,908
                                                             =======      =======      =======

LIABILITIES  AND  SHAREHOLDERS' EQUITY (CAPITAL DEFICIENCY)

Current Liabilities
  Notes  payable                                              $1,858      $10,278       $3,039
  Accounts payable                                             2,592        4,217        2,628
  Accrued compensation                                           604          999          607
  Other accrued liabilities                                      589        1,069          736
                                                             -------      -------      -------
    Total Current Liabilities                                  5,643       16,563        7,010

Long-Term Liabilities
  Financing obligation - sale/leaseback                          -          7,506          -
  Long-term debt                                                 115          115          115
  Deferred compensation                                        1,353        1,416        1,554
                                                             -------      -------      -------
    Total Long-Term Liabilities                                1,468        9,037        1,669

Shareholders' Equity (Capital Deficiency)
  Common stock, $0.10 par value;
    authorized 20,000,000 shares;
    issued 7,187,428 shares                                      719          719          719
  Capital in excess of par                                    25,498       25,498       25,498
  Retained earnings (deficit)                                (15,147)      (2,718)     (14,414)
                                                             -------      -------      -------
                                                              11,070       23,499       11,803
  Less treasury shares, at cost                               11,574       11,574       11,574
                                                             -------      -------      -------
    Total Shareholders' Equity (Capital Deficiency)             (504)      11,925          229
                                                             -------      -------      -------
                                                              $6,607      $37,525       $8,908
                                                             =======      =======      =======

See notes to consolidated financial statements.


                     ACTION INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   UNAUDITED

                       (In thousands except per share data)

                                                      First Quarter Ended
                                                   -------------------------
                                                   September       September
                                                   30, 1996        30, 1995
                                                   --------        --------

NET SALES                                           $3,668          $9,180

COSTS AND EXPENSES
  Cost of products sold                              2,272           7,165
  Operating expenses                                 1,975           2,719
  Interest expense                                     183             654
                                                   --------        --------
                                                     4,430          10,538

OTHER INCOME, NET                                       29             155
                                                   --------        --------

LOSS BEFORE INCOME TAXES                              (733)         (1,203)

PROVISION FOR INCOME TAXES                             -               -
                                                   --------        --------

NET LOSS                                             ($733)        ($1,203)
                                                   ========        ========


NET LOSS PER SHARE                                  ($0.13)         ($0.22)
                                                   ========        ========


Weighted average shares outstanding                  5,539           5,539
                                                   ========        ========


See notes to consolidated financial statements.


                                               ACTION INDUSTRIES, INC. AND SUBSIDIARIES
                                   CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (CAPITAL DEFICIENCY)
                                                              UNAUDITED

                                                 (In thousands except share amounts)


                                             First Quarter Ended September 30, 1996 and September 30, 1995
                                   ---------------------------------------------------------------------------------
                                                           Capital    Retained
                                        Common Stock      In Excess   Earnings        Treasury Stock
                                     Shares      Amount    of Par     (Deficit)    Shares        Amount      Total
                                     ------      ------   ---------   ---------    ------        ------      -----

BALANCE - JUNE 24, 1995             7,187,428     $719     $25,498     ($1,515)   1,647,970    ($11,574)    $13,128

  Net  Loss                             -          -          -         (1,203)       -            -         (1,203)
                                   ---------------------------------------------------------------------------------
BALANCE - SEPTEMBER 30, 1995        7,187,428     $719     $25,498     ($2,718)   1,647,970    ($11,574)    $11,925
                                   =================================================================================

BALANCE - JUNE 30, 1996             7,187,428     $719     $25,498    ($14,414)   1,647,970    ($11,574)       $229

  Net  Loss                             -          -          -           (733)       -            -           (733)
                                   ---------------------------------------------------------------------------------
BALANCE - SEPTEMBER 30, 1996        7,187,428     $719     $25,498    ($15,147)   1,647,970    ($11,574)      ($504)
                                   =================================================================================

See notes to consolidated financial statements.


                          ACTION INDUSTRIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                          UNAUDITED

                                        (In thousands)

                                                                First Quarter Ended
                                                           -----------------------------
                                                           September           September
                                                           30, 1996            30, 1995
                                                           ---------           ---------
OPERATING ACTIVITIES:

Net loss                                                     ($733)            ($1,203)
Adjustments to reconcile net loss to net cash
   provided by operating activities:
  Depreciation and amortization                                 78                 238
  Changes in operating assets and liabilities:
     Trade accounts receivable                                 551               2,398
     Inventories                                             1,389                (281)
     Other current assets                                       80                 (19)
     Accounts payable and accrued expenses                    (186)               (429)
                                                           --------            --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                    1,179                 704
                                                           ========            ========

INVESTING ACTIVITIES:

   Acquisition of property, plant and equipment                -                   -
                                                           --------            --------
NET CASH USED IN INVESTMENT ACTIVITIES                           0                   0
                                                           ========            ========

FINANCING ACTIVITIES:

   Notes and acceptances payable                            (1,181)                116
   Principal payments on long-term obligations                 -                  (233)
   Other, net                                                  (71)                (58)
                                                           --------            --------
NET CASH USED IN FINANCING ACTIVITIES                       (1,252)               (175)
                                                           ========            ========


INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               (73)                529

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                78                 567
                                                           --------            --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                      $5              $1,096
                                                           ========            ========


See notes to consolidated financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

ACTION INDUSTRIES, INC. AND SUBSIDIARIES
_________________________________________________________________________

A. The consolidated financial statements included herein have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission. With the exception of the consolidated balance sheet which was derived from the audited financial statements as of June 30, 1996, such statements have not been audited. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these consolidated financial statements be read in conjunction with the financial statements and the notes thereto included in the Company's latest Annual Report on Form 10-K. Effective July 1995 the Company changed its fiscal calendar from a 52-53 week year ending on the last Saturday of each fiscal month to the last day of the calendar month.

B. The accompanying financial statements reflect all adjustments
   (consisting of normal recurring accruals and estimates) which are, in the opinion of management, necessary for a fair presentation.

C. In October 1996 the Company entered into an agreement to sell its inventory and related intellectual property associated with its Replenishment (Powerhouse) business and Promotional business. The Powerhouse-related assets were sold October 18, 1996. The Company's Promotional-related assets have been sold subject to the approval of the Company's shareholders. The assets to be sold represent substantially all of the operating assets employed in the Company's business. Trade accounts receivable are to be retained, as well as non-operating notes and other receivables from prior sales of the Company's headquarters facility and certain business units. Upon completion of the sales described above, all of the Company's current operations will have been sold.

   Also in October 1996 the Company finalized negotiations and signed a new lease arrangement for its headquarters facility. The new lease obligates the Company for rent of approximately $100,000 per year for a five year period under an operating lease. This lease agreement, in conjunction with the physical departure from the warehouse space in the facility, resulted in the elimination as of June 30, 1996 of the previously reported capital lease obligation for the facility.

   The accompanying financial statements include the historical results of operations of the Company's Promotional and Replenishment businesses. Valuation adjustments were made as of June 30, 1996 to the historical cost basis of the Company's inventories, property and equipment and any other assets impacted by the sale of the Company's current operations, to value these assets at estimated net realizable value and to reflect the abandonment or sale of certain fixed assets no longer used to support operations.

D. The results of operations for the quarter ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year.

E. Inventories consist primarily of merchandise held for resale.
   Inventories are valued at the lower of first-in, first-out
   (FIFO) cost or market.

F. The Company has a credit agreement which provides for up to $10 million in committed credit lines through June 30, 1997. Availability under the credit line is further limited by the level of eligible accounts receivable and inventories.
   Interest is payable at 3.5% over the prime rate of interest.
   At September 30, 1996 outstanding borrowings under the credit agreement were $1.9 million and the unused borrowing capacity was $992,000.

   The Company did not meet the requirements under the restrictive covenants of the Credit Agreement as of September 30, 1996, and will not be able to meet these covenants subsequently. The lender's remedies under such a default include the right to demand repayment of the outstanding loan.

G. No income tax benefits were provided on the losses in the fiscal quarters ended September 30, 1996 and September 30, 1995 because realization of such benefits is not reasonably assured.

   Net operating loss carryforwards available to offset future taxable income and thereby reduce income taxes payable in the future are approximately $35 million for income tax reporting purposes.

--------------------------------------------------------------------------
                      YEAR END FINANCIAL STATEMENTS
--------------------------------------------------------------------------

                   REPORT OF INDEPENDENT AUDITORS


To the Shareholders and Board of Directors
Action Industries, Inc.


We have audited the accompanying consolidated balance sheets of Action Industries, Inc. and Subsidiaries as of June 30, 1996 and June 24, 1995, and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1996, as listed in the accompanying index to financial statements Item 14(a). Our audits also included the financial statement schedule listed in the index at 14(a). These financial statements and the schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Action Industries, Inc. and Subsidiaries at June 30, 1996 and June 24, 1995, and the consolidated results of its operations and cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As more fully described in Note A to the consolidated financial statements, the Company has entered into an agreement to sell all its inventory and related intellectual property subject to the approval of the Company's shareholders. Additionally, as described in Note D, the Company has experienced recurring losses and is currently in violation of its debt agreement with its lender. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note A. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of the assets or the amounts and classification of the liabilities that may result from the outcome of this uncertainty.

ERNST & YOUNG LLP

October 14, 1996

                    			     ACTION INDUSTRIES, INC. AND SUBSIDIARIES
                                   CONSOLIDATED BALANCE SHEETS
                                          (In thousands)

                                                                          June 30,         June 24,
                                                                            1996             1995
                                                                          --------         --------
ASSETS

CURRENT ASSETS
   Cash and cash equivalents                                                   $78             $567
   Trade accounts receivable, less allowances of $353 and $478               2,769            9,908
   Inventories                                                               3,928           18,133
   Other current assets                                                        671            1,111
                                                                           -------          -------
      TOTAL CURRENT ASSETS                                                   7,446           29,719

PROPERTY, PLANT AND EQUIPMENT                                                  385            7,964

OTHER ASSETS
   Note Receivable                                                             850            1,200
   Other                                                                       227              663
                                                                           -------          -------

                                                                            $8,908          $39,546
                                                                           =======          =======
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
   Notes and acceptances payable                                            $3,039          $10,162
   Accounts payable                                                          2,628            4,406
   Accrued compensation                                                        607              926
   Other accrued liabilities                                                   736            1,382
                                                                           -------          -------
      TOTAL CURRENT LIABILITIES                                              7,010           16,876

LONG-TERM LIABILITIES
   Financing obligation - sale/leaseback                                       -              7,739
   Long-term debt                                                              115              115
   Deferred compensation                                                     1,554            1,688
                                                                           -------          -------
      TOTAL LONG-TERM LIABILITIES                                            1,669            9,542

SHAREHOLDERS' EQUITY
   Common stock, $0.10 par value;
      authorized 20,000,000 shares; issued 7,187,428 shares                    719              719
   Capital in excess of par                                                 25,498           25,498
   Retained earnings (deficit)                                             (14,414)          (1,515)
                                                                           -------          -------
                                                                            11,803           24,702
   Less treasury shares, at cost                                            11,574           11,574
                                                                           -------          -------
      TOTAL SHAREHOLDERS' EQUITY                                               229           13,128
                                                                           -------          -------
                                                                            $8,908          $39,546
                                                                           =======          =======

See notes to consolidated financial statements.


                       ACTION INDUSTRIES, INC. AND SUBSIDIARIES
                         CONSOLIDATED STATEMENTS OF OPERATIONS
                         (In thousands except per share data)


                                                                 Year Ended
                                                      ----------------------------------
                                                      June 30,     June 24,     June 25,
                                                        1996         1995         1994
                                                      --------     --------     --------

NET SALES                                             $30,212      $45,088      $60,049

COSTS AND EXPENSES
  Cost of products sold                                26,385       34,374       44,527
  Operating expenses                                   10,462       12,461       13,245
  Costs and expenses due to sale of
     assets and closing of warehouse                    4,226         -            -
  Interest expense                                      1,980        1,834        2,072
                                                     ---------    ---------    ---------
                                                       43,053       48,669       59,844

OTHER INCOME (EXPENSE), NET                               (58)         674          (77)
                                                     ---------    ---------    ---------

EARNINGS (LOSS) FROM CONTINUING
  OPERATIONS BEFORE INCOME TAXES                      (12,899)      (2,907)         128

PROVISION FOR INCOME TAXES                               -            -            -
                                                     ---------    ---------    ---------

EARNINGS (LOSS) FROM CONTINUING OPERATIONS            (12,899)      (2,907)         128

LOSS FROM DISCONTINUED OPERATIONS                        -            (808)          (3)
                                                     ---------    ---------    ---------

NET EARNINGS (LOSS)                                  ($12,899)     ($3,715)        $125
                                                     =========    =========    =========

EARNINGS (LOSS) PER SHARE
  Continuing operations                                ($2.33)      ($0.52)       $0.02
  Discontinued operations                                -           (0.15)        0.00
                                                     ---------    ---------    ---------
NET EARNINGS (LOSS) PER SHARE                          ($2.33)      ($0.67)       $0.02
                                                     =========    =========    =========

Weighted average shares outstanding                     5,539        5,539        5,561


See notes to consolidated financial statements.


                                      ACTION INDUSTRIES, INC. AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                        (In thousands except share amounts)



                                    For the Years Ended June 30, 1996, June 24, 1995, and June 25, 1994
                              --------------------------------------------------------------------------------
                                                    Capital      Retained
                                 Common Stock       In Excess    Earnings      Treasury Stock
                               Shares     Amount     of Par      (Deficit)   Shares      Amount        Total
                              --------------------------------------------------------------------------------
BALANCE - JUNE 26, 1993         7,187      $719      $25,498       $2,075     1,648     ($11,574)     $16,718

  Net Earnings                    -          -          -             125       -           -             125
                              --------------------------------------------------------------------------------

BALANCE - JUNE 25, 1994         7,187       719       25,498        2,200     1,648      (11,574)      16,843

  Net Loss                        -          -          -          (3,715)      -           -          (3,715)
                              --------------------------------------------------------------------------------

BALANCE - JUNE 24, 1995         7,187       719       25,498       (1,515)    1,648      (11,574)      13,128

  Net Loss                        -          -          -         (12,899)      -           -         (12,899)
                              --------------------------------------------------------------------------------

BALANCE - JUNE 30, 1996         7,187      $719      $25,498     ($14,414)    1,648     ($11,574)        $229
                              ================================================================================


See notes to consolidated financial statements.


                              ACTION INDUSTRIES, INC. AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                          (In thousands)

                                                                                Year Ended
                                                                    ----------------------------------
                                                                    June 30,     June 24,     June 25,
                                                                      1996         1995         1994
                                                                    --------     --------     --------
OPERATING ACTIVITIES:

Net earnings (loss) from continuing operations                      ($12,899)     ($2,907)        $128
Adjustments to reconcile net earnings (loss) to net cash
   provided by operating activities:
  Depreciation and amortization                                          762        1,055        1,248
  Provision (credit) for doubtful accounts                              (125)        (656)         873
  Non-cash provision for inventory losses                              1,851           -            -
  Cash used in discontinued operations                                   -           (290)        (367)
  Changes in operating assets and liabilities:
     Trade accounts receivable                                         7,264         (390)       7,178
     Inventories                                                      12,354         (549)       6,203
     Other current assets                                                440           76        1,953
     Accounts payable and accrued expenses                            (2,743)         132       (5,193)
                                                                    ---------    ---------    ---------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                    6,904       (3,529)      12,023
                                                                    =========    =========    =========

INVESTING ACTIVITIES:

   Acquisition of property, plant and equipment                         (220)        (759)        (127)
                                                                    ---------    ---------    ---------
NET CASH USED IN INVESTMENT ACTIVITIES                                  (220)        (759)        (127)
                                                                    =========    =========    =========

FINANCING ACTIVITIES:

   Notes and acceptances payable                                      (7,123)       4,723      (11,001)
   Payment of deferred compensation                                     (134)        (324)        (602)
   Principal payments on long-term obligations                          (786)        (633)        (535)
   Other, net                                                            870          289          312
                                                                    ---------    ---------    ---------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                   (7,173)       4,055      (11,826)
                                                                    =========    =========    =========

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        (489)        (233)          70

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                           567          800          730
                                                                    ---------    ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                 $78         $567         $800
                                                                    =========    =========    =========

The completion of new lease on the Company's headquarters facility resulted in a noncash credit for the elimination of the sale/leaseback obligation of $6.9 million and a non-cash charge of $6.2 million for the net book value of the leased property including land, building and certain equipment.

See notes to consolidated financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ACTION INDUSTRIES, INC. AND SUBSIDIARIES
_______________________________________________________________________

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fiscal Year: References to a fiscal year in these financial statements are to the Company's fiscal year ending for the three most recent fiscal years on June 30, 1996, June 24, 1995 and June 25, 1994.

Basis of Presentation: In October 1996 the Company entered into an agreement to sell its inventory and related intellectual property associated with its Replenishment (Powerhouse) business and Promotional business. The Powerhouse-related assets are to be sold promptly. Powerhouse inventories were approximately $570,000 at the date the agreement was signed. The Company's Promotional-related assets have been sold subject to the approval of the Company's shareholders. The assets to be sold represent substantially all of the operating assets currently employed in the Company's business. Trade accounts receivable are to be retained, as well as non-operating notes and other receivables from prior sales of the Company's headquarters facility and certain business units. Upon completion of the sales described above, all of the Company's current operations will have been sold.

Also in October 1996 the Company finalized negotiations and signed a new lease arrangement for its headquarters facility. The new lease obligates the Company for rent of approximately $100,000 per year for a five year period under an operating lease. This lease agreement, in conjunction with the physical departure from the warehouse space in the facility, results in the elimination of the previously reported capital lease obligation for the facility.

The accompanying financial statements include the historical results of operations of the Company's Promotional and Replenishment businesses. Valuation adjustments have been made to the historical cost basis of the Company's inventories, property and equipment and any other assets impacted by the sale of the Company's current operations, to value these assets at estimated net realizable value and to reflect the abandonment or sale of certain fixed assets no longer used to support operations. The valuation of the assets and liabilities are based on management estimates and assumptions as of the date of issuance of the financial statements. Actual realization of the assets and settlement of the liabilities could be higher or lower than the estimated amounts.

Principles of Consolidation: The consolidated financial statements include the accounts of Action Industries, Inc. and its wholly-owned subsidiaries (the Company). All significant intercompany accounts and transactions have been eliminated. Until September of 1995, the Company operated a lamp business as Kensington Lamp Company, a wholly-owned subsidiary (KLC). The business and certain assets of KLC were sold in September of 1995, a fiscal 1995 event for financial reporting purposes. The lamp business has been reported as a discontinued operation. Action Nicholson Color Company (ANC), a wholly-owned subsidiary, was sold in April of 1994. ANC was held for sale as of June 26, 1993, and has been reported as a discontinued operation.

Financial Instruments: Cash and cash equivalents, accounts and notes receivable, and accounts and notes payable are carried at cost, which approximated their fair value at June 30, 1996 and June 24, 1995.

Inventories:  Inventories are valued at the lower of first-in, first-out
(FIFO) cost or market. Market valuation is based on known or estimated sales value.

Property, Plant and Equipment: Property, plant and equipment is carried at cost. Elimination of the capitalized lease on the Company's headquarters facility and the sale of the Company's operations have resulted in the sale or devaluation of substantially all of the Company's property, plant and equipment as of June 30, 1996. The remaining book value is comprised of computer equipment and office furniture and fixtures in continuing use.

Historically, the Company has provided for depreciation (including amortization of assets held under capital leases) over the estimated useful lives or lease terms of the assets, principally on the straight-line method. Estimated useful lives used in providing for depreciation have been 20-40 years for buildings and 3-15 years for machinery and equipment.

Property, plant and equipment is comprised of the following (in thousands):

                                   1996        1995
                                   ----        ----

Land                             $   -       $    521
Buildings                            -          7,965
Machinery and equipment            5,981       21,833
                                 --------    ---------
                                   5,981       30,319
(Less allowances)                 (5,596)     (22,355)
                                 --------    ---------
                                 $   385     $  7,964
                                 ========    =========

Income Taxes: The Company accounts for income tax expense and liabilities under the liability method. Deferred income taxes are provided for temporary differences between financial and income tax reporting, relating principally to restructuring charges, reserves for losses on investments and other assets, depreciation and deferred compensation.

Employees' Retirement Plans: The Company has defined contribution retirement plans covering substantially all of its employees. The plans provide for defined contributions based on eligible employees' compensation. It is the policy to fund retirement plan costs accrued.

Revenue Recognition: The Company recognizes revenue from the sale of merchandise at the time of shipment to its customers. In the case of sales where the customer has the right to return unsold goods
(guaranteed sales), revenue recognized is reduced for estimated returns, based on historical experience.

Interest Allocation: The Company has allocated interest to discontinued operations based on the receivables and inventories used in such operations.

Impact of Recently Issued Accounting Standards: The Company has not adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of" (SFAS No.
121). Management does not believe that the adoption of SFAS No. 121 will have a material impact on the Company's financial position or results of operations. The ultimate recovery of the carrying value of the remaining long-lived assets will depend on the results of the Company's efforts to accomplish a business combination with an operating business.

The Company has not adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). SFAS No. 123 establishes financial accounting and reporting standards for stock-based compensation plans. This Standard is optional, and the Company is permitted to continue to account for its plans under previous accounting standards. The Company does not expect to adopt the recognition provisions of the new accounting standard, and consequently, the future adoption of SFAS No. 123 will not have an impact on the Company's results of operations.


NOTE B -- SALE OF OPERATING ASSETS

The purchase price for the sale of the Company's Promotional inventory and related intellectual property will not be determined until after the process of obtaining shareholder approval is completed, which is expected to be in December of 1996. The purchase price will equal 63.3% of the cost of the inventory sold plus a cash payment of $100,000. The proceeds of the sale are estimated at approximately $1 million to $1.5 million, and will be used to repay debt under the Company's credit arrangements and trade payables. The estimated loss on the sale (approximately $600,000) has been recorded in the accompanying financial statements. In addition, the Company has incurred additional inventory losses of approximately $1.8 million related to the sales of all current operations, including excess quantities and other obsolete inventories, primarily display materials; unabsorbed acquisition costs related to the Company's low level of purchasing in 1996 and the writeoff of unamortized display costs. These losses have been recorded as a reduction in the value of inventory in the accompanying financial statements.

The Company, with the help of its advisors, is actively exploring other strategic options available to it, including business combinations with other operating businesses in order to continue as an operating concern and preserve all or a portion of its income tax net operating loss carryforwards. The Company has received indications of interest from third parties, and has been engaged in specific discussions relating to such a transaction with interested parties. Such discussions are preliminary and may not result in an agreement relating to any such transaction, and the Company may not be able to maintain sufficient capital to continue the pursuit of such transactions. The issues discussed above and those discussed in Note D regarding the status of the Company's credit facilities raise substantial doubt about the ability of the Company to continue as a going concern.


NOTE C -- DISCONTINUED OPERATIONS

Kensington Lamp Company: The Company owns 100% of the common stock of Kensington Lamp Company (KLC), now inactive, but formerly an assembler of lead crystal and other table lamps. The Company sold certain of the assets and the business to KLC management in September of 1995. Terms of the sale included retention of accounts receivable by the Company, assumption of inventory-related accounts payable by the buyer, and an interest bearing note secured by a second mortgage on inventories and receivables, payable over a 42 month period which began November 1, 1995. As of June 30, 1996 the amount receivable under the note was $1,299,900.

The estimated realizable value from the sale was included in other current assets and other long-term assets in the accompanying balance sheet as of June 24, 1995 as if the sale had taken place in the year
ended June 24, 1995.   The statement of operations for 1994 was restated
to reflect KLC as a discontinued operation. Total sales for KLC were $10.1 million for 1995 and $9.3 million for 1994.

Interest allocated to KLC in the accompanying statement of operations was $334,000 in fiscal 1995 and $283,000 in fiscal 1994.

Action Nicholson Color Company: The Company owns 100% of the common stock of Action Nicholson Color Company (ANC), now inactive, but formerly a producer of color separations. The Company sold the assets and the business of ANC in April of 1994. Terms of the sale included a cash payment at closing and future payments based on sales of the business over the three years subsequent to April 1994. The estimated net realizable value of the future payments ($125,000 as of June 30, 1996) is included in the accompanying balance sheet.


NOTE D -- LONG-TERM DEBT AND CREDIT FACILITIES

Long-term debt outstanding at June 30, 1996 and June 24, 1995 consisted of $115,000 in 9% Convertible Subordinated Debentures, due in 1998. There are no current maturities of long-term debt.

Convertible Subordinated Debentures: The Debentures may be converted into common stock at a price of $9.87 per share at any time prior to maturity. If conversion does not occur, the Company is required to redeem the Debentures on the maturity date, April 1, 1998. The Debentures may be redeemed early, at the Company's option, upon payment of a premium. The sale of substantially all of the Company's operating assets in a transaction requiring shareholder approval may require redemption of the Debentures at the time the sale is completed.

Credit Facilities: The Company's Credit Agreement provides for available credit of up to $10 million through June 30, 1997. Availability under the credit line is further limited by the level of eligible accounts receivable and inventories. Interest is payable at 3.5% over the prime rate of interest.

Borrowings are used for short-term financing under notes payable and to back up letters of credit issued against purchases of imported merchandise. Borrowings are secured by substantially all of the Company's assets, including its cash balances, accounts receivable, inventories, and property, plant and equipment.

Short-term borrowings against the credit lines ranged from a high of $12.4 million to a low of $2.5 million during the 1996 fiscal year. At June 30, 1996 the unused borrowing capacity based on the borrowing formula in the agreement was $1.5 million. During the year ended June 24, 1995, borrowings ranged from a high of $14.6 million to a low of $4.6 million.

The Company did not meet the required levels of net worth and working capital under the restrictive covenants of its Credit Agreement as of June 30, 1996, and will not be able to meet these covenants subsequently. The lender's remedies under such a default include the right to demand repayment of the outstanding loan.

Maturities of Debt: There are no maturities of long-term debt for the five fiscal years subsequent to 1996, with the exception of the Convertible Subordinated Debentures due April 1, 1998 ($115,000).

Interest paid was $2,067,000 during the year ended June 30, 1996, $2,098,000 in 1995, and $2,585,000 in 1994.


NOTE E -- SALE/LEASEBACK

In 1991 the Company refinanced its headquarters facility under a sale/leaseback arrangement. The facility was sold for $14 million, $3.5 million of which was in the form of an interest bearing note receivable. $10.5 million was received in cash. The transaction was accounted for as a financing, wherein the property remained on the books and continued to be depreciated. A financing obligation representing the proceeds was recorded, and was reduced based on payments under the lease.

The sale/leaseback financing obligation was eliminated in October of 1996 when the Company completed negotiations and agreed to an operating lease on the office space in the facility (which space represents approximately 10% of the total space in the facility). In connection with the settlement of the sale/leaseback obligation, the note receivable was reduced to $2.3 million from the original $3.5 million, and the note will not bear interest until 1998. An unrelated third party has leased the entire warehouse portion of the space from the Company's landlord. As a result of the Company's vacating the warehouse facilities during March and April of 1996 and the signing of a new operating lease, the capitalized lease obligation was eliminated from the financial statements as of June 30, 1996. The note receivable has not been recorded in the financial statements because realization of the note continues to be uncertain. Upon sale or refinancing of the property the landlord is obligated to repay the note. Such repayment will be reported as income when received.

The original sale/leaseback (under which the Company has been the sole tenant) had a lease term of twelve years for the office and eight years for the warehouse (beginning in April 1991) and required minimum annual rental payments of approximately $1.9 million per year through 1999 and lesser payments thereafter.

The new lease requires minimum annual rental payments of $100,000 per year for the five year period beginning November 1, 1996. The Company's office space requirements are currently less than the space rented under the new lease. The Company and its landlord are actively seeking prospective tenants to relieve the Company of some or all of its
obligations under the lease.   Termination of the original
sale/leaseback lease resulted in elimination of the capitalized lease obligation ($6.9 million at June 30, 1996) from the balance sheet, offset by the elimination of the land, building and certain equipment directly related to the facility with an aggregate net book value of approximately $6.2 million. In addition, the Company incurred significant costs associated with vacating the facility, including severance ($200,000), idle facilities rent and utilities (approximately $300,000), and other costs including moving and inventory transfer costs and inventory losses.


NOTE F -- INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes. Significant components of the Company's deferred income tax liabilities and assets are as follows:

                                               1996          1995
                                               ----          ----
   Deferred Tax Assets:
   Deferred tax benefits associated
     with losses provided for
     restructuring, discontinued
     operations and other asset
     valuation allowances                    $ 6,093,200   $ 4,085,000

   Deferred gain on sale/leaseback                -          1,865,000
   Net operating loss carryforwards           13,869,000     7,480,000
   Alternative minimum tax credit                805,000       805,000
                                             -----------   -----------
                                              20,767,200    14,235,000

   Deferred Tax Liabilities:
   Excess tax depreciation over book             567,600     1,454,000
   Change from LIFO to FIFO                      513,600     1,027,000
                                             -----------   -----------
                                               1,081,200     2,481,000
                                             -----------   -----------

   Net deferred tax asset                     19,686,000    11,754,000
   Valuation allowance                        19,686,000    11,754,000
                                             -----------   -----------
   NET DEFERRED TAX ASSET REPORTED           $         0   $         0
                                             ===========   ===========


The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

                                       1996      1995     1994
                                       ----      ----     ----

Federal income tax rate               (34.0)%   (34.0)%   34.0 %
Deferred tax charge (credit)             -         -        -
 Effect of net operating loss carry-
  forward and valuation allowance      34.0 %    34.0 %  (34.0)%
State income tax, net of
  Federal benefit                        -         -        -
Other                                    -         -        -
                                      -------   -------  -------
Effective income tax rate               0.0 %     0.0 %    0.0 %
                                      =======   =======  =======

The Company has net operating loss carryforwards available for income tax reporting purposes of approximately $34 million expiring in 2008 through 2011 which, upon recognition, based on current tax rates, could result in future tax benefits of approximately $13.8 million.
The Company made no tax payments during the years ended June 30, 1996, June 24, 1995 and June 25, 1994.


NOTE G -- EMPLOYEES' RETIREMENT PLANS

Contributions under the Company's retirement plans were $75,000 in 1996, $123,000 in 1995 and $133,000 in 1994. Contributions were for employees subject to a collective bargaining agreement, which provides for such contributions at a rate of 6% of eligible compensation. All employees eligible for contributions under the collective bargaining agreement were terminated prior to June 30, 1996.


NOTE H -- OTHER INCOME (EXPENSE), NET

Other income (expense) consists of the following (in thousands):

                                   1996       1995       1994
                                   ----       ----       ----

Gain on sale of equipment          $  -      $ 296      $  -
Gain on sale of property              -        950         -
Writedown of remaining estimated
 realizable of Action Nicholson     (200)     (518)        -
Interest income                       -         -          -
Gain on sale of other assets         208        -          -
Other income (expense), net          (66)      (54)       (77)
                                   ------    ------      -----

                                   $ (58)    $ 674       $(77)
                                   ======    ======      =====

NOTE I -- LEASES

The Company leases office space and equipment under noncancelable operating leases. Future minimum lease payments under operating leases (including the new facility leases referred to in Note E above are $338,000 in 1997; $287,000 in 1998; $215,000 in 1999; $100,000 in 2000
and $100,000 in 2001.  Currently there are no leases with payments due
beyond 2001.   Rent expense under operating leases (excluding the
sale/leaseback transaction which was a capital lease) amounted to $280,000 in 1996, $855,000 in 1995, and $905,000 in 1994.


NOTE J -- COMMITMENTS AND CONTINGENCIES

Commitments as of June 30, 1996 for outstanding letters of credit for merchandise purchases were $82,000.

The Company owned property located in Mt. Clemens, Michigan, the book value of which was previously written off. The Company sold the property in June of 1995. Certain necessary environmental cleanup procedures will be completed by the buyer of the property under the terms of the sale.

Creditors of Phar-Mor, Inc. previously filed a claim against the Company (and other shareholders and former shareholders of Phar-Mor) to recover certain proceeds (approximately $2.6 million) received by the Company in connection with a Phar-Mor tender offer in fiscal 1992 for part of the Company's investment in the common stock of Phar-Mor. The claim has been denied by summary judgment, with no repayment required of the Company. An appeal of the denial was filed by the Creditors in September 1995. In October of 1996 the summary judgment was affirmed by the appeals court.


NOTE K -- SEGMENT INFORMATION AND CREDIT CONCENTRATION

The Company has operated in one market segment - sales to retailers. Substantially all of the Company's accounts receivable are from retailers. The Company's credit arrangements with its customers are generally unsecured. Credit loss experience has been in line with the expectations of management.

Substantially all operations have been located in the United States. Export sales were less than 10% of net sales.

During fiscal 1996 one entity accounted for 18.2% of the Company's consolidated net sales, as a result of the merger of two customers which
accounted for 9.2% and 9% respectively.   One customer accounted for
11.6% of consolidated net sales in 1995 and one customer accounted for 15.3% of consolidated net sales in 1994.

The Company has had several large customers which have been significant to its business. In the fiscal year ended June 30, 1996 the Company sold in excess of $1 million to each of six customers who, in the aggregate, accounted for 42% of net sales. In the fiscal year ended June 24, 1995 the Company sold in excess of $1 million to each of eleven customers who, in the aggregate accounted for 48% of net sales. The loss of large customers has had an adverse effect on the Company.


NOTE L -- STOCK OPTION PLANS

The Company has adopted Stock Option Plans which provide for the granting of stock options to certain key employees and directors. The Plans reserve 1,055,300 shares of common stock. Options are granted at no less than fair market value of the shares at the date of grant. Option activity for 1996, 1995 and 1994 was as follows:

                               1996         1995         1994
                               ----         ----         ----
Options outstanding at
   beginning of year          863,731      739,600      597,075

Granted                          -         332,900      204,500
Exercised                        -            -            -
Canceled                     (670,531)    (208,769)     (61,975)
                             ---------    ---------     --------
Outstanding at end of year    193,200      863,731      739,600
                             =========    =========     ========

Option price range             $1.00        $1.00        $1.63
  at end of year                 to           to           to
                               $5.38        $6.25        $6.25

Exercisable at end of year    117,300      378,800      295,000
                              =======      =======      =======

NOTE M -- UNAUDITED QUARTERLY FINANCIAL INFORMATION

The following table summarizes the reported results of continuing
operations for each quarterly period in fiscal 1996 and 1995.   The
quarterly results for 1995 were restated from the amounts previously reported to reflect the discontinuance of the Company's lamp assembly business. Amounts shown are stated in thousands of dollars, except per share data.

                                 CONTINUING OPERATIONS
                       ------------------------------------------
                                Cost of                 Earnings
                        Net     Products    Earnings     (Loss)
Quarter Ended          Sales      Sold       (Loss)     Per Share
-------------          -----    --------    --------    ---------

1996

September 30, 1995    $ 9,180    $ 7,165    $ (1,203)    $(0.22)
December 31, 1995       9,899      8,225      (1,471)     (0.27)
March 31, 1996          5,455      4,937      (2,365)     (0.43)
June 30, 1996           5,678      6,058      (7,860)     (1.42)
                      -------    -------    ---------
                      $30,212    $26,385    $(12,899)    $(2.33)
                      =======    =======    =========    =======

1995

September 24, 1994    $11,035    $ 7,846    $   (119)    $(0.02)
December 24, 1994      16,494     12,467        (  9)      0.00
March 25, 1995          6,201      4,770      (1,709)     (0.31)
June 24, 1995          11,358      9,291      (1,070)     (0.19)
                      -------    -------    ---------
                      $45,088    $34,374    $ (2,907)    $(0.52)
                      =======    =======    =========    =======

The fourth quarter of the fiscal year ended June 30, 1996 includes accounting adjustments to reflect the loss on the sale of the Company's inventories and intellectual property ($600,000), inventory adjustments of approximately $2 million related to the sales of all current operations, including excess quantities and other obsolete inventories, primarily display materials; unabsorbed acquisition costs related to the Company's low level of purchasing in 1996 and the writeoff of unamortized display costs. Other assets were written down $400,000.

-------------------------------------------------------------------------
PROFORMA BALANCE SHEET
-------------------------------------------------------------------------


                     ACTION INDUSTRIES, INC. AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEETS
                                    UNAUDITED

                                  (In thousands)


                                                          September  30,  1996
                                                  -----------------------------------
                                                  Historical   Pro Forma    Pro Forma
                                                  Cost Basis   Adjustments    Basis
                                                  ----------   -----------  ---------
ASSETS

Current Assets
  Cash and cash equivalents                             $5       $1,500       $1,505
  Trade accounts receivable, less allowances         2,218                     2,218
  Inventories                                        2,539       (1,500)       1,039
  Other current assets                                 591                       591
                                                  ---------    ---------    ---------
    Total Current Assets                             5,353            0        5,353

Property, Plant and Equipment                          307                       307

Other Assets
  Note Receivable                                      754                       754
  Other                                                193                       193
                                                  ---------    ---------    ---------
                                                    $6,607           $0       $6,607
                                                  =========    =========    =========

LIABILITIES  AND  SHAREHOLDERS'  EQUITY

Current Liabilities
  Notes  payable                                    $1,858                    $1,858
  Accounts payable                                   2,592                     2,592
  Accrued compensation                                 604                       604
  Other accrued liabilities                            589                       589
                                                  ---------    ---------    ---------
    Total Current Liabilities                        5,643            0        5,643


Long-Term Liabilities                                1,468                     1,468


Shareholders' Equity                                  (504)                     (504)
                                                  ---------    ---------    ---------
                                                    $6,607           $0       $6,607
                                                  =========    =========    =========


NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

ACTION INDUSTRIES, INC. AND SUBSIDIARIES
_________________________________________________________________________

As discussed in this Proxy Statement, the Company has sold the inventory and intellectual property related to its Powerhouse (Replenishment) business, and has agreed, subject to shareholder approval, to sell the inventory and intellectual property related to its Promotional business. Upon completion of the sale of the Promotional business, all of the Company's current operations will have been sold.

The accompanying pro forma balance sheet as of September 30, 1996 has been prepared based on the historical cost basis balance sheet, adjusted as if the sale of all of the Company's current operations had occurred as of September 30, 1996.

Since the impact of the sale transaction was reflected in the historical cost statements of operations, no pro forma operating information is included.

The Company's is exploring other strategic options available to it, including business combinations with other operating businesses, in order to continue as an operating concern and preserve all or a portion of its income tax net operating loss carryforwards. While preliminary discussions are continuing, no specific transaction has been identified, and therefore no pro forma information related to such a transaction has been included. Clearly, the Company must acquire access to additional capital or a source of revenue in order to sustain its existence. Unless a business combination which provides additional capital can be accomplished, there is substantial doubt as to the ability of the Company to continue to exist as a going concern.

Pro forma balance sheet adjustments reflect the sale for cash of the estimated inventory amounts to be sold.

                            EXHIBIT A
                            ---------

                     PLAN OF ASSET TRANSFER
                               OF
                     ACTION INDUSTRIES, INC.

   Upon the Second Closing Date, as defined in Section 2.1(b) of the Asset Purchase Agreement dated October 18, 1996 (the "Agreement") by and between Action Industries, Inc. (the "Corporation") and Mazel Company, L.P. ("Mazel"), a copy of which is attached to this Plan of Asset Transfer, the Corporation shall sell, transfer, assign, grant, convey and deliver to Mazel the assets of the Corporation described in
Section 2.1(b) of the Agreement, subject to the terms and conditions of the Agreement.


                    ASSET PURCHASE AGREEMENT

                         BY AND BETWEEN

                       MAZEL COMPANY L.P.

                              and

                    ACTION INDUSTRIES, INC.



                       October 18, 1996

TABLE OF CONTENTS


SECTION 1 DEFINITIONS. . . . . . . . . . . . . . . . . . . . . .1
     1.1  "Applicable Closing Date". . . . . . . . . . . . . . .1
     1.2  "Assets" . . . . . . . . . . . . . . . . . . . . . . .1
     1.3  "Bank" . . . . . . . . . . . . . . . . . . . . . . . .1
     1.4  "Bank Lien"  . . . . . . . . . . . . . . . . . . . . .1
     1.5  "Cheswick Facility"  . . . . . . . . . . . . . . . . .2
     1.6  "Claims" . . . . . . . . . . . . . . . . . . . . . . .2
     1.7  "COBRA"  . . . . . . . . . . . . . . . . . . . . . . .2
     1.8  "Code" . . . . . . . . . . . . . . . . . . . . . . . .2
     1.9  "Damages"  . . . . . . . . . . . . . . . . . . . . . .2
     1.10 "Employee" . . . . . . . . . . . . . . . . . . . . . .2
     1.11 "ERISA"  . . . . . . . . . . . . . . . . . . . . . . .2
     1.12 "First Closing Date" . . . . . . . . . . . . . . . . .2
     1.13 "GAAP" . . . . . . . . . . . . . . . . . . . . . . . .2
     1.14 "Good and Saleable Inventory"  . . . . . . . . . . . .2
     1.15 "Gross Sales"  . . . . . . . . . . . . . . . . . . . .2
     1.16 "Intellectual Property"  . . . . . . . . . . . . . . .2
     1.17 "Inventory"  . . . . . . . . . . . . . . . . . . . . .3
     1.18 "Powerhouse Customers" . . . . . . . . . . . . . . . .3
     1.19 "Powerhouse Inventory" . . . . . . . . . . . . . . . .3
     1.20 "Promotional Customers"  . . . . . . . . . . . . . . .3
     1.21 "Promotional Inventory"  . . . . . . . . . . . . . . .3
     1.22 "Second Closing Date"  . . . . . . . . . . . . . . . .3
     1.23 "Seller's Warranty Claims" . . . . . . . . . . . . . .3
     1.24 "Trade Secrets"  . . . . . . . . . . . . . . . . . . .3
     1.25 "Warehouse Facilities" . . . . . . . . . . . . . . . .3
     1.26 "WARN" . . . . . . . . . . . . . . . . . . . . . . . .4

SECTION 2 PURCHASE OF ASSETS . . . . . . . . . . . . . . . . . .4
     2.1  Sale of Assets . . . . . . . . . . . . . . . . . . . .4
          (a)  First Closing Date. . . . . . . . . . . . . . . .4
          (b)  Second Closing Date . . . . . . . . . . . . . . .5
          (c)  Instructions of Conveyance. . . . . . . . . . . .6
          (d)  Right of Buyer to Exclude Certain Inventory . . .6
     2.2  Excluded Assets. . . . . . . . . . . . . . . . . . . .6
     2.3  Consideration. . . . . . . . . . . . . . . . . . . . .6
     2.4  Inventory Taking . . . . . . . . . . . . . . . . . . .6
     2.5  Purchase Price and Payment . . . . . . . . . . . . . .7
     2.6  Allocation of Purchase Price . . . . . . . . . . . . .9
     2.7  No Assumption of Liabilities . . . . . . . . . . . . .9
     2.8  Unassumed Liabilities. . . . . . . . . . . . . . . . 10
     2.9  Bulk Sale Law. . . . . . . . . . . . . . . . . . . . 11
     2.10 Non-Assignable Contracts and Rights. . . . . . . . . 11
     2.11 Prorations . . . . . . . . . . . . . . . . . . . . . 12

SECTION 3 CLOSING DATE . . . . . . . . . . . . . . . . . . . . 12

SECTION 4 REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . 13
     4.1  Organization, Qualification and Authority of Seller. 13
          (a)  Due Organization and Qualification. . . . . . . 13
          (b)  Power and Authority to Conduct Business . . . . 13
          (c)  No Defaults or Violations . . . . . . . . . . . 13
          (d)  Power and Authority to Enter Into Agreements. . 14
          (e)  Due Execution and Enforceability. . . . . . . . 14
     4.2  Inventory Report . . . . . . . . . . . . . . . . . . 14
     4.3  No Equity Interest . . . . . . . . . . . . . . . . . 14
     4.4  Title to Assets; No Claims, Liens, Etc.; "AS-IS"
          Condition of Inventory . . . . . . . . . . . . . . . 14
     4.5  Contracts and Commitments. . . . . . . . . . . . . . 15
          (a)  Customer Purchase Orders, Sales Bids and
	         Proposals. . . . . . . . . . . . . . . . . .  15
          (b)  Restrictions on Conduct of Business . . . . . . 15
     4.6  Intellectual Property. . . . . . . . . . . . . . . . 15
     4.7  Trade Secrets and Customer Lists . . . . . . . . . . 16
     4.8  Customers and Sales. . . . . . . . . . . . . . . . . 16
     4.9  Customer Deposits. . . . . . . . . . . . . . . . . . 16
     4.10 Suppliers. . . . . . . . . . . . . . . . . . . . . . 17
     4.11 Insurance. . . . . . . . . . . . . . . . . . . . . . 17
     4.12 Contracts. . . . . . . . . . . . . . . . . . . . . . 17
     4.13 Inventories. . . . . . . . . . . . . . . . . . . . . 17
     4.14 Product Warranties . . . . . . . . . . . . . . . . . 18
     4.15 Tax Returns. . . . . . . . . . . . . . . . . . . . . 18
     4.16 Pending Claims, Litigation and Governmental
          Proceedings. . . . . . . . . . . . . . . . . . . . . 18
     4.17 Judgments, Orders and Consent Decrees. . . . . . . . 18
     4.18 Agents and Employees . . . . . . . . . . . . . . . . 19
     4.19 Labor Matters. . . . . . . . . . . . . . . . . . . . 19
     4.20 Environmental Matters. . . . . . . . . . . . . . . . 19
     4.21 Compliance with Laws . . . . . . . . . . . . . . . . 20
     4.22 Evaluation of Terms of Transaction . . . . . . . . . 20
     4.23 Full Disclosure. . . . . . . . . . . . . . . . . . . 20
     4.24 Duty of Seller to Make Inquiry . . . . . . . . . . . 20
     4.25 No Broker's or Finder's Fees . . . . . . . . . . . . 20
     4.26 Survival . . . . . . . . . . . . . . . . . . . . . . 20

SECTION 5 REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . 21
     5.1  Authority, Enforceability, Etc.. . . . . . . . . . . 21
          (a)  Due Organization. . . . . . . . . . . . . . . . 21
          (b)  Power and Authority to Conduct Business . . . . 21
          (c)  No Defaults or Violations . . . . . . . . . . . 21
          (d)  Power and Authority to Enter Into Agreements. . 22
          (e)  Due Execution and Enforceability. . . . . . . . 22
     5.2  No Broker's or Finder's Fees . . . . . . . . . . . . 22
     5.3  Judgments, Orders and Consent Decrees. . . . . . . . 22
     5.4  Survival . . . . . . . . . . . . . . . . . . . . . . 22

SECTION 6 COVENANTS OF SELLER. . . . . . . . . . . . . . . . . 23
     6.1  Conduct of Business Pending Second Closing Date. . . 23
          (a)  Full Access . . . . . . . . . . . . . . . . . . 23
          (b)  Customer Purchase Orders, Product Supply Orders,
               Bids and Proposals. . . . . . . . . . . . . . . 23
          (c)  Use of Intellectual Property. . . . . . . . . . 24
          (d)  Inventory Liquidation Sales . . . . . . . . . . 24
          (e)  Business Operations . . . . . . . . . . . . . . 24
          (f)  Insurance . . . . . . . . . . . . . . . . . . . 24
          (g)  Compliance with Laws. . . . . . . . . . . . . . 25
     6.3  Conditions Precedent . . . . . . . . . . . . . . . . 25
     6.4  Injunctions. . . . . . . . . . . . . . . . . . . . . 25
     6.5  Taxes. . . . . . . . . . . . . . . . . . . . . . . . 25

SECTION 7 CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. 25
     7.1  Representations and Warranties True on Applicable Closing
          Date . . . . . . . . . . . . . . . . . . . . . . . . 25
     7.2  Compliance with Agreement. . . . . . . . . . . . . . 25
     7.3  Secretary's Certificate. . . . . . . . . . . . . . . 25
     7.4  Compliance Certificate . . . . . . . . . . . . . . . 26
     7.5  No Litigation. . . . . . . . . . . . . . . . . . . . 26
     7.6  Consents and Approvals . . . . . . . . . . . . . . . 26
     7.7  Termination of Liens; Warehouseman's Waiver. . . . . 26
     7.8  Damage or Destruction. . . . . . . . . . . . . . . . 26
     7.9  Warehouse Arrangements . . . . . . . . . . . . . . . 26
     7.10 Opinion of Counsel . . . . . . . . . . . . . . . . . 26
     7.11 Injunctions. . . . . . . . . . . . . . . . . . . . . 26

SECTION 8 CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE 27
     8.1  Representations and Warranties True at the Applicable
          Closing Date . . . . . . . . . . . . . . . . . . . . 27
     8.2  Compliance With Agreement. . . . . . . . . . . . . . 27
     8.3  Secretary's Certificate. . . . . . . . . . . . . . . 27
     8.4  Compliance Certificate . . . . . . . . . . . . . . . 27
     8.5  No Litigation. . . . . . . . . . . . . . . . . . . . 27
     8.6  Consents and Approvals . . . . . . . . . . . . . . . 27
     8.7  Opinion of Counsel . . . . . . . . . . . . . . . . . 27
     8.8  Approval by Shareholders of Seller . . . . . . . . . 28

SECTION 9 FURTHER AGREEMENTS OF THE PARTIES. . . . . . . . . . 28
     9.1  Employees. . . . . . . . . . . . . . . . . . . . . . 28
     9.2  Nondisclosure. . . . . . . . . . . . . . . . . . . . 29
     9.3. Restrictive Covenants. . . . . . . . . . . . . . . . 29
          (a)  Confidentiality . . . . . . . . . . . . . . . . 29
          (b)  Non-Competition . . . . . . . . . . . . . . . . 30
          (c)  Injunctive Relief . . . . . . . . . . . . . . . 31
     9.4  Negotiation with Others. . . . . . . . . . . . . . . 31
     9.5  Replenishment Sales Following First Closing Date . . 31
     9.6  Approval of Shareholders of Seller . . . . . . . . . 31
     9.7  Right of First Refusal with Respect to Other Assets of
          Seller . . . . . . . . . . . . . . . . . . . . . . . 31
     9.8  Trade Show Deposits. . . . . . . . . . . . . . . . . 32
     9.9  Accounts Receivable. . . . . . . . . . . . . . . . . 32

SECTION 10 RISK OF LOSS. . . . . . . . . . . . . . . . . . . . 33
     10.1 Risk of Loss . . . . . . . . . . . . . . . . . . . . 33

SECTION 11 TERMINATION AND ABANDONMENT . . . . . . . . . . . . 33
     11.1 Termination. . . . . . . . . . . . . . . . . . . . . 33
     11.2 Notice of Termination. . . . . . . . . . . . . . . . 33

SECTION 12 INDEMNIFICATION AND REIMBURSEMENT . . . . . . . . . 34
     12.1 Indemnification by Seller. . . . . . . . . . . . . . 34
     12.2 Indemnification by Buyer . . . . . . . . . . . . . . 35
     12.3 Product Liability Matters. . . . . . . . . . . . . . 36
     12.4 Claims for Reimbursement . . . . . . . . . . . . . . 36
     12.5 Defense of Third-Party Claims. . . . . . . . . . . . 36
     12.6 Indemnification as Sole Remedy; Exceptions . . . . . 37
     12.7 Limitations. . . . . . . . . . . . . . . . . . . . . 37

SECTION 13 RIGHT TO PROCEED. . . . . . . . . . . . . . . . . . 38
     13.1  Waiver of Conditions. . . . . . . . . . . . . . . . 38

SECTION 14 MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . 38
     14.1 Costs and Expenses . . . . . . . . . . . . . . . . . 38
     14.2 Amendment and Modification . . . . . . . . . . . . . 39
     14.3 No Assignment. . . . . . . . . . . . . . . . . . . . 39
     14.4 Notices. . . . . . . . . . . . . . . . . . . . . . . 40
     14.5 Counterparts . . . . . . . . . . . . . . . . . . . . 40
     14.6 Headings . . . . . . . . . . . . . . . . . . . . . . 40
     14.7 Recitals, Exhibits and Schedules . . . . . . . . . . 40
     14.8 Schedules and Exhibits . . . . . . . . . . . . . . . 40
     14.9 Waiver; Remedies . . . . . . . . . . . . . . . . . . 40
     14.10 Governing Law . . . . . . . . . . . . . . . . . . . 40
     14.11 Jurisdiction and Venue. . . . . . . . . . . . . . . 41
     14.12 Severability. . . . . . . . . . . . . . . . . . . . 41
     14.13 Entire Agreement. . . . . . . . . . . . . . . . . . 41
     14.13 Time is of the Essence. . . . . . . . . . . . . . . 41

Schedules

4.1(c)    No Defaults or Violations
4.1(d)    Power and Authority to Enter Into Agreements
4.2       Inventory Reports
4.3       Equity Interests
4.5(a)    Sales Contracts
4.6       Schedule of Trade Names, Trademarks, Service Marks, and
          Copyrights
4.8       Schedule of Customers
4.10      Schedule of Suppliers
4.11      Product Liability Insurance
4.12      Contracts
4.16      Pending Claims, Litigation and Governmental Proceedings
4.18      Agents and Employees
6.1(b)    Outstanding Supply Orders for Promotional Inventory

Exhibits

A         General Assignment and Bill of Sale
B         Assignment of Trademarks
C         Assignment of Trade Names and Copyrights
D         Accounting Standard and Principles/"Wall to Wall"
          Inventory Procedures
E         Form of Bulk Sales Notice
F         Form of Bulk Sales Affidavit
G         Opinion of Counsel to Seller
H         Opinion of Counsel to Buyer


                     ASSET PURCHASE AGREEMENT


     THIS AGREEMENT, made and entered into as of the 18th day of October, 1996, by and between ACTION INDUSTRIES, INC., a
Pennsylvania corporation ("Seller") and MAZEL COMPANY L.P., a
Delaware limited partnership, or its nominee or successor
("Buyer"), is to evidence the following agreements and understandings:

                       W I T N E S S E T H:

     WHEREAS, Seller is engaged in the purchase, sale, import and distribution of a wide variety of replenishment merchandise sold under the trade name "Powerhouse" and promotional merchandise sold under a variety of trade names; and

     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain assets of Seller, and Buyer is not assuming any of the liabilities or obligations of Seller (except for those specified obligations of Seller delineated in Section 2.7 hereof) upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises, the mutual promises made herein and the mutual benefits to be derived therefrom, the parties hereto hereby represent, warrant, covenant, agree and understand as follows with the intent to be legally bound:
                            SECTION 1
                           DEFINITIONS

     Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in this Section 1.

1.1 "Applicable Closing Date" means the First Closing Date or the Second Closing Date, as the context of this Agreement may require.

1.2  "Assets" means those assets of Seller described in Sections
2.1(a) and 2.1(b) of this Agreement, other than the Excluded
Assets, as defined in Section 2.2 of this Agreement.

1.3 "Bank" means Foothill Capital Corporation, Seller's institutional lender.

1.4 "Bank Lien" means the lien and security interest in certain assets of Seller granted to Bank, which lien, with respect to the Assets, will be released on the Applicable Closing Date.

1.5 "Cheswick Facility" means the office/warehouse building utilized by Seller as its corporate headquarters and located at 460 Nixon Road, Cheswick, Pennsylvania.

1.6 "Claims" means all liens, encumbrances, security interests, mortgages, equities, interests, options or pledges of every kind, nature and description.

1.7  "COBRA" means the Consolidated Omnibus Budget Reconciliation
Act of 1985.

1.8 "Code" means the Internal Revenue Code of 1986 and any amendments, predecessor laws, or successor laws.

1.9 "Damages" means all liabilities, deficiencies, losses, costs or expenses, including, but not limited to, reasonable attorney's and other professional fees, costs of litigation, interest and penalties.

1.10 "Employee" means any person employed by Seller pursuant to either a contractual or at will relationship who works for Seller, whether or not at the Cheswick Facility or the Warehouse
Facilities (defined below).

1.11      "ERISA" means the Employee Retirement Income Securities
Act of 1974, as amended.

1.12      "First Closing Date" means the date defined in Section 2.1(a).

1.13 "GAAP" means generally accepted accounting principles consistently applied.

1.14 "Good and Saleable Inventory" means each item of Powerhouse Inventory and Promotional Inventory of Seller which meets each of the following criteria: (i) it is not damaged or defective; and
(ii) it is not diminished in fair market value by reason of factors that Buyer reasonably deems relevant applying standards similar to those applied in connection with purchases of inventory at closeout prices.

1.15 "Gross Sales" shall mean the gross invoice sales price, net of freight, discounts and allowances of all Powerhouse Inventory that Buyer purchases from Seller pursuant to this Agreement and that is sold and shipped to Powerhouse Customers within ninety (90) days following the First Closing Date and paid for within one hundred eighty (180) days following the First Closing Date.

1.16 "Intellectual Property" includes, but is not limited to: all Trade Secrets, patents, and patent applications, if any, trade names, fictitious names, assumed names, trademarks, trade dress, logos and service marks (whether domestic or foreign, registered or unregistered), all copyrights (registered or unregistered) licensed or owned by Seller or by any affiliate of Seller and now or at any time used by Seller in connection with the sale of the Powerhouse Inventory and/or the Promotional Inventory.

1.17 "Inventory" means, collectively, the Powerhouse Inventory or the Promotional Inventory.

1.18 "Powerhouse Customers" means those customers of Seller identified in Schedule 4.8 attached hereto.

1.19 "Powerhouse Inventory" means the replenishment inventory and all related point-of-sale inventory, i.e., displays, display headers (on pallets and dies) and components thereof ("Point-of-Sale Inventory") of Seller sold under the name "Powerhouse" and located at the Cheswick Facility or the Columbus Warehouse.

1.20 "Promotional Customers" means those customers of Seller identified in Schedule 4.8 attached hereto.

1.21 "Promotional Inventory" means all inventory of merchandise, goods and other products for sale to Seller's Promotional Customers and all related Point-of-Sale Inventory which are sold or offered for sale to Seller's Promotional Customers and located at the Cheswick Facility or the Mount Vernon Warehouse.

1.22      "Second Closing Date" means the date defined in Section
2.1(b).

1.23 "Seller's Warranty Claims" means all warranty, indemnification, or other contract claims of Seller against third parties whether implied, express or otherwise, or refunds due to Seller from third party manufacturers, vendors, carriers or utilities arising from or relating to Seller's purchase of the Powerhouse Inventory or Seller's purchase of the Promotional Inventory.

1.24 "Trade Secrets" includes: marketing materials; program pricing, merchandising requirements and costs, and display requirements; sales incentive programs including quotas, actual performance and bonuses paid; and other information relating to the sale of Powerhouse and Promotional Inventory that Buyer may reasonably identify and request.

1.25 "Warehouse Facilities" means, collectively, (i) the public warehouse located at 711 Distribution Drive, Columbus, Ohio and owned by Transmanagement Corporation (the "Columbus Warehouse"); and (ii) the public warehouse located at 160 Columbus Road, Mt. Vernon, Ohio and owned by Transmanagement Corporation (the "Mount Vernon Warehouse").

1.26      "WARN" means the Worker Adjustment Retraining
Notification Act of 1988.

                            SECTION 2
                        PURCHASE OF ASSETS

2.1  Sale of Assets.

     (a) First Closing Date. On the tenth (10th) business day following the execution and delivery of this Agreement or such earlier date as the parties may mutually agree in writing (the "First Closing Date"), Seller shall sell, transfer, assign, grant, convey and deliver to Buyer, free and clear of all Claims, the following assets:

          (i)  all Powerhouse Inventory which as of the First
               Closing Date has not been shipped and remains unsold, subject, however, to Paragraph 2.1(d);

          (ii) all of Seller's right, title and interest in and to the trademarks "Homewares" and "Impressions", together with any design or logo relating to such names;

          (iii) the non-exclusive right and license to use (concurrently with Seller) the registered trademarks "DOLLAR-AMA" and "DOLLAR DAZE," together with any design or logo relating to such names, in connection with the conduct of business by Buyer between the First Closing Date and the Second Closing Date; provided, however, that if the Second Closing Date does not occur, then such licenses shall terminate upon the termination of this Agreement but Buyer shall nonetheless have a first right of refusal to acquire such Intellectual Property pursuant to Section 9.7 hereof;

          (iv) packaging and labeling material and sales literature relating to the Powerhouse Inventory;

          (v) all of Seller's Warranty Claims with respect to the Powerhouse Inventory included in the Assets;

          (vi) all Intellectual Property that relates exclusively to the Powerhouse Inventory;

          (vii) all customer lists, supplier lists, import records (including, but not limited to, "point of origin" records), export records (if any) and recall notices relating to or associated with the Powerhouse Inventory ; and

          (viii) to the extent (if at all) assumed by Buyer pursuant to Section 2.7 hereof, Action's bids and sales proposals and unfulfilled customer purchase orders and purchase commitments relating to the Powerhouse Inventory, and such other contracts, obligations and commitments of Seller in respect of the Powerhouse Inventory as Buyer, in its sole discretion, may elect to assume hereunder.

     (b) Second Closing Date. On such date as the parties may mutually agree in writing, which date shall in no event be later than January 31, 1997 except as mutually agreed in writing by the parties, (the "Second Closing Date"), Seller shall sell, transfer, assign, grant, convey and deliver to Buyer, free and clear of all Claims, whether tangible, intangible, personal or mixed, the following assets:

          (i)  all Promotional Inventory which as of the Second
               Closing Date has not been shipped and remains unsold, subject, however, to Paragraph 2.1(d);

          (ii) all of Seller's right, title and interest in and to all Intellectual Property that has not already been assigned and transferred to Buyer on the First
               Closing Date;

          (iii) packaging and labeling material and sales literature relating to the Promotional
                    Inventory;

          (iv) all of Seller's Warranty Claims with respect to the Promotional Inventory included in the Assets;

          (v) customer lists, supplier lists, import records (including, but not limited to, "point of origin" records), export records (if any), recall notices relating to or associated with the Promotional Inventory; and

          (vi) to the extent assumed by Buyer pursuant to Section
               2.7 hereof, Action's bids and sales proposals and unfulfilled customer purchase orders and purchase commitments relating to the Promotional Inventory, and such other contracts, obligations and commitments of Seller in respect of the Promotional Inventory as Buyer, in its sole discretion, may elect to assume hereunder.

     (c) Instructions of Conveyance. The assets described in Sections 2.1(a) and (b) above are hereinafter collectively referred to as the "Assets". The Assets constituting tangible personal property shall be conveyed to Buyer by execution and deliver of a General Assignment and Bill of Sale in the form attached hereto as "Exhibit A". Intellectual Property shall be conveyed to Buyer by execution and delivery of an Assignment of Trademarks and Assignment of Trade Names and Copyrights in the forms attached hereto as Exhibits "B" and "C", respectively.

     (d) Right of Buyer to Exclude Certain Inventory. Notwithstanding anything contained herein to the contrary: (i) Buyer shall not be required to purchase any item of Powerhouse Inventory or Promotional Inventory which is not Good and Saleable Inventory; (ii) Buyer shall not be required to purchase any item of Powerhouse Inventory or Promotional Inventory if the total number of units in stock of such item on the Applicable Closing Date is less than one hundred (100); and (iii) Buyer shall not be required to purchase any new Inventory not presently in Seller's possession or on order or any Inventory purchased by Seller other than as specifically provided in or permitted under Section 6.1(b). Any Inventory which Buyer elects not to purchase pursuant to this
Section 2.1(d) shall be deemed an Excluded Asset.

2.2 Excluded Assets. Buyer shall not purchase or acquire hereunder any right, title or interest in or to any of the properties, rights or assets of Seller not described in Section 2.1 hereof (collectively, the "Excluded Assets").

2.3 Consideration. Upon the terms and subject to the conditions set forth in this Agreement and in consideration for the Assets, Buyer shall pay and remit to Seller on the Applicable Closing Date the Purchase Price (as defined in Section 2.5(a) hereof) in the manner described in Section 2.4(b) hereof.

2.4  Inventory Taking.

     (a) On the day immediately preceding the Applicable Closing Date, a "wall-to-wall" physical inventory of the Inventory to be purchased on such date will be conducted at the Warehouse Facilities and, if applicable, at the Cheswick Facility, by Seller and by Buyer jointly at their respective cost and expense. Such inventory will be valued at 63.3% of actual cost of Inventory, as reflected in Seller's books and records (as previously reviewed by Buyer). Procedures for the taking and calculation of the Inventory are set forth in Exhibit "D" attached hereto and made a part hereof. The parties shall agree upon and sign the report of the Inventory ("Inventory Report") following the completion of the physical inventory and the resolution of any disputes. In order to facilitate the taking of the "wall-to-wall" physical inventory: (i) all operations of Seller at the facility at which the Inventory to be purchased is located shall cease during the taking of such physical inventory; and (ii) no such Inventory shall be shipped and no goods or materials shall be received during the taking of such physical inventory. Representatives of Buyer and Seller shall be entitled to participate at their respective cost and expense in the observation of the physical inventory.

     (b) In the event of a dispute between the parties as to the accuracy of any items contained in the Inventory Report, then the Buyer shall pay the undisputed amount to the Seller on the Applicable Closing Date and Seller and Buyer shall negotiate in order to agree upon the proper valuation. If they shall fail to come to an agreement with respect thereto within fifteen (15) days after such negotiation shall commence, then the amount of the Inventory valuation shall be referred for determination to the Cleveland, Ohio offices of Deloitte & Touche (the "Dispute Accountants"), who shall be instructed, with respect to each item in dispute, to choose between the position taken on that issue by Buyer and the position taken on that issue by Seller (as opposed to adopting either a compromise position or any position not taken by one or the other of Buyer and Seller). The Dispute Accountants shall have no right, authority or discretion to employ any accounting standard or principles or valuation method except for those reflected in "Exhibit D". The determination by the Dispute Accountants shall be final, binding, and conclusive on the parties. The fees and disbursements of the Dispute Accountants shall be allocated between Buyer and Seller so that the dollar amount of such fees and disbursements borne by each of them is in direct proportion to that portion of the dollar amount of the items in dispute (i.e.: the aggregate dollar spread between the positions taken by each of Buyer and Seller) with respect to which the Dispute Accountants find against each of Buyer and Seller, respectively. Nothing herein contained shall be construed (i) to authorize or permit the Dispute Accountants to arbitrate or determine any question or matter whatsoever under or in connection with this Agreement except the valuation of inventory, or (ii) to require the Dispute Accountants to follow rules of the American Arbitration Association or of any other body in making such determination.

2.5  Purchase Price and Payment.

     (a) The aggregate purchase price for the Assets (the "Purchase Price") will be an amount equal to (i) $100,000 plus (ii) an amount equal to 63.3% of Seller's actual cost of the Inventory plus (iii) an amount equal to five percent (5%) of Gross Sales of Powerhouse Inventory. It is the present intention of Buyer to sell Powerhouse Inventory to the Powerhouse Customers from the Columbus Warehouse.

     (b)  The Purchase Price will be paid as follows:

          (i) On the First Closing Date, Buyer shall pay the sum of $25,000 plus an amount equal to 63.3% of Seller's actual cost of Powerhouse Inventory;

          (ii) On the Second Closing Date, Buyer shall pay the sum of $75,000 plus an amount equal to 63.3% of Seller's actual cost of the Promotional Inventory;
               and

          (iii) Within one hundred and eighty (180) days following the First Closing Date, Buyer shall make the payment described in subsection 2.5(a)(iii) above (such payment shall accompanied by a sales report indicating Gross Sales upon which such payment is based, together with such additional documentation as Seller may reasonably require).

     Any dispute between the parties with respect to the calculation or payment of the royalties described in subsection 2.5(a)(iii) which remains unresolved for a period of thirty (30) days following the date on which notice of such dispute is received by Buyer or Seller, as the case may be, shall be referred to the Dispute Accountants for determination in accordance with Section 2.4(b), and such determination shall be final, binding and conclusive on the parties.

          (c)(i) To the extent that the Purchase Price for the Assets paid on the First Closing Date or Second Closing Date is greater than the purchase price for the Assets sold on such Applicable Closing Date, as finally determined, such excess resulting from breakage of or damage to perishable or fragile container Inventory that is discovered within thirty (30) days following the Applicable Closing Date and which renders such Inventory non-saleable (such excess payment being hereinafter referred to as the "Adjustment"), Buyer may, at its sole election and upon notice to Seller, set off against the royalty payments described in subparagraph 2.5(b)(iii) an amount equal to such excess payment. Any notice delivered by Buyer pursuant to the preceding sentence shall set forth in reasonable detail the type, unit quantity and cost to Buyer of each item of Inventory in respect of which an adjustment is being claimed by Buyer. In the event such setoff is insufficient to satisfy any Purchase Price Adjustment in Buyer's favor, Seller shall pay to Buyer by certified check or by wire transfer in immediately available federal funds, the amount of the deficiency plus interest thereon from the Applicable Closing Date at the rate of nine percent (9%) per annum. Notwithstanding anything in this subsection to the contrary, Buyer shall not be entitled to claim any Adjustment in its favor unless, and solely to the extent, the total Purchase Price paid for the damaged or broken container Inventory in respect of which the Adjustment is being claimed, exceeds ten percent (10%) of the Purchase Price paid on the Applicable Closing Date;

          (ii) To the extent the Purchase Price for the Assets, sold on the First Closing Date or Second Closing Date, as finally determined, is greater than the purchase price paid on the Applicable Closing Date, Buyer shall pay to Seller, by certified check or by wire transfer of immediately available federal funds, an amount equal to such difference plus interest thereon from the Applicable Closing Date at the rate of nine percent (9%) per annum.

2.6 Allocation of Purchase Price. The Purchase Price represents the amount agreed upon by the parties to be the fair market value of the Assets. The Purchase Price shall be allocated for income tax purposes among the Assets in a manner consistent with Section 1060 of the Code. Buyer shall provide to Seller, not later than sixty (60) days after the date on which the Purchase Price is finally determined, a written proposal for the allocation of the Purchase Price among the Assets. Seller shall notify Buyer within thirty (30) days of receipt of the proposal whether or not and to what extent Seller agrees with the proposal. If Buyer and Seller cannot agree on the allocation within forty-five (45) days of Seller's receipt of the proposal, each of Buyer and Seller shall be free to allocate the Purchase Price among the Assets as it may independently deem appropriate. If, however, Buyer and Seller agree upon the allocation, each of the parties hereby covenants and agrees that it will not take a position on any federal, state or local tax return before any governmental agency charged with the collection of any tax, or in any judicial proceeding that is in any way inconsistent with the purchase price allocation and will cooperate with one another in the timely filing consistent with such purchase price allocation on Form 8594 with the Internal Revenue Service.

2.7  No Assumption of Liabilities.

     (a) Buyer and Seller agree that Buyer is not purchasing, assuming, or accepting any debts, liabilities or obligations whatsoever of Seller, contingent or non-contingent, liquidated or unliquidated, asserted or unasserted, all of which remain the debts, liabilities, and obligations of Seller, except as provided in Section 2.7(b) hereof.

     (b) On the Applicable Closing Date, Buyer shall assume and agree to pay, perform and discharge the following (and only the following) obligations of Seller (collectively, the "Assumed
Liabilities"):

          (i) such customer purchase orders for Powerhouse Inventory and Promotional Inventory accepted by Seller in the ordinary course of business (to the extent the same remain unfulfilled on the Applicable Closing Date) as Buyer shall review, approve and elect in writing to assume in its sole and absolute discretion; and

          (ii) such other contracts, obligations and commitments of Seller in respect of the Inventory as Buyer shall review, approve and elect in writing to assume in its sole and absolute discretion.

2.8 Unassumed Liabilities. Buyer shall not assume or be liable to Seller or any other person or entity for or in respect of any debts, liabilities and obligations of Seller not specified in
Section 2.7 hereof (collectively, the "Unassumed Liabilities"). Notwithstanding the provisions of Section 2.7 hereof and without limiting the generality of the preceding sentence, Buyer shall not assume or be liable to Seller or any other person or entity for or in respect of the following debts, liabilities and obligations of
Seller:

     (a) Any debt, liability or obligation of Seller to taxing or other governmental authorities for any foreign or domestic, federal, state or local income taxes or similar taxes based upon the income of Seller for periods ending on or prior to the Closing Date;

     (b) Any debt, liability or obligation with respect to any event which shall have occurred on or prior to the Closing Date whether or not such event and the liability relating thereto is insured against under any of the coverages under the insurance policies and/or self-insurance programs of Seller;

     (c) Any debt, liability or obligation of Seller under or in respect of any compensation or benefit plan, policy or arrangement in favor of the Employees of Seller;

     (d) Any debt, liability or obligation of Seller to any of its shareholders, directors, officers or Employees arising out of the transactions contemplated hereby, including, without limitation, any liability for severance or termination pay;

     (e) Any of Seller's products liability obligations or product warranty obligations; or

     (f) Any debt, liability or obligation of Seller arising from or relating to, directly or indirectly, of Seller's employee welfare plans or employee benefit plans.

2.9 Bulk Sale Law. The parties hereto understand and agree that the transfer which is the subject matter of this Agreement may be subject to the provisions of Chapter 1306 of the Ohio Revised Code, Uniform Commercial Code (Bulk Transfers) ["Bulk Sales Law"] and that Buyer is not assuming any debts or obligations of Seller in connection with this Agreement in its sole discretion, except for such unfilled customer purchase orders and other agreements or obligations as Buyer may elect to assume pursuant to subparagraphs 2.7(b)(i) and (ii).

     Buyer hereby waives compliance by Seller with the Bulk Sales Law solely with respect to the transactions to be consummated on the First Closing Date; provided, however, that such waiver does not as between Buyer and Seller relieve Seller of any of the
Unassumed Liabilities.   Seller agrees to furnish in adequate time
to comply with the Bulk Sales Law affidavits, list of creditors with addresses and such other instruments and documents as are customary pursuant to the Bulk Sales Law as Buyer's counsel shall require for Buyer to comply with the Bulk Sales Law with respect to the transactions to be consummated on the Second Closing Date. Forms of the Bulk Sales Notice and Bulk Sales Affidavit are attached hereto as Exhibits "E" and "F", respectively.

2.10 Non-Assignable Contracts and Rights. To the extent that the assignment by Seller of any property, right or asset to be assigned to Buyer pursuant to this Agreement shall require the consent or approval of any other party, and such consent or approval shall not have been obtained on or prior to the Applicable Closing Date, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof or would in any way adversely affect the rights of Seller (or Buyer as assignee) thereunder. In such case, the beneficial interest in or to such property, right or asset shall in any event pass as of the Closing Date to Buyer hereunder, and Seller covenants and agrees:

     (a) From and after the Applicable Closing Date to hold and declare that Seller holds any and all such properties, rights or assets in trust for the benefit of Buyer and its successors and assigns;

     (b) To use their reasonable best efforts to obtain and secure any and all consents and approvals that may be necessary to effect the valid sale, transfer or assignment of the same to Buyer without change in any of the material terms or conditions thereof, including, without limitation, the formal assignment or novation of any of the same, if so required;

     (c) To make or complete such transfers as soon as reasonably possible;

     (d) To cooperate with Buyer in any other reasonable arrangement designed to provide for Buyer the benefits of and to such properties, rights or assets; and

     (e) From and after the Applicable Closing Date to use reasonable efforts, at the request and expense of Seller, to enforce for the account of Buyer (and its successors and assigns) any and all rights of Seller arising from or in respect of such properties, rights or assets.

2.11 Prorations. The following items shall be prorated as of the Applicable Closing Date to the extent that Seller has paid such items for any period after the Applicable Closing Date or Buyer will be required to pay such items for any period prior to the Applicable Closing Date:

          (i) Personal property taxes and other taxes with respect to the Assets (the parties shall cooperate fully to avoid, to the extent legally possible, the payment of duplicate personal property taxes); and

          (ii) any other item which may be mutually agreed to by the parties.

     Any net amount owed hereunder shall be paid within thirty (30) days following the Applicable Closing Date by the party owing such amount or within thirty (30) days after the date of determination, if later.

                            SECTION 3
                           CLOSING DATE

     Consummation of the purchase and sale of Assets and the other transactions provided for in this Agreement shall take place at the offices of Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A. located at Tower at Erieview, Suite 2600, 1301 East Ninth Street, Cleveland, Ohio, on the Applicable Closing Date. Each Closing shall commence at 10:00 a.m. local time on the Applicable Closing Date or such other time as the parties hereto may mutually agree in writing; and the purchase and sale of Assets and all other transactions provided for herein to occur on and as of the Applicable Closing Date shall be deemed to have occurred simultaneously and to be effective as of the opening of business on such date.

                            SECTION 4
             REPRESENTATIONS AND WARRANTIES OF SELLER

     In order to induce Buyer to purchase the Assets and perform its other obligations herein, Seller hereby makes the following representations, warranties and covenants, each of which shall be true and correct on the execution hereof and shall be true and correct on each Applicable Closing Date and which shall survive such Applicable Closing Date for the period of time specified in
Section 4.26 below;

4.1  Organization, Qualification and Authority of Seller.

     (a) Due Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is qualified to transact business as a foreign corporation in the State of Ohio and all other jurisdictions where the nature of its business or the ownership, leasing or operation of Seller's properties or assets requires qualification, except where the failure to be so qualified is not likely to have a material adverse effect on the business operations or financial condition of Seller, the value of the Assets or the ability of Seller to convey the Assets (a "Material Adverse Effect").

     (b) Power and Authority to Conduct Business. Seller has the full power and authority to own or lease its properties and to conduct its business in the manner and the places where such property is owned or leased and its business is conducted. Seller possesses all permits and licenses from state, local, or Federal agencies or subdivisions necessary to operate its business the failure of which to obtain would have a Material Adverse Effect, all of which are in full force and effect.

     (c) No Defaults or Violations. As of the Applicable Closing Date, except as disclosed in Schedule 4.1(c), the execution and delivery of this Agreement, and the performance by Seller of obligations under this Agreement: (i) will not violate, contravene, be in conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under: (A) any provision of law or any rule or regulation of any governmental agency; (B) any order, rule or decree of any court, arbitrator or other agency of government; (C) any provision of the Articles of Incorporation or By-Laws of Seller; or (D) any lease, indenture, agreement or other instrument to which Seller or any of the Assets is or may be bound (in each case, solely with respect to clause (A) and (D), which would be likely to have a Material Adverse Effect); and (ii) will not result in the creation or imposition of any claim of any nature whatsoever upon the Assets.

     (d) Power and Authority to Enter Into Agreements. Seller has the right, power and authority to enter into and perform its obligations under this Agreement and the other agreements provided for herein. No consent, approval or authorization of, or registration, declaration, or filing with any court, governmental authority (federal, state, or local), collective bargaining unit, lending institution (other than Bank, which approval has been obtained) or other third party is required in connection with the execution and delivery by Seller of this Agreement or its performance of, or compliance with, the terms, provisions, and conditions hereof, except as disclosed in Schedule 4.1(d)

     (e) Due Execution and Enforceability. The execution, delivery and performance of this Agreement and the other agreements provided for herein by and on behalf of Seller have been duly and validly authorized and approved by the Board of Directors of Seller, and if the Second Closing Date occurs, will be duly and validly authorized and approved by the shareholders of Seller. Seller has taken and will take all such other corporate action as is necessary or required to enter into, execute and deliver this Agreement and the other agreements provided for herein and to perform their respective obligations hereunder and thereunder.
This Agreement and the other agreements provided for herein constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms and conditions (except to the extent the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor's rights generally or by general equitable principles).

4.2 Inventory Report. Attached as Schedule 4.2 is Seller's perpetual inventory reports, which fairly and accurately describe the type, quantity and cost to Seller of its Powerhouse Inventory and Promotional Inventory in each case as of September 30, 1996.

4.3 No Equity Interest. Seller does not own or hold (directly or indirectly) any equity or debt interest in any corporations, joint venture, partnerships, business associations, trusts, or other firms or entities which are engaged in the sale of replenishment merchandise and/or promotional merchandise, except as set forth in
Schedule 4.3.  .

4.4  Title to Assets; No Claims, Liens, Etc.; "AS-IS" Condition of
Inventory.

     (a) As of each Applicable Closing Date, Seller will have good and marketable title to all of the Assets to be transferred and sold to Buyer on such Applicable Closing Date, free and clear of all Claims whatsoever.

     EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT: SELLER MAKES NO EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE PHYSICAL CONDITION OF THE INVENTORY; THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY EXPRESSLY DISCLAIMED; AND THE INVENTORY WILL BE TRANSFERRED AND CONVEYED "AS IS, WHERE IS" AND WITH ALL FAULTS.

4.5  Contracts and Commitments.

     (a) Customer Purchase Orders, Sales Bids and Proposals. Set forth on Schedule 4.5(a) hereto is a true and complete list and description of each individual written customer purchase order, sales contract or indication of interest as is documented by initial order processing (IOP) forms with respect to Powerhouse Inventory, together with a list of all other contracts, obligations and commitments of Seller with respect to the Powerhouse Inventory, as of September 30, 1996. A similar schedule containing the information described in the preceding sentence with respect to the Promotional Inventory, as of a date not less than three (3) days prior to the Second Closing Date, will be delivered by Seller to Buyer on the Second Closing Date, and shall be deemed to be a part of Schedule 4.5(a).

     (b) Restrictions on Conduct of Business. Seller is not restricted by commitment (including, without limitation, any non-competition agreement or covenant) from carrying on the sale of Inventory as carried on at the date hereof.

4.6  Intellectual Property.

     (a) Set forth on Schedule 4.6 is a list of all patents, trade names, trademarks, service marks, and copyrights ("Schedule of Trade Names, Trademarks, Service Marks, and Copyrights") both domestic and foreign, owned by Seller in respect of its replenishment inventory business and its promotional inventory business and used in such business now or, to Seller's knowledge, at any time within the last three (3) years and indicating their registration number and dates of registration. Except as set forth on Schedule 4.6 hereto, and except for limited licenses granted to those customers solely in connection with promotions which licenses terminate upon termination of the promotion (Seller will endeavor to furnish copies or written summaries of such promotions to Buyer prior to the First Closing Date), Seller owns all right, title and interest in and to its Intellectual Property.

     (b) Except as set forth on Schedule 4.6., Seller has not received any notification, and has no knowledge that Seller has infringed, within the past three (3) years, nor is now infringing, on any patent, trade name, trademark, service mark or copyright belonging to any other person, firm, or corporation, except for (i) claims which have been fully and finally adjudicated or settled for an individual amount not exceeding Five Thousand Dollars ($5,000) or totaling Twenty Five Thousand Dollars ($25,000) in the aggregate; and (ii) claims or demands asserted by third parties in respect of which no further action has been taken by such third parties within the past eighteen (18) months. Seller owns or holds adequate licenses or other rights to use all trademarks, service marks, trade names, and copyrights necessary for the sale and promotion of Inventory. To Seller's knowledge, such use does not, and will not, conflict with, infringe on, or otherwise violate any rights of others.

4.7 Trade Secrets and Customer Lists. Seller is the owner of all Trade Secrets and customer lists required for the sale, distribution and marketing of the Assets, free and clear of any Claims. Seller is not using, or in any way making use of, any confidential information, trade secrets or customer lists of any third party, including, without limitation, to Seller's knowledge, any former employer of any present or past Employee of Seller. There are no suits pending or, to Seller's knowledge, threatened with respect to any Trade Secrets or customer lists of Seller.

4.8 Customers and Sales. Attached as Schedule 4.8 are complete and accurate schedules of Powerhouse Customers and Promotional Customers during the twelve (12) months ended June 30, 1996, ranking (by sales dollar volume) all customers that made purchases of (i) Powerhouse Inventory; and (ii) Promotional Inventory during such period. Except as expressly set forth in the Summary of Relations attached to Schedule 4.8: (x) Seller has not been notified, and is not otherwise aware, that any of the twenty-five
(25) largest customers listed in Schedule 4.8 of any Powerhouse Inventory or Promotional Inventory has ceased, or intends to cease, purchasing from Seller, has materially altered or intends to materially alter the amount of business that it is presently doing with Seller, or, to Seller's knowledge, will refuse to do business with Buyer following the Closing; and (y) there are no disputes or controversies pending or, to Seller's knowledge, threatened between Seller and any of the twenty-five (25) largest customers listed in
Schedule 4.8. Seller will deliver to Buyer, within ten (10) days following the First Closing Date, a supplemental Schedule 4.8 containing the same type information set forth in Schedule 4.8 for the period July 1, 1996 through September 30, 1996 except that Seller shall endeavor, but shall not be required to, add new customers to the Summary of Relations attached to Schedule 4.8.

     Buyer acknowledges and understands that Seller does not make, and expressly disclaims, any representation or warranty with respect to the present or future intention of any of Seller's customers to purchase Inventory from Buyer following the Applicable Closing Date, except as expressly provided in clause (x) of the second sentence of the preceding paragraph.

4.9 Customer Deposits. Seller has not received, and will not receive prior to the Applicable Closing Date, any deposits, payments on account or similar payment with respect to any of its Inventory contracts or orders (except with respect to Inventory delivered to customers prior to the Applicable Closing Date), and no such deposits, payments on account or similar payments are due or owing to Seller.

4.10 Suppliers. Attached as Schedule 4.10 is, to Seller's knowledge, a complete and accurate schedule of vendors of each current Inventory item. Except as expressly set forth in the Summary of Relations attached to Schedule 4.10: (i) Seller has not been notified, and is not otherwise aware, that any of the ten (10) largest suppliers listed in Schedule 4.10 intends to cease doing business with Seller materially reduce the amount of its product available to Seller, or, to Seller's knowledge, refuse to sell Products to Buyer; and (ii) there are no current disputes or controversies pending or, to Seller's knowledge, threatened between Seller and any of the ten (10) largest suppliers listed in
Schedule 4.10. Seller is current in its payment obligations to its ten (10) largest suppliers except as specifically described in the Summary of Relations attached to Schedule 4.10.

     Buyer acknowledges and understands that Seller does not make, and expressly disclaims, any representation or warranty with respect to the present or future intention of any of Seller's suppliers to sell products to Buyer following the Applicable Closing Date, except as expressly provided in clause (i) of the second sentence of the preceding paragraph.

4.11 Insurance. Seller maintains policies of product liability insurance in respect of the Inventory in amounts reasonably deemed by its management to be sufficient. All such policies are described in Schedule 4.11.

4.12 Contracts.  Except as set forth on Schedule 4.5(a) or on
Schedule 4.12, attached hereto, Seller is not, and on the Applicable Closing Date will not be a party to any contract or commitment (whether oral or written), including, without limitation, any franchise agreement, licensing agreement, sales representative agreement, distributorship agreement, or employment agreement, which relates to the sale of Inventory.

4.13 Inventories.

     (a) Any merchandise located at the Cheswick Facility or the Warehouse Facilities which is on consignment from others will either be clearly marked or physically segregated from the Inventory being purchased by Buyer. Any merchandise owned by Seller and which has been consigned to others will not be included in the Inventory to be purchased by Buyer.

     (b) Seller has not maintained records of defective product return expense with respect to Powerhouse Inventory and Promotional Inventory for several years, because it was determined that such expense was minimal in relation to total sales dollar volume and not significant enough to justify the cost of continuing to maintain such records. Nothing has come to the attention of Seller since these records were discontinued to indicate that defective product return expense has increased significantly.

     (c) Seller is not aware of, and has not received notice of any design, structural or manufacturing defect or condition (whether latent or patent) with respect to the Inventory which is, has been or is reasonably likely to be: (i) the subject of legal or administrative proceedings; (ii) in violation of any applicable laws, rules or regulations; or (iii) except for DeMinimis Claims, (defined in Section 4.16) the subject of any third party claim of patent, trademark, trade name or copyright infringement or any similar claim.

4.14 Product Warranties. There are no express outstanding product warranty obligations of Seller, nor any express representations, guarantees or indemnifications given or made by Seller in connection with the sale of Inventory.

4.15 Tax Returns. Seller has filed with the Internal Revenue Service and with all other appropriate foreign, federal, state, provincial and local governmental agencies, and will continue to file through and after the Second Closing Date, all personal property tax returns and tax reports required to be filed by Seller in respect of the Assets, and has paid and will continue to pay all amounts due in connection therewith. No claims for assessment or collection of taxes in respect of the Assets has been asserted against Seller, and Seller does not know of any proposed tax assessment against or in respect of the Assets.

4.16 Pending Claims, Litigation and Governmental Proceedings. Set forth on Schedule 4.16 is a list and description of each recall notice, government or manufacturer's warning notice, claim, suit, action, arbitration or regulatory, administrative, or governmental proceeding or investigation or any other proceeding or investigation filed against or commenced by Seller with respect to the Inventory in the last five (5) years and which relates solely or primarily to product liability or product use or safety except for: (i) claims which have been fully and finally adjudicated or settled for an individual amount not exceeding Five Thousand Dollars ($5,000), or totaling Twenty-Five Thousand Dollars ($25,000) in the aggregate; and (ii) complaints or demands asserted by customers in respect of which no further action has been taken by such customers within the past eighteen (18) months ("DeMinimis Claims"). Except as set forth on Schedule 4.16 and except for DeMinimis Claims no litigation is pending or, to the knowledge of Seller, threatened against Seller in respect of the sale, import, marketing or use of Inventory.

4.17 Judgments, Orders and Consent Decrees. Seller is not subject to any judgment, ruling, injunction, order, writ or decree of, or agreement with, any court, arbitrator or regulatory authority limiting, restricting or adversely affecting the sale by Seller of the Inventory or Seller's ownership of the Assets.

4.18 Agents and Employees. No Employee of Seller is subject to any confidentiality, non-disclosure or non-compete agreement with Seller or, to Seller's knowledge, any other entity except as described in Schedule 4.18. As used in this Section 4.18, the term "Seller's knowledge" means, and is limited to, the actual knowledge, without independent investigations, of T. Ronald Casper and Kenneth Campbell.

4.19 Labor Matters.

     (a) Seller acknowledges that Buyer is not assuming any of Seller's obligations or liabilities relating to or arising from any employment contract, collective bargaining agreement, Plan or program in favor of Seller's Employees, all of which remain the sole obligation of Seller.

     (b) Seller shall bear all liability, if any, caused by or arising from the termination and/or permanent layoff of its Employees.

     (c) Seller represents and warrants that it has taken or will take prior to Closing all actions necessary, including but not limited to any notice required to be given to its employees, local, state or federal government agencies, to comply with WARN (if applicable), COBRA and any other local or state laws applicable to the transactions contemplated by this Agreement. Notwithstanding the foregoing, Seller agrees that it will make no filings regarding this transaction concerning or relating to Seller's Employees with governmental, employment or worker's compensation agencies without providing a copy thereof to Buyer at least five (5) days prior to such filing.

4.20 Environmental Matters. Seller is in compliance with all federal, state, and local laws, regulations, and ordinances relating to the environment or to the discharge of matter into the air, water, or earth, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the Resource Conservation and Recovery Act of 1976, as amended, except for such non-compliance as is not likely to have a Material Adverse Effect. There are no actions, suits, or proceedings pending or, to the best knowledge of Seller, threatened against Seller in connection with the Inventory, the Cheswick Facility or the Warehouse Facilities by or before any federal, state, or local court or government authority or agency concerning any non-compliance or alleged non-compliance with any such laws, regulations, and ordinances in respect of said facilities.

4.21 Compliance with Laws. Seller has at all times conducted its business in compliance and conformity in all material respects with all applicable federal, state, local and foreign laws, statutes and ordinances and the rules and regulations promulgated thereunder (including, but not limited to, laws, rules and regulations relating to the sale, marketing, packaging, labeling, export, import, transport or distribution of the Inventory), except for such non-compliance as is not likely to have a Material Adverse Effect; and there are no pending or, to Seller's knowledge, threatened claims or notices of violation by Seller in any such laws, statutes, ordinances, rules and regulations or claims which are likely of assertion.

4.22 Evaluation of Terms of Transaction. Seller, through its Board of Directors, with the assistance of Parker/Hunter Incorporated, its independent financial adviser, has determined to proceed with the transactions provided for in this Agreement as the best transaction for the sale of the Assets, taking into account the purchase price for the Assets and the terms and conditions of the transaction.

4.23 Full Disclosure. To Seller's knowledge, no representation, covenant or warranty by Seller in this Agreement and no statement, Schedule or Exhibit furnished to Buyer pursuant to this Agreement omits or will omit to state a material fact necessary to make any representations, covenants and/or warranties of Seller under this Agreement not misleading.

4.24 Duty of Seller to Make Inquiry. To the extent that any of the representations and warranties made by Seller in this Agreement are qualified by the knowledge or belief of Seller, and except as expressly otherwise provided in this Agreement, Seller represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, without limitation, diligent inquiry of all key management personnel of Seller whose position entails having detailed knowledge of the subject matter of such representations and warranties.

4.25 No Broker's or Finder's Fees. No person or firm other than Seller (and its directors, officers, employees and independent accountants and attorneys) and Parker/Hunter Incorporated have arranged or participated in arranging, on behalf of Seller, the transactions provided for herein. Any broker's or finder's fees to be paid by Seller to Parker/Hunter Incorporated or to others shall be borne exclusively by Seller. Except as described in the preceding sentence, Seller has no knowledge of any claim (or the reasonable basis therefor) for a broker's or finder's fee to be paid in connection with the consummation of the transactions provided for herein.

4.26 Survival. All representations and warranties made by Seller in this Agreement, including but not limited to, those contained in
Section 4 hereof, shall survive the Applicable Closing Date (irrespective of any investigation of the Assets made by Buyer) for a period of eighteen (18) months and shall be true and correct on as of the Applicable Closing Date as if specifically made thereon; provided, however, that (i) the representations and warranties contained in Sections 4.1 and 4.4 shall survive the Closing for a period of ten (10) years; and (ii) the representations and warranties contained in Section 4.15 shall survive the Closing through the date that is thirty (30) days after the expiration of the longest statute of limitations (including any waivers) applicable to any action that may be brought by any governmental entity with respect to liability for the relevant tax period.

                            SECTION 5
             REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer, in order to induce Seller to sell the Assets and perform its other obligations hereunder, hereby makes the following representations and warranties to Seller, each of which shall be true and correct as of the execution hereof and shall be true and correct on the First Closing Date and the Second Closing Date and which shall survive the Closing for the period of time specified in
Section 5.3.

5.1  Authority, Enforceability, Etc.

     (a) Due Organization. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to transact business as a foreign limited partnership in the State of Ohio and in all other jurisdictions where the nature of its business or the ownership, leasing or operation of Buyer's properties or assets requires qualification, except where the failure to be so qualified is not likely to have a Material Adverse Effect on the business operations and financial condition of Buyer or the ability of Buyer to purchase the Assets.

     (b) Power and Authority to Conduct Business. Buyer has the full power and authority to own or lease its properties and to conduct its business in the manner and the places where such property is owned or leased and its business is conducted.

     (c) No Defaults or Violations. As of the Applicable Closing Date, the execution and delivery of this Agreement, and the performance by Buyer of its obligations under this Agreement will not violate, contravene, be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under: (A) any provision of law; (B) any order, rule or regulation of any court, arbitrator or other agency of government;
(C) any provision of the Third Amended and Restated Agreement of Limited Partnership of Buyer; or (D) any lease, indenture, agreement or other instrument to which Buyer is or may be bound, in each case which will be likely to have a Material Adverse Effect.

     (d) Power and Authority to Enter Into Agreements. Buyer has the right, power and authority to enter into and perform its obligations under this Agreement and the other agreements provided for herein. No consent, approval or authorization of, or registration, declaration or filing with any court, governmental authority (federal, state or local), collective bargaining unit, lending institution or other third party is required in connection with the execution and delivery by Buyer of this Agreement or its performance of or compliance with the terms, provisions and conditions hereof.

     (e) Due Execution and Enforceability. The execution, delivery and performance of this Agreement and the other agreements provided for herein by and on behalf of Buyer have been duly and validly authorized and approved by all requisite partnership action, and Buyer has taken all such other action as is necessary or required to enter into, execute and deliver this Agreement and the other agreements provided for herein and to perform Buyer's obligations hereunder and thereunder. This Agreement and the other agreements provided for herein constitute the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms and conditions (except to the extent the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor's rights generally or by general equitable principles).

5.2 No Broker's or Finder's Fees. No person or firm has been engaged by Buyer in arranging or participating in arranging, on behalf of Buyer, the transactions provided for herein. Any broker's or finder's fees to be paid by Seller to Parker/Hunter Incorporated or to others shall be borne exclusively by Seller. Except as described in the preceding sentence, Buyer has no knowledge of any claim (or the reasonable basis therefor) for a broker's or finder's fee to be paid in connection with the consummation of the transactions provided for herein.

5.3 Judgments, Orders and Consent Decrees. Buyer is not subject to any judgment ruling, injunction, order, writ or decree of, or agreement with any court, arbitrator, or regulatory authority, limiting, restricting or adversely affecting the purchase by Buyer of the Assets or Buyer's ownership thereof immediately following the Applicable Closing Date, nor is Buyer party to any litigation or other legal proceeding which would restrict or adversely affect Buyer's ability to purchase the Assets.

5.4 Survival. All representations and warranties made by Buyer in this Agreement, including, but not limited to, those contained in
Section 5 hereof, shall survive the Applicable Closing Date for a period of ten (10) years and shall be true and correct as of the Applicable Closing Date as if specifically made thereon.

                            SECTION 6
                       COVENANTS OF SELLER

6.1 Conduct of Business Pending Second Closing Date. From and after the date of this Agreement and until the Second Closing Date, Seller hereby covenants and agrees as follows:

     (a) Full Access. Buyer and its authorized representatives shall have full access during normal business hours and upon prior notice, but without unreasonably interrupting business, to the premises and to all books of account, financial records, contracts, pricing practices, warranty records, sales and credit records and other business information of Seller, but only to the extent that same relate to the Assets, and to Seller's personnel, and Seller shall furnish or cause to be furnished to Buyer and its authorized representatives all information with respect to the Business and affairs of Seller as Buyer and its authorized representatives may reasonably request.

     (b) Customer Purchase Orders, Product Supply Orders, Bids and Proposals. Seller shall not:

          (i) purchase any additional Powerhouse Inventory or Promotional Inventory except: (A) pursuant to currently outstanding supply orders issued by Seller for Promotional Inventory, true and complete copies of which are attached hereto as Schedule 6.1(b); and (B) as otherwise necessary to fill customer orders prior to the Applicable Closing Date and as may be preapproved in writing by Buyer; provided, however, that Seller may place orders for "point of sale" inventory in an aggregate amount not exceeding Forty Five Thousand Dollars ($45,000) without obtaining the prior written approval of Buyer, and Seller shall furnish Buyer copies of each such order. Seller shall promptly furnish Buyer true and complete copies of any new supply orders placed by Seller pursuant to Clause (B) of the preceding sentence; or

          (ii) solicit or accept new customer orders for Powerhouse Inventory or Promotional Inventory, whether from existing customers or new customers of Seller, provided, however that Seller may solicit, accept and fill customer orders received following the date hereof for the sole purpose of disposing of Seller's existing Inventory as well as the Promotional Inventory ordered by Seller that is described in the supply orders attached to Schedule 6.1(b) and any additional Promotional Inventory ordered by Seller following the date hereof and which has been preapproved in writing by Buyer.

     (c) Use of Intellectual Property. Seller will not license any person or entity other than Buyer to use any of its Intellectual Property, other than licenses granted to customers in connection with promotions in accordance with past practice.

     (d) Inventory Liquidation Sales. Seller will not conduct any liquidation sale, "going out of business" sale or similar sales activities (or offer any extraordinary price reductions), and Seller shall offer sales discounts solely to the extent such discounts are consistent with those offered by Seller during the six (6) months immediately preceding the date of execution of this Agreement; provided, however, that the covenants and agreements contained in this Section 6.1(d) shall not apply with respect to any of the Excluded Assets.

     (e)  Business Operations.

          (i) Seller will use its reasonable efforts to sell (without replacing) its Promotional Inventory between the First Closing Date and the Second Closing Date by filling existing customer orders.

          (ii) Prior to the Second Closing Date, Seller shall refrain from the following:

               (A) making sales on other than Seller's customary terms and conditions within the past six (6) months (including price and terms of payment) and in the ordinary course of business; or

               (B) selling, assigning, transferring, abandoning or permitting to lapse any Intellectual Property, Trade Secrets or other intangible assets, or disclosing any Trade Secrets or other material proprietary confidential information to any person other than Buyer or its representatives; provided, however, that if preventing the lapse of any Intellectual Property requires the payment of money, then Buyer shall reimburse Seller on the Second Closing Date for Buyer's pro rata portion of such expense.

     (f) Insurance. Seller shall continue in full force and effect its existing insurance and bonding coverages in respect of the Assets.

     (g) Compliance with Laws. Seller shall comply in all material respects with all applicable statutes, laws, ordinances, rules and regulations as may be required in connection with the maintenance and operation of the Assets or for the valid and effective transfer to Buyer of the Assets and the consummation of the transactions contemplated by this Agreement.

6.3 Conditions Precedent. Seller and Buyer shall use all reasonable efforts to assure that the conditions precedent set forth in Section 7 and 8 hereof, respective are satisfied on or prior to the Applicable Closing Date.

6.4 Injunctions. If any court of competent jurisdiction over Seller or the Assets issues or otherwise promulgates any injunction order or decree which prohibits the sale of, or otherwise adversely affects, the Assets, Seller shall use its reasonable efforts to have such injunction dissolved or otherwise eliminated as promptly as possible.

6.5 Taxes. Seller covenants and agrees that it will prepare and file all tax returns required to be filed by it in respect of the Assets for periods ending on or prior to the Closing Date including, without limitation, personal property taxes, and pay all amounts due thereunder.

                            SECTION 7
       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

     Each and every obligation of Buyer to be performed on the First Closing Date or the Second Closing Date shall be subject to the satisfaction on or prior thereto of each of the following conditions:

7.1 Representations and Warranties True on Applicable Closing Date. The representations and warranties made by Seller in this Agreement and in the Schedules and Exhibits hereto shall be true and correct in all material respects on and as of the Applicable Closing Date as though such representations and warranties had been made again and reaffirmed on and as of the Applicable Closing Date.

7.2 Compliance with Agreement. Seller shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it on or prior the Applicable Closing Date.

7.3 Secretary's Certificate. Seller shall have delivered to Buyer the certificate of its Secretary or Assistant Secretary certifying as of the Applicable Closing Date to the authorization and approval of this Agreement and the transactions provided for herein by duly adopted resolutions of the Board of Directors of Seller.

7.4 Compliance Certificate. Seller shall have delivered to Buyer the certificate of T. Ronald Casper, President of Seller certifying, as of the Applicable Closing Date, the fulfillment of the conditions set forth in Sections 7.1 and 7.2 hereof.

7.5 No Litigation. No investigation, suit, action or other proceeding shall be pending or threatened before or by any court of governmental agency which in the reasonable opinion of Buyer, may adversely affect this Agreement or the consummation of the transactions provided for herein.

7.6 Consents and Approvals. Seller and Buyer shall have obtained all necessary and material authorizations, consents and approvals required for the valid consummation of the transactions provided for in this Agreement, and each of them shall be in full force and effect.

7.7 Termination of Liens; Warehouseman's Waiver. The Bank Lien shall have been released with respect to the Assets being transferred to Buyer on the Applicable Closing Date, and original UCC-3 Partial Releases, executed by Bank, as well as a written waiver or other written instrument from Transmanagement Corporation and any and all other persons or entities with a Claim against any of the Assets, delivered to Buyer, each in form and substance reasonably satisfactory to Buyer.

7.8 Damage or Destruction. There shall not have been any material damage to or destruction of the Assets (whether or not covered by insurance).

7.9 Warehouse Arrangements. Buyer shall have entered into arrangements with the owner of the Warehouse Facilities upon terms and conditions satisfactory to Buyer in its sole discretion;
provided, however, that the foregoing condition shall automatically be deemed waived upon consummation of the transactions to be completed on the First Closing Date.

7.10 Opinion of Counsel. Seller shall have delivered to Buyer an opinion of Cohen & Grigsby, P.C., counsel to Seller, in the form attached hereto as Exhibit "G".

7.11 Injunctions. There shall not be in effect any injunctions, decrees or orders prohibiting the sale of, or otherwise adversely affecting, the Assets.

                            SECTION 8
CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

     Each and every obligation of Seller to be performed on the First Closing Date or the Second Closing Date shall be subject to the satisfaction on or prior thereto of each of the following conditions:

8.1 Representations and Warranties True at the Applicable Closing Date. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Applicable Closing Date as though such representations and warranties had been made again and reaffirmed on and as of the Applicable Closing Date.

8.2 Compliance With Agreement. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it on or prior to the Applicable Closing Date.

8.3 Secretary's Certificate. Buyer shall have delivered to Seller a certificate of the Secretary or Assistant Secretary of its Managing General Partner certifying as of the Applicable Closing
Date to the authorization and approval of this Agreement and the transactions provided for herein by duly adopted partnership authorization of the General Partners of Buyer.

8.4 Compliance Certificate. Buyer shall have delivered to Seller the certificate of the President or any duly authorized Vice
President of Buyer certifying as of the Applicable Closing Date to the fulfillment of the conditions set forth in Sections 8.1 and 8.2 hereof.

8.5 No Litigation. No investigation, suit, action or other proceeding shall be pending or threatened before or by any court or governmental agency which in the reasonable opinion of Seller may adversely affect this Agreement or the consummation of the transactions provided for herein.

8.6 Consents and Approvals. Buyer shall have obtained all necessary and material authorizations, consents and approvals as required for the valid consummation of the transaction provided for in this Agreement, and each of them shall be in full force and effect.

8.7 Opinion of Counsel. Buyer shall have delivered to Seller an opinion of Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A., counsel to Buyer, in the form attached hereto as Exhibit "H".

8.8 Approval by Shareholders of Seller. The shareholders of Sellers shall have approved and ratified the transactions described in this Agreement at a Special Meeting of Shareholders called for such purpose; provided, further, that this condition precedent shall apply solely with respect to those transactions that are to be consummated on the Second Closing Date; provided, however, that if the shareholders of Seller fail or refuse to approve and ratify the transactions and the Second Closing does not occur, then the provisions of Section 14.1(b) shall apply.

                            SECTION 9
                FURTHER AGREEMENTS OF THE PARTIES

9.1  Employees.

     (a) The parties acknowledge that prior to the date hereof, Buyer has notified Seller that Buyer may desire to enter into arrangements for the employment by Buyer of (or other association of Buyer with) one or more of the following individuals: Charles Stewart, Sherri Stitt, Donald Cashman, Richard DeLong, Deanna Hayman, Thomas Ranieri, Wayne Smith and James Meehan, as such Employees of Seller may be potentially relevant to Buyer's business, and Buyer agrees to notify Seller prior to extending any offer of employment or other association to any of the aforementioned individuals or to any other present or future Employee of Seller, provided, that any such offer to then-current employees of Seller made prior to the Second Closing Date shall be made only with the prior written consent of Seller. Seller agrees to notify Buyer prior to terminating, laying off or otherwise taking any action directly affecting the employment status of any of the aforementioned Seller's Employees. Buyer may, but shall not be obligated pursuant to this Agreement or for any other reason to, offer full or part-time employment or other association (i.e., consulting) after the First Closing Date to any of the aforementioned individuals or to any other present or future Employees of Seller on such terms and conditions as Buyer, in its sole discretion, may determine, subject however, to the preceding sentence. Buyer may communicate with the present employees or agents of Seller prior to the Closing upon reasonable prior notice to Seller. Seller shall not directly or indirectly induce, suggest or recommend to Employees of Seller that they reject offers of employment or other association with Buyer. Seller shall cooperate with Buyer in all reasonable respects in connection with any offers of employment or other association that Buyer may make to Seller's employees and to transition any such employees from Seller's employment to possible association with Buyer. Seller shall also cooperate with Buyer, to the extent reasonably consistent with Seller's operational requirements, between the First Closing Date and the Second Closing Date, to make available to Buyer Seller's employees whose services are reasonably required by Buyer. In any such case, Buyer shall reimburse Seller on the Second Closing Date for a portion of the direct employee-related costs incurred by Seller for any such employees on an hourly or per diem basis for service committed to or utilized exclusively by Buyer. "Direct employee-related costs" means, and shall be limited to, direct wages, payroll taxes, insurance benefits and travel expenses directly related to Buyer's business, provided, however, that Buyer's obligation to reimburse Seller for the cost of Employee insurance benefits shall in no event exceed $300 per full calendar month per Employee.

     (b) Seller hereby agrees that it will not, without the prior written consent of Buyer, notify, promise, represent, advise, state or otherwise communicate to any employee of Seller that Buyer will be hiring any or all such employees or make any offer of employment or other association on behalf of Buyer.

9.2 Nondisclosure. Seller and Buyer shall not disclose, directly or indirectly, the terms of or reveal the existence of this Agreement, its Schedules or Exhibits to any person, firm or entity other than their respective attorneys, accountants, lenders, and representatives who are required to be informed thereof in connection with their representation of the parties in connection with the transactions, except for proxy statements, press releases and other filings and disclosures as, in the reasonable judgment of Seller's counsel, required by applicable securities or other laws. Seller will advise Buyer in writing and, to the fullest extent practicable, will consult with Buyer prior to any such disclosure. No press release or governmental notification, report or other filing by either party shall be made without the other party's prior written approval of the content thereof, except as provided in the first sentence of this Section. The parties will issue a joint press release upon the consummation of the transactions contemplated by this Agreement.

9.3. Restrictive Covenants.

     (a) Confidentiality. Each party covenants and agrees that from and after the date hereof, it shall not directly or indirectly disclose, divulge, discuss, copy or otherwise use or cause to be used in any unlawful manner, any confidential information relating to the sale and promotion of the Inventory, including but not limited to, information regarding operations, accounts, books and records, sales, customers, pricing and other activities of Seller which constitute "trade secrets" within the meaning of Section 133.51(a)(3) of the Ohio Revised Code, except for (i) in the case of Seller, the conduct of its business through the Second Closing Date in the manner contemplated by Section 6.1; and (ii) in the case of Buyer, the sale and promotion of Powerhouse Inventory following the first Closing Date and the sale and promotion of Powerhouse Inventory and Promotional Inventory following the Second Closing Date. Each party recognizes and agrees that the disclosure of such trade secrets to parties other than the other party or the improper use thereof will cause serious and irreparable injury to such other party. In the event a party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or similar process) to disclose any confidential information, such party agrees to provide the other party with prompt notice of such request so that the other party may seek an appropriate protective order and/or waive such party's compliance with the provisions of this paragraph. The foregoing shall not prevent either party from making such disclosures as are in the reasonable judgment of such party's counsel, required by applicable securities laws, except that each party shall advise the other party in writing and, to the fullest extent practicable, will consult with the other prior to making any such disclosure. Upon termination of this Agreement, for whatever reason, prior to the Second Closing Date, Buyer agrees to deliver to Seller all written materials, reports and information (including Trade Secrets) furnished by Seller concurrently with or prior to the execution of this Agreement (except for Assets purchased by Buyer on the First Closing Date), and Buyer will destroy all copies of same.

     (b) Non-Competition. Seller agrees that commencing on the First Closing Date and for a period expiring five (5) years following the First Closing Date (if the First Closing occurs but the Second Closing fails to occur) or expiring five (5) years following the Second Closing Date (if the Second Close Date occurs) (the "Restricted Period"), Seller will not, directly or indirectly, either as principal, agent, partner, lender, investor, or in any other capacity, engage in, have a financial interest in or be in any way connected or affiliated with any enterprise (whether or not incorporated) which engages in the purchase, sale, marketing, import, distribution or brokerage of replenishment inventory or promotional inventory of a format, category or product line which is sold or offered for sale by Seller in the United States of America at the date of this Agreement ("Competitive Products"), except for the sale of Promotional Inventory pending the Second Closing Date, and except for Inventory included in the Excluded Assets. In addition, Seller will not, during the Restricted Period, divert or take away or attempt to divert or take away any of Buyer's or any Buyer's affiliates' employees and, solely with respect to the Competitive Products and Competitive Business (defined below), Buyer's or Buyer's affiliates' customers or suppliers, and, further, Seller shall refrain from, directly or indirectly: (i) committing any act which would in any way jeopardize any relationship Buyer or any Buyer affiliate has or may come to have with any such employee, customer or supplier; or (ii) engaging in, having a financial interest in, or being in any way connected or affiliated with any enterprise which engages in the wholesale or retail sale and distribution of closeout merchandise.

     Notwithstanding anything to the contrary contained in the above paragraph, in the event the Second Closing does not occur solely as a result of Buyer's breach of its obligations hereunder (as finally determined by a court of law), the covenants contained in Paragraph 9.3(b) shall be inoperative and of no force and effect.

     (c) Injunctive Relief. Seller and Buyer agree that the remedy at law for any breach by them of the foregoing provisions of this section will be inadequate, and Buyer shall be entitled to both temporary and permanent injunctive relief (without bond) enforcing such provisions, in addition to any other remedy it may have at law or in equity.

9.4 Negotiation with Others. From and after the date hereof until the earlier to occur of: (i) the termination of this Agreement pursuant to Section 11, or (ii) December 31, 1996, neither Seller nor any of Seller's officers, directors, employees or agents will, directly or indirectly: (a) solicit or initiate discussions or engage in negotiations with any person (whether such negotiations are initiated by them or otherwise), other than Buyer, with respect to the possible acquisition of the Assets or any portion thereof,
(b) provide any information with respect to the Assets to any person, other than Buyer, relating to the possible acquisition of the Assets or any portion thereof, or (c) enter into a transaction with any person, other than Buyer, concerning the possible acquisition of the Assets or any portion thereof . Nothing in this Section shall be deemed to prevent sales to customers prior to the Applicable Closing Date in the ordinary course of business. If Seller or any of Seller's officers, directors, employees or agents receives any unsolicited offer or proposal to enter into negotiations relating to any of the above, Seller shall immediately notify Buyer of such fact.

9.5 Replenishment Sales Following First Closing Date. Except for the payments described in Section 2.5(a), any sales of Powerhouse Inventory by Buyer at any time following the First Closing Date for replenishment of goods originally ordered by a Powerhouse Customer or a Promotional Customer prior to the First Closing Date, which replenishment request is filled by Buyer, shall be for the sole account of Buyer (it being understood, however, that Buyer shall not be obligated to fill any such replenishment order).

9.6 Approval of Shareholders of Seller. Seller will use its best efforts to obtain the approval of its shareholders the execution and delivery by Seller of this Agreement and the consummation of the transactions described herein. Seller represents and warrants that it is not aware of any reason why shareholder consent and approval will not be obtained by December 31, 1996.

9.7 Right of First Refusal with Respect to Other Assets of Seller. Unless the First Closing Date does not occur solely by reason of Buyer's default or breach hereunder, in the event Seller receives an offer for all or a significant portion of its assets other than the Assets at any time within thirty (30) days following the First Closing Date (such other assets may include, but are not limited to, warehouse and office fixture and equipment, electronic and computer equipment, and transferable software), Buyer shall have a right of first refusal to acquire all or any portion of such assets upon the same terms and conditions as offered by the third party. Seller shall promptly furnish Buyer with a complete description of the terms and conditions of such offer, including the purchase price, the terms and conditions of purchase, the proposed Closing Date, and the identity of the Purchaser. In addition to the foregoing, in the event the First Closing occurs but the Second Closing does not occur (other than solely by reason of Buyer's default or breach under this Agreement), Buyer shall have a right of first refusal to purchase any Intellectual Property which is not conveyed to Buyer at the First Closing upon the same terms and conditions as offered by a third party at any time prior to the fifth (5th) anniversary of the First Closing Date, and Seller shall furnish a copy of the third party offer containing the same detail as prescribed in the preceding sentence. Buyer shall notify Seller in writing within twenty (20) days following receipt of the third party offer ("Notice of Exercise") whether Buyer desires to exercise its rights of refusal hereunder, and the purchase and sale of assets under this Section shall occur on the later of the closing date described in the third party offer or thirty (30) days following the date of Buyer's Notice of Exercise.

9.8 Trade Show Deposits. Buyer acknowledges that Seller has heretofore provided to Buyer written evidence of payment by Seller of deposits (collectively, "Trade Show Deposits") for floor space for show booths for the following trade conventions: (i) National Housewares Merchants Association (NHMA), McCormick Place, Chicago, Illinois (to be held January 1997) - $12,375.00, and (ii) Association of Retail Marketing Services (ARMS), Ramada Congress Hotel, Chicago, Illinois (to be held January 1997) - such amounts as have been paid by the Second Closing Date, not to exceed $2,360 (collectively, the "Trade Show Deposits"). On the Second Closing Date, Buyer will pay to Seller an amount equal to the Trade Show Deposit pertaining to such convention trade show, and shall assume Seller's remaining payment obligations, if any, in respect of the ARMS convention. Seller represents and warrants that its floor space for trade show booth for the NHMA Trade Show has been paid in full.

9.9 Accounts Receivable. The parties acknowledge that Buyer is not acquiring any of Seller's accounts receivable. Any payments received by Buyer in respect of Seller's receivables shall be allocated in accordance with the customer's designation; absent such designation, such payments shall be allocated and paid first to Seller to the extent of the unpaid balance owed by such customer to Seller for goods shipped and billed prior to the applicable Closing Date. Each party agrees to properly remit to the other, in precisely the form received, with endorsement, any and all payments received by such party which payment is actually due and owing to the other party, and any such sums erroneously paid by the customer to such party shall be held in trust for the other party. Each party agrees to furnish the other access to deposit slips, bank reconciliation statements, customer correspondence and other documents upon the reasonable request of such other party in order to verify the prompt remittance of all sums required to be remitted to the other party pursuant to this Section 9.9.

                            SECTION 10
                           RISK OF LOSS

10.1 Risk of Loss. Risk of Loss with respect to the Assets being transferred on an Applicable Closing Date shall pass to Buyer effective as of the opening of business on such Applicable Closing Date.

                            SECTION 11
                   TERMINATION AND ABANDONMENT

11.1 Termination. This Agreement may be terminated forthwith upon the receipt of notice of termination as provided for in Section
11.2 hereof, and the purchase and sale and the other transactions provided for by this Agreement may be abandoned, without liability on the party of either party to the other, except as otherwise provided in Section 14.1(b):

     (a)  By mutual written consent of Seller and Buyer;

     (b) By Buyer, if any of the conditions of Section 7 of this Agreement have not been satisfied on the intended Closing Date and have not been waived by Buyer in writing;

     (c) By Seller, if any of the conditions of Section 8 of this Agreement have not been satisfied on the intended Applicable
Closing Date and have not been waived by Seller in writing;

     (d) By either Buyer or Seller, if the Second Closing Date has not occurred (for any reason other than a breach of any representation, warranty, covenant or agreement contained herein or in any Schedule or Exhibit hereto by the party seeking to so terminate) on or before January 31, 1997; or

     (e) By either Buyer or Seller, if the other party files on or before the Second Closing Date a petition in bankruptcy, reorganization, liquidation or receivership or a petition in bankruptcy, reorganization, liquidation or receivership is filed on or before the Second Closing Date against such other party.

11.2 Notice of Termination. In the event of termination and abandonment by either party as provided in Section 11.1 hereof, prompt written notice thereof shall forthwith be given to the other party.

                            SECTION 12
                INDEMNIFICATION AND REIMBURSEMENT

12.1 Indemnification by Seller.

     (a) In order to induce Buyer to enter into this Agreement and to consummate transactions contemplated hereby, Seller covenants and agrees to and shall indemnify Buyer and its partners (and their constituent partners and shareholders), officers, employees and agents, and their heirs, executors, administrators, personal representatives, successors and assigns (collectively, the "Buyer Interests") and shall hold the Buyer Interests harmless against and with respect to any and all Damages incurred in connection with or arising out of or resulting from or incident to:

          (i) any misrepresentation, omission, breach of warranty, representation or covenant, or non-fulfillment of any obligation on the part of Seller
               under this Agreement, any certificate, Schedule or Exhibit, or other instrument furnished to Buyer in connection with this Agreement;

          (ii) the Unassumed Liabilities;

          (iii) Seller's failure to comply with the provisions of the Bulk Sales Law;

          (iv) any claims, violations or alleged violations by Seller of any laws, statutes, codes, ordinances, rules or regulations whether foreign or domestic, state, federal or local;

          (v) the filing (or failure to file) or payment (or non-payment) of any taxes by Seller, pursuant to any federal, state, local or foreign income tax, excise or franchise tax, ad valorem, sales and use tax, payroll tax, and/or F.I.C.A. taxes or any deficiencies in any taxes payable by or on behalf of Seller;

          (vi) arising from or relating to any and all claims, grievances or arbitrations under any collective bargaining agreement to which Seller may have been a party at any time prior to the Closing Date, including, but not limited to, claims and/or judgments for unfair labor practices incurred on or limited to, before the Closing Date whether filed (by either union or non-union employees) prior to, on, or after the Closing Date with the National Labor Relations Board or any comparable federal, state or local board, agency, or commission, or any state or federal court;

          (vii) any damages, obligation or penalty for contributions to any Plan with respect to Seller's employees for all periods on and before the Closing Date, ERISA claims or violations;

          (viii) any and all amounts owed by Seller to Bank or to Transmanagement Corporation;

          (ix) any liability related to any Excluded Asset; and

          (x) any and all actions, suits, proceedings, demands, assessments, penalties, fines, judgments, costs and legal and other expenses incident to any of the foregoing.

     (b) The indemnification of this Section shall survive the Closing; provided, however, that any claim for the incorrectness or breach of the representations, warranties or covenants of Seller contained in Section 4 must be brought within the applicable limitations period as described in Section 4.26.

12.2 Indemnification by Buyer.

     (a) In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer covenants and agrees to and shall indemnify Seller, its directors, officers, employees, agents, successors and assigns (collectively, the "Seller Interests") and shall hold the Seller Interests harmless against and with respect to any and all Damages, incurred in connection with or arising out of or resulting from or incident to:

          (i) a breach of any representation, warranty, covenant or agreement on the party of Buyer under this Agreement or under any document executed and delivered by Buyer in connection therewith;

          (ii) the failure of Buyer to pay or perform any of the Assumed Liabilities;

          (iii) the conduct by Buyer of its business following the Closing Date; and

          (iv) any and all actions, suits, proceedings, demands, assessments, penalties, fines, judgments, costs and legal and other expenses incident to any of the foregoing.

     (b) The indemnification in this Section shall survive the Closing.

12.3 Product Liability Matters. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions of this Section 12 shall apply to any Damages claimed under Section 12.1(a)(ii) or Section 12.2(a)(ii) or (iii) which directly result from any product liability claims, suits, demands or causes of action arising following the Applicable Closing Date and that pertain to any of the Inventory. With respect to such matters, the parties do not intend for this Agreement to alter the legal relationship between them that would exist in the absence of this Agreement.

12.4 Claims for Reimbursement. In the event that the Buyer Interests or the Seller Interests shall have suffered any Damages (as hereinabove defined) with respect to any liability or claim to which the foregoing indemnities relate, the Buyer Interests or the Seller Interests, as the case may be (the "Indemnified Party"), shall give Seller or Buyer, as the case may be (the "Indemnifying Party"), prompt written notice of the nature and amount of such Damages and the Indemnified Party's claim for reimbursement therefor. The Indemnifying Party shall have thirty (30) days from the date of said notice to investigate and dispute the nature, validity or amount of any such claim. During said 30-day period, the Indemnifying Party shall have reasonable access, during normal business hours and upon prior notice, to the books and records of the Indemnified Party for the purpose of such investigation in accordance with the provisions of Sections 12.1 or 12.2 hereof. In the event that the Indemnifying Party shall dispute the nature, validity or amount of said claim, the Indemnifying Party shall give the Indemnified Party written notice of such dispute within said 30-day period, and the parties shall attempt in good faith to resolve such dispute.

     In the absence of a dispute, the Indemnifying Party shall promptly, and in any event not later than the expiration of said 30-day period, reimburse the Indemnified Party in full for any such Damages, as set forth in the Indemnified Party's notice. In the event that the Indemnifying Party shall dispute only the amount of the claim, the Indemnifying Party shall, concurrently with the delivery of its notice of dispute, pay to the Indemnified Party the undisputed portion of the claim.

12.5 Defense of Third-Party Claims. If any lawsuit or enforcement action is filed against an Indemnified Party by a third party and the Indemnified Party is entitled to indemnification pursuant to this Agreement, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within ten (10) days after the service of the citation or summons); provided, however, that the failure of any Indemnified Party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the Indemnifying Party demonstrates actual damages caused by such failure, if (i) such failure to give timely notice does not materially affect the ability or right of the Indemnifying Party to participate in the defense of such lawsuit or enforcement action, (ii) actual notice is given to the Indemnifying Party within a reasonable time, and
(iii) to the extent that such failure to give timely notice causes the Indemnifying Party to incur additional expense with respect to such lawsuit or enforcement action, the Indemnified Party promptly reimburses the Indemnifying Party for such additional expense.

     After such notice, if the Indemnifying Party shall acknowledge in writing to such Indemnified Party that such Indemnifying Party may be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the Indemnifying Party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action, and to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party's cost, risk and expense; and such Indemnified Party shall cooperate in all reasonable respects, at its cost, risk and expense, with the Indemnifying Party and such attorneys in the investigation, trial and defense of such lawsuit or action any appeal arising therefrom.

12.6 Indemnification as Sole Remedy; Exceptions. Absent fraud on the part of Seller, and subject to Section 14.1(b), the indemnification provided to Buyer in this Agreement shall be the sole remedy of Buyer against Seller in respect of any claims arising under or out of this Agreement or any of the documents delivered on the Applicable Closing Date that are based upon any action, fact or circumstance existing as of the date of this Agreement; provided, however, that should Buyer assert a claim for indemnification between the First Closing Date and Second Closing Date, Buyer, upon notice to Seller, and to the extent that Seller does not dispute said claim in writing within five (5) days following receipt thereof, may satisfy such indemnification claim by setting off the amount of such claim against its payment obligations on the Second Closing Date. Should Seller dispute said claim, or a portion of said claim, in writing, Buyer shall deposit the disputed portion of the claim in a joint signature interest-bearing escrow account pending full and final resolution of the claim (costs of escrow to be paid or reimbursed by the non-prevailing party).

     Subject to Section 14.1(b), the indemnification provided to Seller in this Section 12 shall be the sole remedy of Seller against Buyer against Buyer in respect of any claims arising under or out of this Agreement or any of the documents delivered on the Applicable Closing Date that are based upon any action, fact or circumstance existing as of the date of this Agreement.

12.7 Limitations. Buyer acknowledges and agrees that, absent fraud on the part of Seller: (i) the indemnification obligations of Seller pursuant to this Section 12 shall in no event exceed the aggregate Purchase Price; (ii) should the First Closing occur but the Second Closing fail to occur, for whatever reason, neither party shall be required to indemnify the other pursuant to this
Section 12 except in the event that the aggregate amount of Damages suffered or incurred by the Indemnified Party exceeds Five Thousand Dollars ($5,000), whereupon the Indemnifying Party shall be liable to the Indemnified Party for the full extent of such Damages (including the first Five Thousand Dollars ($5,000)); and (iii) should the Second Closing occur, neither party shall be required to indemnify the other pursuant to this Section 12 except in the event that the aggregate amount of Damages suffered or incurred by the Indemnified Party exceeds Fifteen Thousand Dollars ($15,000), whereupon the Indemnifying Party shall be liable to the Indemnified Party for the full extent of such Damages (including the first Fifteen Thousand Dollars ($15,000)).

                            SECTION 13
                         RIGHT TO PROCEED

13.1 Waiver of Conditions. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in
Section 7 hereof have not been satisfied, Buyer shall have the right to waive one or more conditions precedent and proceed with the transactions contemplated hereby without waiving any of its other rights hereunder, and if any of the conditions specified in
Section 8 hereof have not been satisfied, Seller shall have the right to waive one or more conditions precedent and proceed with the transactions contemplated hereby without waiving any of its other rights hereunder; provided, however, that if a party shall so elect to proceed, such party shall not thereafter attempt to hold the other party responsible for Damages resulting from the condition or conditions waived and such other party shall not be responsible for such Damages.

                            SECTION 14
                     MISCELLANEOUS PROVISIONS

14.1 Costs and Expenses.

     (a) Each party covenants and agrees that it shall be responsible for and bear its respective costs and expenses in connection with, or arising out of, the negotiation and execution of this Agreement and consummation of the transactions provided for herein; provided, however, that Seller shall bear and be responsible for any and all sales or transfer taxes applicable to the transfer of Assets provided for herein.

     (b) In the event any or all of the transactions described in this Agreement fail to close in accordance with the terms hereof because Seller is in default hereunder or has failed to obtain director or shareholder approval or any other required consent and provided Buyer is not in default hereunder, Seller shall pay to Buyer, as liquidated damages, within three (3) days following demand by Buyer, the amount of $150,000, the parties having attempted in good faith to ascertain the damages which will result should the transactions fail to close other than due to the fault or breach of Buyer, and said sum represents the parties' best efforts to estimate such damage. In the event any or all of the transactions described in this Agreement fail to close in accordance with the terms hereof, and such failure is due solely to the breach by Buyer of its obligations hereunder or because any of the conditions described in Sections 8.1 through 8.7 have not been satisfied or waived in writing by Seller, Buyer shall pay to Seller, as liquidated damages, immediately upon demand by Seller the amount of $100,000, the parties having attempted in good faith to ascertain the damages which will result should the transactions fail to close due solely to the fault or breach of Buyer, and said sum represents the parties' best efforts to estimate such damage.

     (c) Seller agrees that should Seller fail to pay in full to Buyer as liquidated damages the sum of $150,000 within three (3) days following demand by Buyer as required pursuant to the first sentence of Section 14.1(b), Buyer may, at its sole election and upon notice to Seller, satisfy such payment obligations of Seller by selecting, removing and retaining for Buyer's own account for no additional consideration, such Promotional Inventory of Seller as remains on hand and which Buyer desires to acquire, having a purchase price (calculated in accordance with Section 2.5(b)) equal to (x) $150,000 less (y) the amount of liquidated damages actually paid by Seller to Buyer pursuant to Section 14.1(b). Buyer agrees that, should it elect to satisfy Seller's payment obligations under
Section 14.1(b) by selecting and retaining for its account Promotional Inventory (subject to the terms and conditions contained in this Paragraph 14.1(c)), Buyer shall, prior to selecting such Inventory, satisfy Seller's liquidated damages payment obligation by setting off such amount, to the fullest extent possible, against its royalty payment obligations (described in Section 2.5(a)(iii)) then due and owing to Seller. Seller agrees to cooperate with Buyer and shall use its best efforts to cause Bank and others to cooperate with Buyer, in all reasonable respects in connection with Buyer's selection, removal and transport of Promotional Inventory pursuant to this Section 14.1(c).

14.2 Amendment and Modification. This Agreement may be amended, modified or supplemented only in writing executed by each of the parties hereto.

14.3 No Assignment. No party hereto shall assign, in whole or in part, this Agreement or its respective rights and obligations hereunder without the prior written consent of the other party hereto, and, absent such consent, any assignment (including, without limitation, any assignment by merger, death, dissolution or operation of law) shall be null and void. Notwithstanding the foregoing, Buyer may assign its rights and delegate its obligations hereunder to Mazel Stores, Inc., an Ohio corporation, without the consent of Seller; provided, that no such assignment shall relieve Buyer of any of its obligations hereunder.

14.4 Notices. All notices, requests, demands or other communications hereunder must be in writing executed by an authorized representative of the party responsible therefor, and must be given either by hand or telex, telecopy, telefax or other telecommunications device capable of creating a written record (confirmed by registered or certified mail or by overnight courier)
(i) if to Buyer, to: Mazel Company L.P., 31200 Aurora Road, Solon, Ohio 44139 (telecopier number (216) 349-1543, Attention: Reuven Dessler, Chairman) or to such other person or place as Buyer shall furnish to Seller in writing, with a copy to Bennett Yanowitz, Esq., Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A., 2600 Tower at Erieview, Cleveland, Ohio 44114 or (ii) if to Seller to: Action Industries, Inc., 460 Nixon Road, Cheswick, Pennsylvania 15024 (telecopier number (412) 782-8606, Attention: T. Ronald Casper, President) or to such other person or place as Seller shall furnish to Buyer in writing, with a copy to Daniel Wessels, Esq., Cohen & Grigsby, P.C., 2900 CNG Tower, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3115 (telecopier number (412) 391-3382).

14.5 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

14.6 Headings. Section and paragraph headings in this Agreement are provided for convenience of reference only and shall not be deemed to constitute a part hereof.

14.7 Recitals, Exhibits and Schedules. The recitals contained at the beginning of this Agreement and all Schedules and Exhibits attached hereto shall be deemed an integral part of this Agreement and shall be incorporated herein by reference.

14.8 Schedules and Exhibits. Any Schedules and Exhibits which are to be attached hereto at Closing, updated as of the Closing Date or delivered separately upon execution hereof or on the Closing Date shall be initialed by the parties hereto and shall be deemed delivered under this Agreement.

14.9 Waiver; Remedies. No waiver of any breach of any provision of this Agreement shall be held to be a waiver of any other subsequent breach, and the failure of a party to enforce at any time any provision hereof shall not be deemed a waiver of any right of such party to subsequently enforce such provision or any other provision hereof. All remedies afforded in this Agreement shall be taken and construed as cumulative, that is, in addition to every other remedy provided herein or by law.

14.10 Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Ohio and applicable federal law.

14.11 Jurisdiction and Venue. Both parties agree that in the event that any lawsuit is filed by one of them against the other in connection with any matter arising from or connected with this Agreement, any related agreement, and/or the transactions contemplated hereby, such lawsuit shall be filed exclusively in the United States District Court for the Northern District of Ohio, Eastern Division, or the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas for Cuyahoga County, Ohio or for Allegheny County, Pennsylvania (at the election of the party filing suit) and each party covenants and agrees that it shall voluntarily consent and irrevocably submit to the personal and subject matter jurisdiction of said courts.

14.12 Severability. In the event that any provision or any portion of any provision of this Agreement shall be held invalid, illegal or unenforceable under applicable law, the remainder of this Agreement shall remain valid and enforceable to the maximum extent permitted by law.

14.13 Entire Agreement. This Agreement, the Schedules and Exhibits hereto and the ancillary documents executed hereunder set forth the entire agreement and understanding between the parties hereto with respect to the transactions provided for herein and supersede and cancel any and all prior discussions, correspondence, agreements or understandings (whether oral or written) between the parties hereto with respect to such matters (including, but not limited to, the Summary of Preliminary Terms and Conditions dated August 30, 1996).

14.13 Time is of the Essence. Time is of the essence in the performance of the terms and conditions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed by their authorized representatives on and as of the date first above set forth.

ACTION INDUSTRIES, INC.            MAZEL COMPANY L.P.
                                   By: ZS Mazel L.P., Managing
                                       General Partner
By: T. RONALD CASPER
    ----------------------
    T. Ronald Casper,
    President                      By: ZS Mazel, Inc., General
                                       Partner of ZS Mazel L.P.



                                   By: REUVEN DESSLER
                                       ------------------------
                                       Reuven Dressler,
                                       Authorized Agent



                       ACTION INDUSTRIES, INC.

              PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD DECEMBER 30, 1996

            SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Joel M. Berez and Kenneth L. Campbell or either of them, agents and proxies of the undersigned, with full power of substitution to each of them, to represent the undersigned and vote the shares of Common Stock of ACTION INDUSTRIES, INC. which the undersigned would be entitled to vote if personally present at the Annual Meeting to be held on December 30, 1996 or any adjournment(s) thereof, upon all matters that may properly come before the Special
Meeting:

   (1) To elect the following nominee as director for the ensuing three years:

         CHARLES C. COHEN     [ ] For         [ ] Withhold

   (2) To approve the Plan of Asset Transfer attached as Exhibit A to the Proxy Statement dated December 2, 1996 (the "Proxy
         Statement") accompanying the Notice of Special Meeting.

   (3) To approve the proposed amendment to the Restated Articles of Incorporation described in the Proxy Statement.

   (4) In their discretion to vote upon such other matters as may properly come before the Annual Meeting.


IF YOUR PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, YOUR SHARES WILL BE VOTED "FOR" APPROVAL OF ALL PROPOSALS LISTED ABOVE.


                                              * * SIGN HERE * *


Dated:  __________________, 1996         _____________________________

PLEASE SIGN AND RETURN THIS PROXY        _____________________________
IMMEDIATELY IN THE ENCLOSED POSTAGE
PAID ENVELOPE.                           Please sign exactly as name
                                         appears hereon.  When
                                         signing as executor,
                                         trustee, etc., or as
                                         corporation officer, give
                                         full title as such.  For
                                         joint accounts, provide both
                                         signatures.